Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187828

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 17, 2013.

Preliminary Prospectus Supplement

To prospectus dated June 7, 2013

11,000,000 Shares

Rexnord Corporation

Common Stock

The selling stockholders identified in this prospectus supplement are offering 11,000,000 shares of Rexnord Corporation common stock. The selling stockholders have granted the underwriters a 30 day option to purchase up to an additional 1,650,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. We have agreed to pay all expenses of the selling stockholders relating to registering the shares, other than underwriting discounts and commissions. The selling stockholders identified in this prospectus supplement will pay underwriting discounts and commissions for the sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol “RXN.” On June 14, 2013, the last reported sale price of the common stock was $17.92 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 to read about certain risks you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to the selling stockholders (before expenses)	$	$

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2013.

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

BofA Merrill Lynch	Credit Suisse

Co-Managers

Baird	BMO Capital Markets Janney Montgomery Scott	Apollo Global Securities

Prospectus Supplement dated                     , 2013.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock by the selling stockholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

We and the selling stockholders have not authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We and the selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) (File No. 1-35475). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (414) 643-3739 or by mail at Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Certain information about our company may also be obtained from our website at www.rexnord.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-187828) under the Securities Act of 1933, as amended, with respect to this offering. This prospectus supplement and the

S-ii

accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus supplement and the accompanying prospectus summarize provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the risk factors and cautionary statements included in the prospectus and elsewhere in this prospectus supplement, or otherwise previously disclosed in the documents incorporated herein by reference, that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference attributable to us apply only as of the date of such documents and are expressly qualified in their entirety by the cautionary statements included in such documents. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option granted to the underwriters to purchase additional shares is not exercised. Our fiscal year is the year ending March 31 of the corresponding calendar year. For example, our fiscal year 2013, or fiscal 2013, means the period from April 1, 2012 to March 31, 2013.

Our Company

Rexnord is a growth-oriented, multi-platform industrial company with what it believes are leading market shares and highly trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification has allowed us to provide highly engineered, mission critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. Our Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, and PEX piping used primarily in non-residential construction end markets and engineered valves and gates for the water and wastewater treatment market.

On July 21, 2006, affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), George M. Sherman and certain members of management acquired RBS Global through the merger of an Apollo affiliate with and into RBS Global, and RBS Global became an indirect, wholly-owned subsidiary of Rexnord Corporation (the “Merger”). Rexnord Corporation was incorporated in Delaware in 2006.

Our Principal Stockholders

Our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P., which we collectively refer to herein as the “Apollo Funds” (unless the context otherwise indicates) and which beneficially own 62,554,045 shares or approximately 64% of our common stock. Apollo Management, L.P. is an affiliate of Apollo Global Management, LLC, a leading global alternative asset investment manager with offices in New York, Los Angeles, London, Houston, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of March 31, 2013, Apollo had assets under management of approximately $114 billion in its private equity, capital markets and real estate businesses.

Corporate Information

Our principal executive offices are located at 4701 West Greenfield Avenue, Milwaukee, WI 53214, and our telephone number is (414) 643-3739. The address of our website is www.rexnord.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in or connected to this internet address is included or incorporated by reference herein.

Recent Developments

On June 12, 2013, we announced that our Board of Directors had concluded its previously announced review of the Company’s strategic alternatives and determined that the best alternative to enhance long-term shareholder value is to execute the Company’s strategic plan as a stand-alone public company.

THE OFFERING

Issuer	Rexnord Corporation

Common stock offered by selling stockholders	11,000,000 shares

Common stock to be outstanding before and after the offering, as of June 14, 2013	97,294,259 shares

Underwriters’ option to purchase additional shares	The selling stockholders have granted the underwriters a 30 day option to purchase up to an additional 1,650,000 shares of common stock owned by them.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders, including pursuant to an exercise of the option to purchase additional shares.

Dividend Policy	We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness. See “Dividend Policy” in the accompanying prospectus.

NYSE symbol	“RXN.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus supplement and, in particular, the information under the heading “Risk Factors” beginning on page S-5, prior to purchasing the shares of common stock offered hereby.

Conflicts of Interest	Apollo Global Securities, LLC, which is one of the underwriters in this offering, is an affiliate of the Apollo Funds, which are our controlling stockholders and the selling stockholders in this offering. Since the Apollo Funds beneficially own more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under Rule 5121(f)(5)(B) of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares from the selling stockholders.

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical financial information. The historical statement of operations data for the fiscal years ended March 31, 2013, 2012 and 2011 and the historical balance sheet data as of March 31, 2013 and 2012 are derived from, and should be read in conjunction with, our audited financial statements and related notes appearing elsewhere in this prospectus supplement. The historical balance sheet data as of March 31, 2011 has been derived from our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, which has not been included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The information contained in this table should also be read in conjunction with “Capitalization” and “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus supplement and the accompanying prospectus.

	Year Ended March 31,
	2013 (1)	2012 (2)	2011
(in millions, except shares and per share data)
Statement of Operations:
Net Sales	$2,005.1	$1,944.2	$1,674.9
Cost of Sales	1,273.7	1,254.1	1,082.4

Gross Profit	731.4	690.1	592.5
Selling, General and Administrative Expenses	406.2	387.1	326.7
Zurn PEX Loss Contingency (3)	10.1	—	—
Restructuring and Other Similar Costs	8.6	6.8	—
Amortization of Intangible Assets	51.1	50.9	48.6

Income from Operations	255.4	245.3	217.2
Non-Operating Income (Expense):
Interest Expense, net	(153.3)	(176.2)	(180.8)
Loss on the Extinguishment of Debt	(24.0)	(10.7)	(100.8)
Loss on Divestiture (4)	—	(6.4)	—
Other (Expense) Income, net	(2.9)	(7.1)	1.1

Income (Loss) from Continuing Operations Before Income Taxes	75.2	44.9	(63.3)
Provision (Benefit) for Income Taxes	20.3	9.4	(10.2)

Net Income (Loss) from Continuing Operations	54.9	35.3	(53.1)
(Loss) Income from Discontinued Operations, net of Tax	(4.8)	(5.6)	1.8

Net Income (Loss)	$50.1	$29.9	$(51.3)

Net Income (Loss) per Share from Continuing Operations (5):
Basic	$0.57	$0.53	$(0.80)
Diluted	$0.55	$0.50	$(0.80)
Net (Loss) Income per Share from Discontinued Operations:
Basic	$(0.05)	$(0.08)	$0.03
Diluted	$(0.05)	$(0.08)	$0.03
Net Income (Loss) per Share:
Basic	$0.52	$0.45	$(0.77)
Diluted	$0.50	$0.42	$(0.77)
Weighted-Average Number of Shares Outstanding (in thousands)
Basic	95,972	66,751	66,757
Effect of Dilutive Stock Options	3,894	5,314	—

Diluted	99,866	72,065	66,757

	Year Ended March 31,
	2013 (1)	2012 (2)	2011
(in millions, except share and per share data)
Other Data:
Net Cash Provided by (Used for):
Operating Activities	$144.5	$139.3	$164.5
Investing Activities	(81.8)	(324.2)	(35.5)
Financing Activities	165.7	93.2	(6.9)
Depreciation and Amortization of Intangible Assets	112.4	114.0	105.9
Capital Expenditures	60.1	58.5	37.6
Balance Sheet Data:
Cash and Cash Equivalents	$524.1	$298.0	$391.0
Working Capital (6)	638.9	549.7	486.8
Total Assets	3,473.8	3,290.9	3,099.7
Total Debt (7)	2,131.6	2,423.7	2,314.1
Shareholders’ Equity (Deficit)	428.5	(80.8)	(88.2)

(1)	Consolidated financial data as of and for the year ended March 31, 2013 reflects the acquisition of Cline Acquisition Corporation (“Cline”) subsequent to December 13, 2012 and excludes the assets associated with a divestiture of an engineered chain business located in Shanghai, China on December 18, 2012. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of the acquisitions and the assets divested on the date of that divestiture.
(2)	Consolidated financial data as of and for the year ended March 31, 2012 reflects the acquisition of Autogard Holdings Limited and affiliates (“Autogard”) subsequent to April 2, 2011 and VAG Holdings GmbH and affiliates (“VAG”) subsequent to October 10, 2011 and excludes the assets associated with a divestiture of a German subsidiary on July 19, 2011. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of the acquisitions and the assets divested on the date of that divestiture.
(3)	In the year ended March 31, 2013, the Company recognized a $10.1 million incremental charge related to a legal settlement reached in connection with ongoing litigation associated with alleged failure or anticipated failure of Zurn brass fittings.
(4)	On July 19, 2011, the Company sold substantially all of the net assets of a non-material business based in Germany. The Company recorded a pre-tax loss on divestiture of approximately $6.4 million during fiscal 2012.
(5)	The Company’s initial public offering (“IPO”) closed on April 3, 2012. Therefore, the common stock issued in connection with the IPO is not included in the outstanding shares as of March 31, 2012 or any prior date.
(6)	Working capital represents total current assets less total current liabilities.
(7)	Total debt represents long-term debt plus the current portion of long-term debt.

In addition to net income (loss), we believe Adjusted EBITDA is an important measure under our senior secured credit facilities, as our ability to incur certain types of acquisition debt or subordinated debt, make certain types of acquisitions or asset exchanges, operate our business and make dividends or other distributions, all of which will impact our financial performance, is impacted by our Adjusted EBITDA, as our lenders measure our performance by comparing the ratio of our net senior secured bank debt to our Adjusted EBITDA. We reported Adjusted EBITDA of $405.0 million for the year ended March 31, 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance.”

RISK FACTORS

We have identified the following material risks to our business. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us, or those risks we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations. If any of these risks materialize, our business, financial condition, results of operations or cash flows could be materially and adversely affected.

Risks Relating to Our Business

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged company. As of March 31, 2013 we had $2,131.6 million of outstanding indebtedness. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. Furthermore, Apollo has no obligation to provide us with debt or equity financing and we therefore may be unable to generate sufficient cash to service all of our indebtedness. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under our senior secured credit facilities, the indenture governing our senior notes and our other indebtedness;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and so will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are and will continue to be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to further downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions or divestitures, introducing new technologies or exploiting business opportunities; and

•

it, along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, may limit our ability to borrow additional funds, make acquisitions or capital expenditures, dispose of assets or take certain of the actions mentioned above, any of which could restrict our operations and business plans.

Furthermore, a substantial portion of our indebtedness, including the senior secured credit facilities and borrowings outstanding under our accounts receivable securitization facility, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of March 31, 2013, we had $934.7 million of floating rate debt under the senior secured credit facilities, which is not hedged. A 100 basis point increase in the March 31, 2013 interest rates would increase interest expense under the senior secured credit facilities by approximately $1.9 million on an annual basis.

Also, we may still incur significantly more debt, which could intensify the risks described above. For more information, please see Note 11—Long-Term Debt to our consolidated financial statements included elsewhere in this prospectus supplement.

Weak and volatile economic and financial market conditions and market cycles have impacted our business operations and/or our customers and may adversely affect our results of operations and financial condition in the future.

Weak and volatile global economic and financial market conditions in recent years have affected our business operations and continuing weakness or a further downturn may adversely affect our future results of operations and financial condition. Economic conditions in the end-markets, businesses or geographic areas in which we sell our products could reduce demand for products and result in a decrease in sales volume for a prolonged period of time, which would have a negative impact on our future results of operations. Also, a weak recovery could prolong, or resume, the negative effects we have experienced in the past.

Our financial performance depends, in large part, on conditions in the markets that we serve in the U.S. and the global economy generally. Some of the industries we serve are highly cyclical, such as the aerospace, energy and industrial equipment industries. We have undertaken cost reduction programs as well as diversified our markets to mitigate the effect of downturns in economic conditions; however, such programs may be unsuccessful. Any sustained weakness in demand or downturn or uncertainty in the economy generally, such as the recent unprecedented volatility in the capital and credit markets, would materially reduce our net sales and profitability.

For example, sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates, credit standards and availability and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. A drop or weakness in consumer confidence, restrictions in the credit market or an increase in mortgage rates, credit standards or unemployment could delay the recovery of commercial and residential construction levels and have a material adverse effect on our business, financial condition, results of operations or cash flows. This may express itself in the form of substantial downward pressure on product pricing and our profit margins, thereby adversely affecting our financial results.

Additionally, many of our products are used in the energy, mining and cement and aggregates markets. With the recent increases and volatility in commodity prices, certain customers may defer or cancel anticipated projects or expansions until such time as these projects will be profitable based on the underlying cost of commodities compared to the cost of the project.

Volatility and disruption of financial markets, as in recent years, could limit the ability of our customers to obtain adequate financing to maintain operations and may cause them to terminate existing purchase orders, reduce the volume of products they purchase from us in the future or impact their ability to pay their receivables. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us.

Demand for our Water Management products depends on availability of financing.

Many customers who purchase our Water Management products depend on third-party financing. There have been significant disruptions in the availability of financing on reasonable terms. Fluctuations in prevailing interest rates affect the availability and cost of financing to our customers. Given these market conditions, some lenders and institutional investors have significantly reduced, and in some cases ceased to provide, funding to borrowers. The lack of availability or increased cost of credit could lead to decreased construction, which would result in a reduction in demand for our products and have a material adverse effect on our Water Management business, financial condition, results of operations or cash flows.

The markets in which we sell our products are highly competitive.

We operate in highly fragmented markets within the Process & Motion Control platform. As a result, we compete against numerous companies. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, and some of our competitors have greater financial and other resources than we do. Competition in our business lines is based on a number of considerations, including product performance, cost of transportation in the distribution of products, brand reputation, quality of client service and support, product availability and price. Additionally, some of our larger customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If we are not selected to become one of these preferred providers, we may lose access to certain sections of the markets in which we compete. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our distribution networks. We may also have to adjust the prices of some of our Process & Motion Control products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make these investments or that we will maintain our competitive position within each of the markets we serve.

Within the Water Management platform, we compete against both large international and national rivals, as well as many regional competitors. Some of our competitors have greater resources than we do. Significant competition in any of the markets in which the Water Management platform operates could result in substantial downward pressure on product pricing and our profit margins, thereby adversely affecting the Water Management financial results. Furthermore, we cannot provide assurance that we will be able to maintain or increase the current market share of our products successfully in the future.

The loss or financial instability of any significant customer could adversely affect our business, financial condition, results of operations or cash flows.

We have certain customers that are significant to our business. During fiscal 2013, our top 20 customers accounted for approximately 35.2% of our consolidated net sales, and our largest customer accounted for 7.9% of our consolidated net sales. Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of one or more of our major customers or deterioration in our relationship with any of them could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our contracted backlog is comprised of future orders for our products from a broad number of customers. Defaults by any of the customers that have placed significant orders with us could have a significant adverse effect on our net sales, profitability and cash flow. Our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons deriving from the general economic environment or circumstances affecting those customers in particular. If a customer defaults on its obligations to us, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. As of March 31, 2013, approximately 11% of our backlog was scheduled to ship beyond fiscal 2014.

Increases in the cost of our raw materials, in particular bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet steel and zinc, as well as petroleum products, or the loss of a substantial number of our suppliers, could adversely affect our business, financial condition, results of operations or cash flows.

We depend on third parties for the raw materials used in our manufacturing processes. We generally purchase our raw materials on the open market on a purchase order basis. These contracts generally have had one to five year terms and have contained competitive and benchmarking clauses intended to ensure competitive pricing. While we currently maintain alternative sources for raw materials, our business is subject to the risk of price fluctuations, delays in the delivery of and potential unavailability of our raw materials. Any such price fluctuations or delays, if material, could harm our profitability or operations. In addition, the loss of a substantial number of suppliers could result in material cost increases or reduce our production capacity.

In addition, prices for petroleum products and other carbon-based fuel products have also significantly increased recently. These price increases, and consequent increases in the cost of electricity and for products for which petroleum-based products are components or used in part of the process of manufacture, may substantially increase our costs for transportation, fuel, component parts and manufacturing. We may not be able to recoup the costs of these increases by adjusting our prices.

We do not typically enter into hedge transactions to reduce our exposure to price risks and cannot assure you that we would be successful in passing on any attendant costs if these risks were to materialize. In addition, if we are unable to continue to purchase our required quantities of raw materials on commercially reasonable terms, or at all, or if we are unable to maintain or enter into our purchasing contracts for our larger commodities, our business operations could be disrupted and our profitability could be impacted in a material adverse manner.

We rely on independent distributors. Termination of one or more of our relationships with any of those independent distributors or an increase in the distributors’ sales of our competitors’ products could have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to our own direct sales force, we depend on the services of independent distributors to sell our Process & Motion Control products and provide service and aftermarket support to our OEMs and end users. We rely on an extensive distribution network, with nearly 2,600 distributor locations nationwide; however, for fiscal 2013, approximately 22% of our Process & Motion Control net sales were generated through sales to three of our key independent distributors, the largest of which accounted for 13% of Process & Motion Control net sales. Rather than serving as passive conduits for delivery of product, our industrial distributors are active participants in the overall competitive dynamic in the Process & Motion Control industry. Industrial distributors play a significant role in determining which of our Process & Motion Control products are stocked at the branch locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business also offer competitors’ products and services to our customers. Within Water Management, we depend on a network of several hundred independent sales representatives and approximately 90 third-party warehouses to distribute our products; however, for fiscal 2013, our three key independent distributors generated approximately 28% of our Water Management net sales with the largest accounting for 15% of Water Management net sales.

Our Process & Motion Control and Water Management distributorship sales are made on terms that we believe are consistent with customary standards in our industry. Our agreements with our distributors are generally non-exclusive and do not require minimum volumes of purchases by the distributors, with prices based on expected margins and all sales subject to credit approval; they generally contain a limited warranty against material and workmanship defects and provide for a freight allowance when minimum quantities are met. In addition, certain key distributors are on rebate programs, including our top three Water Management distributors.

The loss of one of our key distributors or of a substantial number of our other distributors or an increase in the distributors’ sales of our competitors’ products to our customers could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Apollo controls us and its interests may conflict with or differ from your interests as a stockholder.

Apollo and its affiliates will beneficially own approximately 53.0% of our common stock following this offering, or approximately 51.3% of our common stock if the underwriters exercise in full their option to purchase additional shares. As long as Apollo controls shares representing at least a majority of the total voting power of our outstanding stock, Apollo will be able to unilaterally determine the outcome of most stockholder votes, and other stockholders will not be able to affect the outcome of any such votes. In addition, representatives of Apollo comprise 4 of our 9 directors and the consent of a majority of the voting directors designated by Apollo is required under our bylaws in connection with certain important corporate actions. As a result of that representation and various bylaw provisions, Apollo has the ability to prevent or initiate and approve any transaction that requires the approval of our board of directors (or of the directors designated by Apollo) or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets.

The interests of Apollo could conflict with or differ from the interests of our other holders of our common stock. For example, the concentration of ownership held by Apollo could delay, defer, cause or prevent a change of control of us or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. Apollo is in the business of making or advising on investments in companies and holds, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which Apollo or any of its members, directors, employees or other affiliates (the “Apollo Group”) participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented to an Apollo Group member solely in such person’s capacity as a member of our board of directors and with respect to which no other member of the Apollo Group independently receives notice or otherwise identifies such business opportunity prior to us becoming aware of it, or if the business opportunity is initially identified by the Apollo Group solely through the disclosure of information by or on behalf of us.

So long as Apollo continues to beneficially own a significant amount of our equity, even if such amount is less than 50%, it may continue to be able to strongly influence or effectively control our decisions. For example, our bylaws will require the approval of a majority of the directors nominated by Apollo voting on the matter for certain important matters, including mergers and acquisitions, issuances of equity and the incurrence of debt, so long as Apollo beneficially owns at least 33 1/3% of our outstanding common stock.

Our organizational documents and the provisions of a nominating agreement with Apollo may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

Provisions of our certificate of incorporation and bylaws and a nominating agreement with Apollo may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors, including in some cases the approval of a majority of the directors nominated by Apollo. These provisions include:

•	having a classified board of directors;

•	establishing limitations on the removal of directors;

•	prohibiting cumulative voting in the election of directors;

•

empowering only the board to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise, and requiring that, as long as Apollo continues to beneficially own at least 33 1/3% of our common stock, any vacancy resulting from the death, removal or resignation of an Apollo designee be filled by a majority of the remaining directors nominated by Apollo;

•

as long as Apollo continues to beneficially own more than 50.1% of our common stock, granting Apollo the right to increase the size of our board of directors and to fill the resulting vacancies at any time;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	prohibiting stockholders from acting by written consent or calling a special meeting if less than 50.1% of our outstanding common stock is beneficially owned by Apollo;

•

requiring the approval of a majority of the directors nominated by Apollo voting on the matter to approve certain business combinations and certain other significant matters so long as Apollo beneficially owns at least 33 1/3% of our common stock; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change in control of us. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our bylaws and a nominating agreement with Apollo also require the approval of a majority of directors nominated by Apollo voting on the matter for certain important matters, including mergers and acquisitions, issuances of equity and the incurrence of debt, as long as Apollo beneficially owns at least 33 1/3% of our outstanding common stock. In addition, as long as Apollo beneficially owns a majority of our outstanding common stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and certain corporate transactions. Together, these charter, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by Apollo and its rights to nominate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We are subject to risks associated with changing technology and manufacturing techniques, and business continuity, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers’ needs in the industries we serve. Our products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business could be at risk. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including product quality, price competitiveness, technical and manufacturing expertise, development and product design capability, new product innovation, reliability and timeliness of delivery, operational flexibility, customer service and overall management. Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to these criteria. We cannot assure you that we will be able to address technological advances or introduce new products that may be necessary to remain competitive within our businesses. We cannot assure you that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage. Furthermore, we may be subject to business continuity risk in the event of an unexpected loss of a material facility or operation. We cannot assure you that we can adequately protect against such a loss.

If we lose or are unable to retain certain key associates or management personnel, our business may be adversely affected.

Our success depends on our ability to recruit, retain, train and motivate highly-skilled management, sales, marketing and engineering personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel, or to effectively implement successions to existing personnel. If we fail to retain and recruit the necessary personnel or arrange for successors to key personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could materially suffer. In addition, we cannot assure you that these individuals will continue their employment with us. If any of these key personnel were to leave our company, it could be difficult to replace them, and our business could be materially harmed.

We may incur significant costs for environmental compliance and/or to address liabilities under environmental laws and regulations.

Our operations and facilities worldwide are subject to extensive laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by us to comply with applicable requirements or the permits required for our operations could result in civil or criminal fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Some environmental laws and regulations impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties (“PRPs”) for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. On occasion we are involved in such investigations and/or cleanup, and also have been or could be named as a PRP in environmental matters.

The discovery of additional contamination, including at acquired facilities, the imposition of more stringent environmental, health and safety laws and regulations, including cleanup requirements, disputes with our insurers or the insolvency of other responsible parties could require us to incur significant capital expenditures or operating costs in excess of our current reserves. Future investigations we undertake may lead to discoveries of contamination that must be remediated, and decisions to close facilities may trigger remediation requirements that are not currently applicable. We may also face liability for alleged personal injury or property damage due to exposure to hazardous substances used or disposed of by us, contained within our current or former products, or present in the soil or groundwater at our current or former facilities. We could incur significant costs in connection with such liabilities. See Note 19—Commitments and Contingencies in our audited financial statements included elsewhere in this prospectus supplement.

Certain subsidiaries are subject to numerous asbestos claims, which could adversely affect our business, financial condition, results of operations or cash flows.

Certain subsidiaries are co-defendants in various lawsuits filed in a number of jurisdictions throughout the U.S. alleging personal injury as a result of exposure to asbestos that was used in certain components of our products. The uncertainties of litigation and the uncertainties related to the collection of insurance and indemnification coverage make it difficult to accurately predict the ultimate financial effect of these claims. In the event our insurance or indemnification coverage becomes insufficient to cover our potential financial exposure, or the actual number or value of asbestos-related claims differs materially from our existing estimates, we could incur material costs that could have a material adverse effect on our business, financial condition, results of operations or cash flows. See Note 19—Commitments and Contingencies in our audited financial statements included elsewhere in this prospectus supplement.

Weather could adversely affect the demand for products in our Water Management platform and decrease its net sales.

Demand for our Water Management products is primarily driven by commercial construction activity, remodeling and retro-fit opportunities, and to a lesser extent, new home starts as well as water and wastewater infrastructure expansion for municipal, industrial and hydropower applications. Weather is an important variable affecting financial performance as it significantly impacts construction activity. Spring and summer months in the U.S. and Europe represent the main construction seasons. Adverse weather conditions, such as prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt construction and remodeling activity, which could have a negative effect on our business. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our Water Management net sales and earnings during the winter months. In addition, a prolonged winter season can delay construction and remodeling plans and hamper the typical seasonal increase in net sales and earnings during the spring months.

Our international operations are subject to uncertainties, which could adversely affect our business, financial condition, results of operations or cash flows.

Our business is subject to certain risks associated with doing business internationally. Approximately 33% of our total net sales in fiscal 2013 originated outside of the U.S. The portion of our net sales and operations that is outside of the U.S. has increased in recent years, and may further increase as a result of internal growth and/or acquisition activity. Accordingly, our future results could be harmed by a variety of factors relating to international operations, including:

•	fluctuations in currency exchange rates, particularly fluctuations in the Euro against the U.S. dollar;

•	exchange controls;

•	compliance with export controls and trade compliance regulations;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	changes in tax laws;

•	interest rates;

•	changes in regulatory requirements;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	exposure to liabilities under anti-corruption laws in various countries, including the U.S. Foreign Corrupt Practices Act.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could have a material adverse effect on our international operations and, consequently, our business, financial condition, results of operations or cash flows.

We may be unable to identify potential acquisition candidates, or to realize the intended benefits of future or past acquisitions.

We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be successfully received by customers or achieve their intended benefits.

Acquisitions are often undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot assure you that we will be successful in this regard nor can we provide any assurance that we will be able to realize all of the intended benefits from our prior acquisitions. We have encountered, and may encounter, various risks in acquiring other companies including the possible inability to integrate an acquired business into our operations, potential failure to realize anticipated benefits, diversion of management’s attention, issues in customer transitions, potential inadequacies of indemnities and other contractual remedies and unanticipated problems, risks or liabilities, including environmental, some or all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may be unable to make necessary capital expenditures.

We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our products’ processes. As we grow our businesses, we may have to incur significant capital expenditures. We believe that we will be able to fund these expenditures through cash flow from operations and borrowings under our senior secured credit facilities. However, our senior secured credit facilities and the indenture governing our senior notes contain limitations that could affect our ability to fund our future capital expenditures and other capital requirements. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product line may become dated, our productivity may be decreased and the quality of our products may be adversely affected, which, in turn, could materially reduce our net sales and profitability.

Our debt agreements impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our senior secured credit facilities and the indenture governing our senior notes contain various covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

The indenture governing our senior notes contain covenants that restrict our ability to take certain actions, such as incurring additional debt, if we are unable to meet defined specified financial ratios. As of March 31, 2013, our senior secured bank leverage ratio was 1.09x. Failure to comply with the leverage covenant of the senior secured credit facilities can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. A breach of any of these covenants could result in a default under our debt agreements. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included elsewhere in this prospectus supplement.

The restrictions contained in the agreements that govern the terms of our debt could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans;

•

adversely affect our ability to finance our operations, to enter into strategic acquisitions, to fund investments or other capital needs or to engage in other business activities that would be in our interest; and

•	limit our access to the cash generated by our subsidiaries.

Upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure the senior secured credit facilities on a first-priority lien basis. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, we may not have sufficient assets to repay our senior notes upon acceleration. For a more detailed description of the limitations on our ability to incur additional indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included elsewhere in this prospectus supplement.

We rely on intellectual property that may be misappropriated or otherwise successfully challenged.

We attempt to protect our intellectual property through a combination of patent, trademark, copyright and trade secret protection, as well as third-party nondisclosure and assignment agreements. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved and maintained or that our competitors will not infringe or successfully challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, in the ordinary course of our operations, from time to time we pursue and are pursued in potential litigation relating to the protection of certain intellectual property rights, including some of our more profitable products, such as FlatTop™ chain. An adverse ruling in any such litigation could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could face potential product liability claims relating to products we manufacture or distribute.

We may be subject to additional product liability claims in the event that the use of our products, or the exposure to our products or their raw materials, is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage but we cannot assure you that we will be able to obtain such insurance on commercially reasonable terms in the future, if at all, or that any such insurance will provide adequate coverage against claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, our business depends on the strong brand reputation we have developed. In the event that this reputation is damaged as a result of a product liability claim, we may face difficulty in maintaining our pricing positions and market share with respect to some of our products, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. See Note 19—Commitments and Contingencies included in our audited financial statements elsewhere in this prospectus supplement.

We, our customers and our shippers have unionized employees who may stage work stoppages which could seriously impact the profitability of our business.

As of March 31, 2013, we had approximately 7,300 employees, of whom approximately 4,400 were employed in the U.S. Approximately 500 of our U.S. employees are represented by labor unions. Additionally, approximately 1,800 of our employees reside in Europe, where trade union membership is common. Although we believe that our relations with our employees are currently strong, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Such negative effects could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, if a greater percentage of our workforce becomes unionized, our business and financial results could be affected in a material adverse manner. Further, many of our direct and indirect customers and their suppliers, and organizations responsible for shipping our products, have unionized workforces and their businesses may be impacted by strikes, work stoppages or slowdowns, any of which, in turn, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could incur substantial business interruptions as the result of updating our Enterprise Resource Planning (“ERP”) systems.

Utilizing a phased approach, we are updating our ERP systems across both our Process & Motion Control and Water Management platforms. If these updates are unsuccessful, we could incur substantial business interruptions, including the inability to perform routine business transactions, which could have a material adverse effect on our financial performance. Further, these updates may not result in the benefits we intend or be implemented on a timely basis.

Our required cash contributions to our pension plans may increase further and we could experience a material change in the funded status of our defined benefit pension plans and the amount recorded in our consolidated balance sheets related to those plans. Additionally, our pension costs could increase in future years.

The funded status of the defined benefit pension plans depends on such factors as asset returns, market interest rates, legislative changes and funding regulations. If the returns on the assets of any of our plans were to decline in future periods, if market interest rates were to decline, if the Pension Benefit Guaranty Corporation (“PBGC”) were to require additional contributions to any such plans as a result of acquisitions or if other actuarial assumptions were to be modified, our future required cash contributions and pension costs to such plans could increase. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows.

The need to make contributions, which may be substantial, to such plans may reduce the cash available to meet our other obligations, including our debt obligations with respect to our senior secured credit facilities and our senior notes or to meet the needs of our business. In addition, the PBGC may terminate our U.S. defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that the risk may increase unreasonably if such plans continue. In the event a U.S. defined benefit pension plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger obligation than that based on the assumptions we have used to fund such plan), and the PBGC could place a lien on material amounts of our assets.

The cost to provide employee healthcare insurance and/or benefits could increase in the future.

The Affordable Care Act (the “ACA”), which was adopted in 2010 and is being phased in over several years, significantly affects the provision of both healthcare services and benefits in the U.S. It is possible that the ACA will negatively affect our cost of providing health insurance and/or benefits, and may also impact various other aspects of our business. While the ACA did not have a material impact on the Company in fiscal 2013, management is continuing to assess the future impact that the ACA could have on the our healthcare benefit costs.

Our goodwill and intangible assets are valued at an amount that is high relative to our total assets, and a write-off of all or a portion of our recorded amounts would negatively affect our operating results and financial condition.

As of March 31, 2013, goodwill and intangible assets totaled $1,118.4 million and $613.5 million, respectively. These assets result from our acquisitions, representing the excess of cost over the fair value of the tangible net assets we have acquired. We assess at least annually whether there has been an impairment in the value of our goodwill and indefinite lived intangible assets. If future operating performance at one or more of our business units were to fall significantly below forecast levels, if interest rates rise or there are other macroeconomic factors that affect the value of these units, we could incur a non-cash charge to operating earnings. Any determination requiring the write-off of a significant portion of goodwill or intangible assets would negatively affect our results of operations and financial condition, particularly in the period in which we take any related charges.

Our historical financial data is not comparable to our current financial condition and results of operations because of our use of purchase accounting in connection with various acquisitions.

It may be difficult for you to compare both our historical and future results. Our acquisitions were accounted for utilizing the purchase method of accounting, which resulted in a new valuation for the assets and liabilities to their fair values. This new basis of accounting began on the date of the consummation of each transaction. Also, until our purchase price allocations are finalized for an acquisition (generally less than one year after the acquisition date), our allocation of the excess purchase price over the book value of the net assets acquired is considered preliminary and subject to future adjustment.

Despite our substantial indebtedness, we may still be able to incur significantly more indebtedness, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The terms of the indenture governing our senior notes and our senior secured credit facilities contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness, if any, incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. Additional leverage could have a material adverse effect on our business, financial condition, results of operations or cash flows and could increase the risks described in “Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments,” and “Our debt agreements impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.”

The costs and requirements of being a public company may strain our resources and distract management.

As a company with publicly-traded equity securities, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and increasingly stringent laws, regulation and other requirements, including those created by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). These laws affect, among other areas, our accounting, internal controls, corporate governance practices, securities disclosures and reporting. The Dodd-Frank Act, effects comprehensive changes to public company governance and disclosures in the United States and will subject us to additional federal regulation, which has not yet been finalized and or fully implemented. For example, as required by the Dodd-Frank Act, the SEC recently adopted disclosure requirements related to the use of specified minerals (“conflict minerals”) that are necessary to the functionality or production of products manufactured, or contracted to be manufactured by publicly-held companies. In addition, the Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control for financial reporting.

These requirements increase our costs, may place a strain on our systems and resources, and may divert management’s attention from other business concerns. Further, our failure to comply with any of the above requirements could materially affect our business, financial condition, results of operations or cash flows.

Risks Related to this Offering

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

There are 97,294,259 shares of our common stock outstanding as of June 14, 2013. All of the outstanding shares of our common stock are eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject in certain cases to volume limitations and applicable holding period requirements.

As of March 31, 2013, we had options for an aggregate of 15.3 million shares of our common stock either outstanding or authorized for future issuance pursuant to Roll-Over Options issued in connection with the Merger, under our former 2006 Stock Option Plan or under our 2012 Performance Incentive Plan; issuances of these shares are registered on Registration Statements on Form S-8. Accordingly, shares of our common stock registered under such registration statements will be available for sale in the open market upon exercise by the holders of such options, subject to vesting restrictions and Rule 144 limitations applicable to our affiliates.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the selling stockholders, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ business;

•	the public’s reaction to our press releases, developments related to the review of strategic alternatives, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock or industry;

•

market and industry perception of our success, or lack thereof, in pursuing our growth strategy or other business strategies, including the results of the recently announced evaluation of strategic alternatives;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental laws and regulation (or interpretation or enforcement thereof);

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•	changes in our capital structure;

•	sales of common stock by us, the Apollo Funds or their affiliated funds, the other selling stockholder or members of our management team; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

We currently have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We currently have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. The terms governing our outstanding debt also include limitations on the ability of our subsidiaries to pay dividends to us. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

The Apollo Funds currently control a majority of our voting common stock and will continue to control a majority of our voting common stock following this offering. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that we have a majority of independent directors on our board of directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

As a result, we do not have a majority of independent directors nor do our nominating and corporate governance and compensation committees consist entirely of independent directors and we are not required to have an annual performance evaluation of the nominating and corporate governance and compensation committees. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders in this offering or the sale of the shares by the selling stockholders upon the exercise by the underwriters of their option to purchase additional shares.

MARKET PRICE FOR COMMON STOCK

Our common stock has been traded on the NYSE under the symbol “RXN” since March 29, 2012. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the indicated period the high and low sales prices per share for our common stock on the NYSE.

	High	Low
Fiscal 2012
Fourth Quarter (from March 29, 2012)	$21.50	$19.00
Fiscal 2013
First Quarter	$22.83	$18.92
Second Quarter	21.58	14.87
Third Quarter	21.90	16.38
Fourth Quarter	22.45	19.20
Fiscal 2014
First Quarter (through June 14, 2013)	$21.21	$17.03

As of June 14, 2013, there were 97,294,259 shares of our common stock outstanding held by 16 holders of record. We believe the number of beneficial owners of our common stock exceeds 500.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2013 on an actual basis.

You should read this table in conjunction with our consolidated financial statements for the fiscal year ended March 31, 2013, including the notes thereto, appearing elsewhere in this prospectus supplement.

As of March 31, 2013
(in millions, except share amounts)
Cash and cash equivalents	$524.1

Debt:
Term Loans due 2018 (1)	$934.7
8.50% Senior Notes due 2018	1,145.0
8.875% Senior Notes due 2016	2.0
Other (2)	49.9

Total debt, including current maturities	2,131.6
Stockholders’ Equity (Deficit):
Common Stock, $0.01 Par Value; 200,000,000 Shares Authorized; 98,108,438 Shares Issued	1.0
Additional Paid-In Capital	784.0
Retained Deficit	(311.5)
Accumulated Other Comprehensive Loss	(38.7)
Treasury Stock at Cost (900,904 Shares)	(6.3)

Total Stockholders’ Equity	428.5

Total capitalization	$2,560.1

(1)	Includes an unamortized original issue discount of $3.5 million at March 31, 2013. On April 24, 2013, the Company made a $150.0 million prepayment of the term loan facility, thereby reducing the outstanding principal amount of such facility to $788.2 million.
(2)	Includes financing related to the Company’s participation in the New Market Tax Credit incentive program of $37.4 million as of March 31, 2013.

SELECTED FINANCIAL INFORMATION

The selected financial information as of March 31, 2013 and 2012 and for our fiscal years ended March 31, 2013, 2012 and 2011 has been derived from our consolidated financial statements and related notes thereto, which have been audited by Ernst & Young LLP, an independent registered public accounting firm, and are included elsewhere in this prospectus supplement. The financial information for the years ended March 31, 2010 and 2009 has also been derived from financial statements audited by Ernst & Young LLP. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement.

	Year Ended March 31,
	2013 (1)	2012 (2)	2011	2010	2009 (3)
(in millions, except shares and per share data)
Statement of Operations:
Net Sales	$2,005.1	$1,944.2	$1,674.9	$1,489.3	$1,861.4
Cost of Sales	1,273.7	1,254.1	1,082.4	977.6	1,271.1

Gross Profit	731.4	690.1	592.5	511.7	590.3
Selling, General and Administrative Expenses	406.2	387.1	326.7	295.3	465.3
Zurn PEX Loss Contingency (4)	10.1	—	—	—	—
Intangible Impairment Charges	—	—	—	—	422.0
Restructuring and Other Similar Costs	8.6	6.8	—	6.6	24.0
Amortization of Intangible Assets	51.1	50.9	48.6	49.7	48.9

Income (Loss) from Operations	255.4	245.3	217.2	160.1	(369.9)
Non-Operating Income (Expense):
Interest Expense, net	(153.3)	(176.2)	(180.8)	(194.2)	(230.4)
(Loss) Gain on the Extinguishment of Debt	(24.0)	(10.7)	(100.8)	167.8	103.7
Loss on Divestiture (5)	—	(6.4)	—	—	—
Other (Expense) Income, net	(2.9)	(7.1)	1.1	(16.4)	(3.0)

Income (Loss) from Continuing Operations Before Income Taxes	75.2	44.9	(63.3)	117.3	(499.6)
Provision (Benefit) for Income Taxes	20.3	9.4	(10.2)	30.3	(71.8)

Net Income (Loss) from Continuing Operations	54.9	35.3	(53.1)	87.0	(427.8)
(Loss) Income from Discontinued Operations, net of Tax	(4.8)	(5.6)	1.8	1.1	(1.2)

Net Income (Loss)	$50.1	$29.9	$(51.3)	$88.1	$(429.0)

Net Income (Loss) per Share from Continuing Operations:
Basic	$0.57	$0.53	$(0.80)	$1.30	$(6.41)
Diluted	$0.55	$0.50	$(0.80)	$1.25	$(6.41)
Net (Loss) Income per Share from Discontinued Operations (6):
Basic	$(0.05)	$(0.08)	$0.03	$0.02	$(0.02)
Diluted	$(0.05)	$(0.08)	$0.03	$0.02	$(0.02)
Net Income (Loss) per Share:
Basic	$0.52	$0.45	$(0.77)	$1.32	$(6.43)
Diluted	$0.50	$0.42	$(0.77)	$1.27	$(6.43)
Weighted-Average Number of Shares Outstanding (in thousands)
Basic	95,972	66,751	66,757	66,757	66,728
Effect of Dilutive Stock Options	3,894	5,314	—	2,410	—

Diluted	99,866	72,065	66,757	69,163	66,728

Other Data:
Net Cash Provided by (Used for):
Operating Activities	$144.5	$139.3	$164.5	$155.5	$155.0
Investing Activities	(81.8)	(324.2)	(35.5)	(22.0)	(54.5)
Financing Activities	165.7	93.2	(6.9)	(161.5)	36.6
Depreciation and Amortization of Intangible Assets	112.4	114.0	105.9	109.1	108.0
Capital Expenditures	60.1	58.5	37.6	22.0	39.1
Balance Sheet Data:
Cash and Cash Equivalents	$524.1	$298.0	$391.0	$263.9	$287.9
Working Capital (7)	638.9	549.7	486.8	484.6	558.1
Total Assets	3,473.8	3,290.9	3,099.7	3,016.5	3,218.8
Total Debt (8)	2,131.6	2,423.7	2,314.1	2,215.5	2,526.1
Shareholders’ Equity (Deficit)	428.5	(80.8)	(88.2)	(57.5)	(177.8)

(1)	Consolidated financial data as of and for the year ended March 31, 2013 reflects the acquisition of Cline subsequent to December 13, 2012 and excludes the assets associated with a divestiture of an engineered chain business located in Shanghai, China on December 18, 2012. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of the acquisitions and the assets divested on the date of that divestiture.
(2)	Consolidated financial data as of and for the year ended March 31, 2012 reflects the acquisition of Autogard subsequent to April 2, 2011 and VAG subsequent to October 10, 2011 and excludes the assets associated with a divestiture of a German subsidiary on July 19, 2011. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of the acquisitions and the assets divested on the date of that divestiture.
(3)	Consolidated financial data as of and for the year ended March 31, 2009 reflects the fair value of the assets acquired and liabilities assumed in connection with the Fontaine acquisition on February 27, 2009. As a result, the comparability of the operating results for the periods presented is affected by the revaluation of the assets acquired and liabilities assumed on the date of the Fontaine acquisition.
(4)	In the year ended March 31, 2013, the Company recognized a $10.1 million incremental charge related to a legal settlement reached in connection with ongoing litigation associated with alleged failure or anticipated failure of Zurn brass fittings.
(5)	On July 19, 2011, the Company sold substantially all of the net assets of a non-material business based in Germany. The Company recorded a pre-tax loss on divestiture of approximately $6.4 million during fiscal 2012.
(6)	The Company’s IPO closed on April 3, 2012. Therefore, the common stock issued in connection with the IPO is not included in the outstanding shares as of March 31, 2012 or any prior date.
(7)	Working capital represents total current assets less total current liabilities.
(8)	Total debt represents long-term debt plus the current portion of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition covers periods prior to the acquisition of Autogard Holdings Limited and affiliates (“Autogard”), VAG Holdings GmbH and affiliates (“VAG”), and Cline Acquisition Corporation (“Cline”), and the divestiture of a non-material, underperforming business (the “divestiture”). Our financial performance includes Autogard subsequent to April 2, 2011, VAG subsequent to October 10, 2011, Cline subsequent to December 13, 2012, and excludes the divestiture subsequent to July 19, 2011. Accordingly, the discussion and analysis does not reflect the impact of the Autogard, VAG, and Cline transactions or the divestiture prior to their respective dates. On December 18, 2012 the Company divested of a non-core, engineered chain business located in Shanghai, China and has presented the results of this divested operation as discontinued operations. Prior year financial statements have been reclassified in accordance with ASC 205-20, Discontinued Operations. You should read the following discussion of our financial condition and results of operations together with “Selected Financial Information” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement. Our fiscal year is the year ending March 31 of the corresponding calendar year. For example, our fiscal year 2013, or fiscal 2013, means the period from April 1, 2012 to March 31, 2013.

This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement. Actual results may differ materially from those contained in any forward-looking statements. See also “Cautionary Notice Regarding Forward-Looking Statements” found in this prospectus supplement and the accompanying prospectus.

The information contained in this section is provided as a supplement to the audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement to help provide an understanding of our financial condition, changes in our financial condition and results of our operations. This section is organized as follows:

Company Overview. This section provides a general description of our business.

Restructuring and Other Similar Costs. This section provides a description of the restructuring actions we executed to reduce operating costs and improve profitability.

Financial Statement Presentation. This section provides a brief description of certain items and accounting policies that appear in our financial statements and general factors that impact these items.

Critical Accounting Estimates. This section discusses the accounting policies and estimates that we consider to be important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application.

Results of Operations. This section provides an analysis of our results of operations for our fiscal years ended March 31, 2013 and 2012 in each case as compared to the prior period’s performance.

Non-GAAP Financial Measures. This section provides an explanation of certain Non-GAAP financial measures we use.

Covenant Compliance. This section provides a description of certain restrictive covenants with which our senior secured credit facilities require us to comply.

Liquidity and Capital Resources. This section provides an analysis of our cash flows for our fiscal years ended March 31, 2013, 2012 and 2011, as well as a discussion of our indebtedness and its potential effects on our liquidity.

Tabular Disclosure of Contractual Obligations. This section provides a discussion of our commitments as of March 31, 2013.

Quantitative and Qualitative Disclosures about Market Risk. This section discusses our exposure to potential losses arising from adverse changes in interest rates and commodity prices.

Company Overview

We believe we are a growth-oriented, multi-platform industrial company with what we believe are leading market shares and highly trusted brands that serve a diverse array of global end-markets. Our heritage of innovation and specification has allowed us to provide highly engineered, mission critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. We operate our company in a disciplined way and the Rexnord Business System (“RBS”) is our operating philosophy. Grounded in the spirit of continuous improvement, RBS creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance throughout all aspects of our business.

Restructuring and Other Similar Costs

During fiscal 2013, we continued to execute various restructuring actions initiated in the prior fiscal year. These restructuring actions were implemented to reduce operating costs while also modifying our footprint to reflect changes in the markets we serve and the impact of acquisitions on our overall manufacturing capacity. The restructuring actions primarily resulted in workforce reductions and lease terminations. We recorded restructuring charges of $8.6 million during fiscal 2013.

We recorded restructuring charges of $6.8 million for the year ended March 31, 2012, primarily consisting of severance costs related to workforce reductions and the consolidation of certain North American water and waste water treatment facilities. We did not record any restructuring charges during the fiscal year ended March 31, 2011.

Financial Statement Presentation

The following paragraphs provide a brief description of certain items and accounting policies that appear in our financial statements and general factors that impact these items.

Net Sales. Net sales represent gross sales less deductions taken for sales returns and allowances and incentive rebate programs.

Cost of Sales. Cost of sales includes all costs of manufacturing required to bring a product to a ready for sale condition. Such costs include direct and indirect materials, direct and indirect labor costs, including fringe benefits, supplies, utilities, depreciation, insurance, pension and postretirement benefits, information technology costs and other manufacturing related costs.

The largest component of our cost of sales is cost of materials, which represented approximately 36% of net sales in fiscal 2013. The principal materials used in our Process & Motion Control manufacturing processes are commodities that are available from numerous sources and include sheet, plate and bar steel, castings, forgings, high-performance engineered plastics and a wide variety of other components. Within Water Management, we purchase a broad range of materials and components throughout the world in connection with our manufacturing activities. Major raw materials and components include bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet plastic and zinc. We have a strategic sourcing program to significantly reduce the number of direct and indirect suppliers we use and to lower the cost of purchased materials. The next largest component of our cost of sales is direct and indirect labor, which represented approximately 15% of net sales in fiscal 2013.

Selling, General and Administrative Expenses. Selling, general and administrative expenses primarily includes sales and marketing, finance and administration, engineering and technical services and distribution. Our major cost elements include salary and wages, fringe benefits, pension and postretirement benefits, insurance, depreciation, advertising, travel and information technology costs.

Critical Accounting Estimates

The methods, estimates and judgments we use in applying our critical accounting policies have a significant impact on the results we report in our consolidated financial statements. We evaluate our estimates and judgments on an on-going basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

We believe the following accounting policies are the most critical to us in that they are important to our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our consolidated financial statements.

Revenue recognition. Net sales are recorded upon transfer of title and risk of product loss to the customer. Net sales relating to any particular shipment are based upon the amount invoiced for the delivered goods less estimated future rebate payments and sales returns which are based upon historical experience. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. The value of returned goods during the years ended March 31, 2013, 2012 and 2011 was approximately 1.0% or less of net sales. Other than a standard product warranty, there are no other significant post-shipment obligations.

Receivables. Receivables are stated net of allowances for doubtful accounts of $7.7 million at March 31, 2013 and $6.2 million at March 31, 2012. On a regular basis, we evaluate our receivables and establish the allowance for doubtful accounts based on a combination of specific customer circumstances and historical write-off experience. Credit is extended to customers based upon an evaluation of their financial position. Generally, advance payment is not required. Credit losses are provided for in the consolidated financial statements and consistently have been within management’s expectations.

Inventory. Inventories are stated at the lower of cost or market. Market is determined based on estimated net realizable values. Approximately 50% and 60% of the Company’s total inventories as of March 31, 2013 and 2012, respectively, were valued using the “last-in, first-out” (LIFO) method. All remaining inventories are valued using the “first-in, first-out” (FIFO) method. The valuation of inventories includes material, labor and overhead and requires management to determine the amount of manufacturing variances to capitalize into inventories. We capitalize material, labor and overhead variances into inventories based upon estimates of key drivers, which generally include raw material purchases (for material variances), standard labor (for labor variances) and calculations of inventory turnover (for overhead variances).

In some cases we have determined a certain portion of our inventories are excess or obsolete. In those cases, we write down the value of those inventories to their net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The total write-down of inventories charged to expense was $4.9 million, $2.6 million and $3.9 million, during fiscal 2013, 2012 and 2011, respectively.

Impairment of intangible assets and tangible fixed assets. Our intangible assets and tangible fixed assets are held at historical cost, net of depreciation and amortization, less any provision for impairment.

Intangible assets are amortized over the shorter of their legal life or estimated useful life as follows:

Trademarks and tradenames	No amortization (indefinite life)
Patents	2 to 15 years
Customer relationships	1 to 15 years

Tangible fixed assets are depreciated to their residual values on a straight-line basis over their estimated useful lives as follows:

Land	No depreciation
Buildings and improvements	10 to 30 years
Machinery and equipment	5 to 10 years
Computer hardware and software	3 to 5 years

An impairment review of specifically identifiable amortizable intangible or tangible fixed assets is performed if an indicator of impairment, such as an operating loss or cash outflow from operating activities or a significant adverse change in the business or market place, exists. Estimates of future cash flows used to test the asset for impairment are based on current operating projections extended to the useful life of the asset group and are, by their nature, subjective.

Our recorded goodwill and indefinite lived intangible assets are not amortized but are tested annually for impairment or whenever circumstances indicate that impairment may exist using a discounted cash flow methodology based on future business projections and a market value approach. The estimated fair value of the Company’s reporting units was dependent on several significant assumptions, including its weighted average cost of capital (discount rate) and future earnings and cash flow projection.

We expect to recognize amortization expense on the intangible assets subject to amortization of $49.7 million in fiscal 2014, fiscal 2015, and fiscal 2016, $30.6 million in fiscal 2017, and $20.1 million in fiscal 2018.

Retirement benefits. We have significant pension and post-retirement benefit income and expense and assets/liabilities that are developed from actuarial valuations. These valuations include key assumptions regarding discount rates, expected return on plan assets, mortality rates, merit and promotion increases and the current health care cost trend rate. We consider current market conditions in selecting these assumptions. Changes in the related pension and post-retirement benefit income/costs or assets/liabilities may occur in the future due to changes in the assumptions and changes in asset values.

We recognize the net actuarial gains or losses in excess of unrecognized gain or loss exceeding 10 percent of the greater of the market-related value of plan assets or the plan’s projected benefit obligation at re-measurement (the “corridor”) in the Corporate segment operating results during the fourth quarter of each fiscal year (or upon any re-measurement date). Net periodic benefit costs recorded on a quarterly basis are primarily comprised of service and interest cost, amortization of unrecognized prior service cost and the expected return on plan assets. See Note 16—Retirement Benefits to the consolidated financial statements included elsewhere in this prospectus supplement for additional information.

The obligation for postretirement benefits other than pension also is actuarially determined and is affected by assumptions including the discount rate and expected future increase in per capita costs of covered postretirement health care benefits. Changes in the discount rate and differences between actual and assumed per capita health care costs may affect the recorded amount of the expense in future periods.

Income taxes. We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

We assess our income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts and circumstances and information available at the reporting dates. For those income tax positions where it is more-likely-than-not that a tax benefit will be sustained upon the conclusion of an examination, we have recorded the largest amount of tax benefit having a cumulatively greater than 50% likelihood of being realized upon ultimate settlement with the applicable taxing authority, assuming that it has full knowledge of all relevant information. For those tax positions which do not meet the more-likely-than-not threshold regarding the ultimate realization of the related tax benefit, no tax benefit has been recorded in the financial statements. In addition, we have provided for interest and penalties, as applicable, and record such amounts as a component of the overall income tax provision.

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, net operating losses, tax credit and other carryforwards. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, we have established a valuation allowance against substantially all of our deferred tax assets relating to certain foreign and state net operating loss carryforwards and a partial valuation allowance against certain others; as well as a partial valuation allowance against foreign tax credit carryforwards.

Commitments and Contingencies. We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We determine the amount of reserves needed, if any, for each individual issue based on our professional knowledge and experience and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter, the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy.

Through acquisitions, we have assumed presently recorded and potential future liabilities relating to product liability, environmental and other claims. We have recorded reserves for claims related to these obligations when appropriate and, on certain occasions, have obtained the assistance of an independent actuary in the determination of those reserves. If actual experience deviates from our estimates, we may need to record adjustments to these liabilities in future periods.

Warranty Reserves. Reserves are recorded on our consolidated balance sheets to reflect our contractual liabilities relating to warranty commitments to our customers. We provide warranty coverage of various lengths and terms to our customers depending on standard offerings and negotiated contractual agreements. We record an estimate for warranty expense at the time of sale based on historical warranty return rates and repair costs. Should future warranty experience differ materially from our historical experience, we may be required to record additional warranty reserves which could have a material adverse effect on our results of operations in the period in which these additional reserves are required.

Environmental Liabilities. We accrue an estimated liability for each environmental matter when the likelihood of an unfavorable outcome is probable and the amount of loss associated with such unfavorable outcome is reasonably estimable. We presume that a matter is probable of an unfavorable outcome if (a) litigation has commenced or a claim has been asserted or if commencement of litigation or assertion of a claim is probable and (b) if we are somehow associated with the site. In addition, if the reporting entity has been named as a Potentially Responsible Party (“PRP”), an unfavorable outcome is presumed.

Estimating environmental remediation liabilities involves an array of issues at any point in time. In the early stages of the process, cost estimates can be difficult to derive because of uncertainties about a variety of factors. For this reason, estimates developed in the early stages of remediation can vary significantly, and, in many cases, early estimates later require significant revision. The following are some of the factors that are integral to developing cost estimates:

•	The extent and types of hazardous substances at a site;

•	The impact, if any, on natural resources and third parties;

•	The range of technologies that can be used for remediation;

•	Evolving standards of what constitutes acceptable remediation; and

•	The number and financial condition of other PRPs and the extent of their responsibility for the remediation.

An estimate of the range of an environmental remediation liability typically is derived by combining estimates of various components of the liability, which themselves are likely to be ranges. At the early stages of the remediation process, particular components of the overall liability may not be reasonably estimable. This fact does not preclude our recognition of a liability. Rather, the components of the liability that can be reasonably estimated are viewed as a surrogate for the minimum in the range of our overall liability. Estimated legal and consulting fees are included as a component of our overall liability.

Asbestos Claims and Insurance for Asbestos Claims. As noted in Note 19—Commitments and Contingencies to the consolidated financial statements included elsewhere in this prospectus supplement, certain Water Management subsidiaries are subject to asbestos litigation. As a result, we have recorded a liability for pending and potential future asbestos claims, as well as a receivable for insurance coverage of such liability. The valuation of our potential asbestos liability was based on the number and severity of future asbestos claims, future settlement costs, and the effectiveness of defense strategies and settlement initiatives.

The present estimate of our asbestos liability assumes (i) our continuous vigorous defense strategy will remain effective; (ii) new asbestos claims filed annually against Zurn will decline modestly through the next ten years; (iii) the values by disease will remain consistent with past experience and (iv) our insurers will continue to pay defense costs without eroding the coverage amounts of our insurance policies. Our potential asbestos liability could be adversely affected by changes in law and other factors beyond our control. Further, while our current asbestos liability is based on an estimate of claims through the next ten years, such liability may continue beyond that time period and such liability could be substantial.

We estimate that our available insurance to cover our potential asbestos liability as of the end of fiscal 2013 is greater than our potential asbestos liability. This conclusion was reached after considering our experience in asbestos litigation, the insurance payments made to date by our insurance carriers, existing insurance policies, the industry ratings of the insurers and the advice of insurance coverage counsel with respect to applicable insurance coverage law relating to the terms and conditions of those policies. We used these same considerations when evaluating the recoverability of our receivable for insurance coverage of potential asbestos claims.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued another update to Accounting Standards Codifications (“ASC”) No. 220, Presentation of Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, certain significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. This guidance is effective prospectively for fiscal years and interim periods within those years beginning after December 15, 2012, with early adoption permitted. As this new guidance is related to presentation only, the implementation of this guidance in the first quarter of fiscal year 2014 will not have a material impact on our results of operations, financial position or cash flows.

In June 2011, the FASB issued an update to ASC No. 220, Presentation of Comprehensive Income, which no longer permits presentation of other comprehensive income and its components in the statement of stockholders’ equity. The Company adopted this guidance effective April 1, 2012. As the new guidance relates to presentation only, the adoption did not have a significant impact on our results of operations, financial position or cash flows.

In July 2012, the FASB issued an update to ASC No. 350, Intangibles—Goodwill and Other, which now permits entities to initially perform a qualitative assessment on indefinite-lived intangible asset impairment to assess whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, as a result of the qualitative assessment, it is determined that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. In addition, in September 2011, the FASB issued a similar update which also permits entities to initially perform a qualitative assessment on goodwill impairment to assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. An entity also has the option to forgo the qualitative assessment for any indefinite-lived intangible asset or goodwill in any period and proceed directly to performing the quantitative test. An entity will be able to resume performing the qualitative assessment in any subsequent period. We have opted to forgo the qualitative assessment and, as required, we performed a quantitative test for our annual impairment tests performed in the third quarter of fiscal 2013.

Evaluation of Subsequent Events

We evaluated subsequent events from the balance sheet date of March 31, 2013 through the date of this prospectus supplement. Subsequent to the balance sheet date the Company entered into an Incremental Assumption Agreement relating to the Second Amended and Restated Credit Agreement, which reduced the effective rate applicable to the borrowings under its term loan facility by seventy-five (75) basis points. In connection with the Incremental Assumption Agreement, the Company made a $150.0 million prepayment of the term loan facility. The amount of the $150.0 million prepayment was classified in current maturities of debt on the balance sheet at March 31, 2013. See Note 24—Subsequent Events to the consolidated financial statements included elsewhere in this prospectus supplement for further information.

Results of Operations

Fiscal Year Ended March 31, 2013 Compared with the Fiscal Year Ended March 31, 2012:

Net sales

(Dollars in Millions)

	Year Ended March 31,		Change	% Change
	2013	2012
Process & Motion Control	$1,266.1	$1,310.7	$(44.6)	(3.4)%
Water Management	739.0	633.5	105.5	16.7%

Consolidated	$2,005.1	$1,944.2	$60.9	3.1%

Process & Motion Control

Process & Motion Control net sales for the year ended March 31, 2013 was $1,266.1 million compared to $1,310.7 million in the prior year. Core net sales (which excludes 2.4% related to adverse foreign currency fluctuations and the unfavorable impact of our second quarter fiscal 2012 divestiture) decreased 1% over the prior year as growth in sales to our mining, energy and aerospace end-markets was offset by slower global industrial demand in our remaining end-markets.

Water Management

Water Management net sales for the year ended March 31, 2013 increased 16.7% to $739.0 million compared to the prior year primarily due to the acquisition of VAG in October 2012. Core net sales increased 1%

as market share gains and increased alternative market sales within our non-residential construction end-markets were partially offset by expected lower shipments to our North American municipal water end-markets.

Income (loss) from operations

(Dollars in Millions)

	Year Ended March 31,		Change	% Change
	2013	2012
Process & Motion Control	$232.2	$233.8	$(1.6)	(0.7)%
% of net sales	18.3%	17.8%	0.5%
Water Management	67.9	51.2	16.7	32.6%
% of net sales	9.2%	8.1%	1.1%
Corporate	(44.7)	(39.7)	(5.0)	(12.6)%

Consolidated	$255.4	$245.3	$10.1	4.1%

% of net sales	12.7%	12.6%	0.1%

Process & Motion Control

Process & Motion Control income from operations for the year ended March 31, 2013 was $232.2 million, or 18.3% of net sales. Ongoing restructuring initiatives impacted operating performance for the year ended March 31, 2013 and 2012 by $6.4 million and $0.8 million, respectively. Excluding the impact of restructuring, income from operations as a percent of sales increased 90 basis points from the prior year to 18.8%. The improvement in fiscal 2013 operating margin resulted from productivity gains and efficiencies as well as the realization of cost savings associated with our previously implemented restructuring programs, which was partially offset by investments in growth initiatives.

Water Management

Water Management income from operations for the year ended March 31, 2013 increased 32.4% to $67.9 million, or 9.2% of net sales. Previously announced restructuring initiatives impacted operating performance for the year end March 31, 2013 and 2012 by $2.2 million and $5.1 million, respectively. Additionally, income from operations in fiscal year 2012 included an inventory fair value adjustment primarily related to the acquisition of VAG. Excluding these items, income from operations as a percent of sales increased 17.4% over the comparable prior year to 9.5%.

Corporate

Corporate expenses were $44.7 million in fiscal 2013 compared to $39.7 million in fiscal 2012. The increase was primarily due to a $10.1 million incremental charge taken in the second quarter of fiscal 2013 related to a legal settlement in connection with ongoing litigation associated with alleged failure or potential future failure of Zurn brass fittings. See Note 19—Commitments and Contingencies to the consolidated financial statements included elsewhere in this prospectus supplement for additional information. The $10.1 million of incremental expense was primarily offset by lower year-over-year fourth quarter pension adjustment. In accordance with our policy on retirement benefits, we recognize the net actuarial gains or losses in excess of unrecognized gain or loss exceeding 10 percent of the greater of the market-related value of plan assets or the plan’s projected benefit obligation at the time of re-measurement (the “corridor”) in the Corporate segment operating results during the fourth quarter of each fiscal year. The fiscal 2013 fourth quarter pension adjustment was $5.5 million compared to $9.1 million in the prior year.

Interest expense, net

Interest expense, net was $153.3 million in fiscal 2013 compared to $176.2 million in fiscal 2012. The year-over-year reduction in interest expense is primarily the result of the reduction in outstanding debt related to the Company’s April 2012 full redemption of the then-outstanding $300.0 million 11.75% senior subordinated notes due 2016 (the “11.75% Notes”) discussed below. The impact of the debt reduction on interest expense was partially offset by higher weighted average borrowing rates on our term loans.

Loss on extinguishment of debt

During fiscal 2013, we recorded a $24.0 million loss on extinguishment of debt resulting from two debt transactions. During the first quarter of fiscal 2013 we recognized a $21.1 million loss from the early redemption of all of the then-outstanding 11.75% Notes, which primarily consisted of a $17.6 million premium related to redemption and $3.5 million of a non-cash write-off of the deferred financing costs. Additionally, during the third quarter of fiscal 2013, we completed a re-pricing of the effective interest rate on our term loan facilities and recognized a pre-tax loss of $2.9 million related to the portion of debt that was considered modified in the accordance with ASC 470-50 Debt—Modifications and Extinguishments, which was comprised of $1.3 million of fees paid to lenders, and the non-cash write-off of $1.1 million of unamortized deferred financing costs and $0.5 million of original issue discount. During fiscal 2012 we recorded a $0.7 million and $10.0 million loss on debt extinguishment as a result of the extinguishment of the PIK toggle senior indebtedness and the refinancing of the senior secured credit facilities, respectively.

Other expense, net

Other expense, net for fiscal 2013 was $2.9 million and consisted of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $6.8 million and other miscellaneous losses of $1.3 million, partially offset by a CDSOA recovery of $16.6 million and a $3.6 million gain on the sale of property, plant and equipment. Other expense, net for fiscal 2012 was $7.1 million and consisted of management fee expense of $3.0 million, foreign currency transaction losses of $5.2 million and other miscellaneous income of $1.1 million.

Provision for income taxes

The income tax provision in fiscal 2013 was $20.3 million or an effective tax rate of 27.0%. The provision recorded was below the U.S. federal statutory rate of 35% due to the accrual of foreign income taxes at rates which were generally below the U.S. federal statutory rate, the recognition of certain foreign-related branch losses for U.S. income tax purposes and the reduction in the valuation allowance recorded against certain state net operating losses in which the realization of such benefits was now deemed more-likely-than-not; partially offset with the increase in the valuation allowance related to foreign tax credit carryforwards for which such realization was not deemed more-likely-than-not. The income tax provision in fiscal 2012 was $9.4 million or an effective tax rate of 20.9%. The provision recorded was below the U.S. federal statutory rate of 35% due to the utilization of certain U.S. foreign tax credit carryforwards that had a valuation allowance recorded against them based upon the original determination that the realization of such benefits was not deemed more-likely-than-not; and the recognition of certain foreign related branch losses for U.S. income tax purposes, partially offset with the an increase in the valuation allowance related to foreign net operating loss carryforwards for which such realization was not deemed more-likely-than-not.

Net income from continuing operations

Our net income from continuing operations in fiscal 2013 increased 54.6% to $54.9 million compared to a net income from continuing operations of $35.5 million in fiscal 2012 due to the factors described above. Diluted net income per share from continuing operations in fiscal 2013 was $0.55. Comparability between periods is impacted by the dilutive effect of the current year increase in average outstanding shares primarily resulting from our initial public offering in April 2012.

(Loss) income from discontinued operations

Our net loss from discontinued operations was $4.8 million in fiscal 2013 compared to $5.6 million in fiscal 2012. The loss from discontinued operations relates to the divestiture by sale of a non-core engineered chain business located in Shanghai, China within the Process & Motion Control platform. On December 18, 2012, we completed the sale of that business for a total sale price of $2.5 million and recorded a pre-tax loss on disposal of approximately $0.5 million. The pre-tax loss on disposal is combined with other operating expenses during the period in the loss on discontinued operations for fiscal 2013.

Fiscal Year Ended March 31, 2012 Compared with the Fiscal Year Ended March 31, 2011:

Net Sales

(Dollars in Millions)

	Fiscal Year Ended March 31,		Change	% Change
	2012	2011
Process & Motion Control	$1,310.7	$1,150.4	$160.3	13.9%
Water Management	633.5	524.5	109.0	20.8%

Consolidated	$1,944.2	$1,674.9	$269.3	16.1%

Process & Motion Control

Process & Motion Control net sales for the year ended March 31, 2012 increased 13.9% from the prior year to $1,310.7 million. Core net sales, which excludes foreign currency fluctuations and a 2% unfavorable year-over-year impact from the divestiture, increased by 14% year-over-year, due to solid demand, market share gains across the majority of our served global markets, and new product growth.

Water Management

Water Management net sales for the year ended March 31, 2012 increased 20.8% from the prior year to $633.5 million. Core net sales, which excludes foreign currency fluctuations and the 19% impact of the VAG acquisition, increased by 2% year-over-year, primarily due to market share gains and increased alternative market sales, which was partially offset by lower shipments to our North American municipal water markets.

Income from Operations

(Dollars in Millions)

	Fiscal Year Ended March 31,		Change	% Change
	2012	2011
Process & Motion Control	$233.8	$179.2	$54.6	30.5%
% of net sales	17.8%	15.6%	2.2%
Water Management	51.2	69.4	(18.2)	(26.2)%
% of net sales	8.1%	13.2%	(5.1)%
Corporate	(39.7)	(31.4)	(8.3)	26.4%

Consolidated	$245.3	$217.2	$28.1	12.9%

% of net sales	12.6%	13.0%	(0.4)%

Process & Motion Control

Process & Motion Control income from operations for the year ended March 31, 2012 increased 30.5% to $233.8 million or 17.8% of net sales (including $0.8 million of restructuring charges) compared to $179.2 million or 15.6% of net sales in fiscal 2011. Income from operations as a percent of net sales increased 220 basis points from the prior period as the result of productivity gains and operating leverage on higher year-over-year sales volume net of investment in new product development and global growth capabilities.

Water Management

Water Management income from operations for the year ended March 31, 2012 was $51.2 million or 8.1% of net sales. Fiscal 2012 operating margins were adversely impacted by $5.1 million of restructuring charges and $5.3 million of inventory adjustments primarily related to the acquisition of VAG (an aggregate 160 basis point impact). Excluding restructuring and the inventory adjustment income from operations for the year ended March 31, 2012 was $61.7 million or 9.7% of net sales compared to $69.4 million or 13.2% of net sales in fiscal 2011. Adjusted income from operations as a percent of sales decreased 350 basis point year-over-year as a result of lower profitability of certain long-lead time projects within the North American municipal water markets, short-term facility consolidation costs as well as the mix impact of the VAG acquisition.

Corporate

Corporate expenses were $39.7 million in fiscal 2012, which includes $9.1 million of expense related to the fourth quarter adjustment for actuarial losses on pension and postretirement benefit obligations, compared to expenses of $31.4 million in fiscal 2011. In accordance with our policy on retirement benefits, we recognize the net actuarial gains or losses in excess of unrecognized gain or loss exceeding 10 percent of the greater of the market-related value of plan assets or the plan’s projected benefit obligation at the time of re-measurement (the “corridor”) in the Corporate segment operating results during the fourth quarter of each fiscal year.

Interest Expense, Net. Interest expense, net was $176.2 million during the year ended March 31, 2012 compared to $180.8 million during the year ended March 31, 2011. The year-over-year reduction in interest expense is primarily the result of the extinguishment of our remaining PIK toggle senior indebtedness in the first quarter of fiscal 2012.

Loss on the Extinguishment of Debt. Loss on the extinguishment of debt was $10.7 million for the year ended March 31, 2012 compared to $100.8 million during the year ended March 31, 2011. During fiscal 2012 we recorded a $0.7 million and $10.0 million loss on debt extinguishment as a result of the extinguishment of the PIK toggle senior indebtedness and the refinancing of the senior secured credit facilities, respectively. During fiscal 2011, we recorded a $100.8 million loss on debt extinguishment as a result of our cash tender offer for certain outstanding debt, which was comprised of a bond tender premium paid to the lender and the non-cash write-off of deferred financing fees and net original issuance discount.

Other (Expense) Income, Net. Other expense, net for the year ended March 31, 2012 was $7.1 million, consisting of management fee expense of $3.0 million, foreign currency transaction losses of $5.2 million and other miscellaneous income of $1.1 million. Other income, net for the year ended March 31, 2011 was $1.1 million, consisting of management fee expense of $3.0 million, income in unconsolidated affiliates of $4.1 million (including a $3.4 million gain recorded as a result of our step acquisition of 100% of the voting shares in Mecánica Falk on August 31, 2010), foreign currency transaction gains of $1.5 million and other net miscellaneous expenses of $1.5 million.

Provision (benefit) for Income Taxes. The income tax provision in fiscal 2012 was $9.4 million or an effective tax rate of 20.9%. The provision recorded was below the U.S. federal statutory rate of 35% due to the utilization of certain U.S. foreign tax credit carryforwards which had a valuation allowance recorded against them based upon the original determination that the realization of such benefits was not deemed more-likely-than-not; the recognition of certain foreign related branch losses for U.S. income tax purposes, partially offset with the an increase in the valuation allowance related to foreign net operating loss carryforwards for which such realization was not deemed more-likely-than-not. The income tax benefit in fiscal 2011 was $(10.2) million or an effective tax rate of 16.1%. The benefit recorded was below the U.S. federal statutory rate of 35% mainly due to the effect of an increase in the valuation allowance related to foreign tax credit carryforwards for which such realization was not deemed more-likely-than-not.

Net income (loss) from continuing operations

Our net income from continuing operations in fiscal 2012 was $35.5 million compared to a net loss from continuing operations of $53.1 million in fiscal 2011 due to the factors described above. Diluted income per share from continuing operations in fiscal 2012 was $0.50 compared to a loss of $0.80 in fiscal 2011.

(Loss) income from discontinued operations

Our net loss from discontinued operations was $5.6 million in fiscal 2012 as compared to net income from discontinued operations of $1.8 million in fiscal 2011. The loss from discontinued operations relates to the divestiture by sale of a non-core engineered chain business located in Shanghai, China within the Process & Motion Control platform. On December 18, 2012, we completed the sale of that business. The net loss in fiscal 2012 and net income in fiscal 2011 represent the operating results of the discontinued operation in the respective historical period.

Non-GAAP Financial Measures

Core sales

Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management’s control.

Adjusted EBITDA

Adjusted EBITDA (as described below in “Covenant Compliance”) is an important measure because, under our senior secured credit facilities, our ability to incur certain types of acquisition debt and certain types of subordinated debt, make certain types of acquisitions or asset exchanges, operate our business and make dividends or other distributions, all of which will impact our financial performance, is impacted by our Adjusted EBITDA, as our lenders measure our performance by comparing the ratio of our senior secured bank debt to our Adjusted EBITDA (see “Covenant Compliance” for additional discussion of this ratio, including a reconciliation to our net income). We reported Adjusted EBITDA for the fiscal year ended March 31, 2013 of $405.0 million and net income for the same period of $50.1 million.

Covenant Compliance

The credit agreement and indenture that governs our notes contain, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the senior secured credit facilities and indenture that governs our notes may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of a representation or warranty, certain non-payments or defaults under other indebtedness, covenant defaults, events of bankruptcy and a change of control. Certain covenants contained in the credit agreement that governs our senior secured credit facilities restrict our ability to take certain actions, such as incurring additional debt or making acquisitions, if we are unable to meet certain maximum senior secured bank debt to Adjusted EBITDA ratios and, with respect to our revolving facility, also require us to remain at or below a certain maximum senior secured bank debt to Adjusted EBITDA ratio of 5.0 to 1.0 as of the end of each fiscal quarter (our ratio was 1.09 to 1.0 at March 31, 2013). Certain covenants contained in the indenture that governs our notes restrict our ability to take certain actions, such as incurring additional debt or making acquisitions, if we are unable to achieve a minimum Adjusted EBITDA to Fixed Charges ratio. Under such indenture, our ability to incur additional indebtedness and our ability to make future acquisitions under certain circumstances requires us to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.0 to 1.0 (our ratio was 2.73 to 1.0 at March 31, 2013). Failure to comply with this covenant could limit our long-term growth prospects by hindering our ability to obtain future debt or make acquisitions.

“Fixed Charges” is defined in our indentures as net interest expense, excluding the amortization or write-off of deferred financing costs.

“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our senior secured credit facilities, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions or dispositions to restructurings, and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

As of March 31, 2013, the calculation of Adjusted EBITDA under our senior secured credit facilities results in a substantially identical calculation to the table below. However, the results of such calculations could differ in the future based on the different types of adjustments that may be included in such respective calculations at the time.

Set forth below is a reconciliation of net income to Adjusted EBITDA for the period indicated below.

(dollars in millions)	Year ended March 31, 2013
Net income	$50.1
Interest expense, net	153.3
Income tax provision	20.3
Depreciation and amortization	112.4

EBITDA	$336.1
Adjustments to EBITDA:
Actuarial loss on pension and postretirement benefit obligation	5.7
Loss from discontinued operations, net of tax (1)	4.8
Restructuring and other similar charges (2)	8.6
Loss on extinguishment of debt (3)	24.0
Stock-based compensation expense	7.1
LIFO expense (4)	5.7
Zurn PEX loss contingency	10.1
Other expense, net (5)	2.9

Subtotal of adjustments to EBITDA	$68.9

Adjusted EBITDA	$405.0

Pro forma adjustment for acquisition of Cline (6)	$2.3

Pro forma Adjusted EBITDA	$407.3

Fixed charges (7)	$149.4
Ratio of Adjusted EBITDA to Fixed Charges	2.73	x
Senior secured bank indebtedness (8)	$443.0
Senior secured bank leverage ratio (9)	1.09	x

(1)	Represents the loss on discontinued operations related to a non-core engineered chain business located in Shanghai, China. During the third quarter of fiscal 2013, the Company completed the sale of the business. See Note 4 Discontinued Operations of the consolidated financial statements included elsewhere in this prospectus supplement for more information.
(2)	Represents restructuring costs comprised of workforce reduction, lease termination, and other facility rationalization costs. See Note 5 Restructuring and Other Similar Costs of the consolidated financial statements included elsewhere in this prospectus supplement for more information.
(3)	The loss on extinguishment of debt for fiscal 2013 is the result of our early redemption of the 11.75% Notes in the first quarter of fiscal 2013 and the re-pricing of our outstanding term loans in the third quarter of fiscal 2013. See Note 11 Long-Term Debt of the consolidated financial statements included elsewhere in this prospectus supplement for more information.
(4)	Last-in first-out (LIFO) inventory adjustments are excluded in calculating Adjusted EBITDA as defined in our senior secured credit facilities.
(5)	Other expense, net for the year ended March 31, 2013, consists of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $6.8 million, a CDSOA recovery of $16.6 million, gain on sale of property, plant and equipment of $3.6 million and other miscellaneous expense of $1.3 million.
(6)	Represents a pro forma adjustment to include the Adjusted EBITDA related to the acquisition of Cline for the period from April 1, 2012 through December 13, 2012 as permitted by our senior secured credit facilities and indenture that governs our notes.
(7)	The indenture governing our senior notes defines fixed charges as interest expense excluding the amortization or write-off of deferred financing costs for the trailing four quarters.

(8)	The senior secured credit facilities define senior secured bank debt as consolidated secured indebtedness for borrowed money, less unrestricted cash, which was $491.7 million (as defined by the senior secured credit facilities) at March 31, 2013. Senior secured bank debt reflected in the table consists of borrowings under our senior secured credit facilities.
(9)	The senior secured credit facilities define the senior secured bank leverage ratio as the ratio of senior secured bank debt to Adjusted EBITDA for the trailing four fiscal quarters.

Liquidity and Capital Resources

Our primary sources of liquidity are available cash and cash equivalents, cash flow from operations and borrowing availability under our $265.0 million revolving credit facility and our $100.0 million accounts receivable securitization program.

As of March 31, 2013, we had $524.1 million of cash and cash equivalents and $324.9 million of additional borrowing capacity ($224.9 million of available borrowings under our revolving credit facility and $100.0 million available under our accounts receivable securitization program). No provision has been made for United States income taxes related to approximately $138.5 million of undistributed earnings of foreign subsidiaries that are considered to be permanently reinvested; see Note 24—Income Taxes to the consolidated financial statements included elsewhere in this prospectus supplement for further information. As of March 31, 2013, the available borrowings under our credit facility have been reduced by $40.1 million due to outstanding letters of credit. As of March 31, 2012, we had $298.0 million of cash and approximately $234.5 million of additional borrowing capacity ($134.5 million of available borrowings under our revolving credit facility and $100.0 million available under our accounts receivable securitization program). Both our revolving credit facility and accounts receivable securitization program are available to fund our working capital requirements, capital expenditures and other general corporate purposes. As noted elsewhere herein, on April 24, 2013, we used $150.0 million of cash to repay a portion of our outstanding term loans, which was reflected on the March 31, 2013 balance sheet in current maturities of debt.

Cash Flows

Net cash provided by operating activities in fiscal 2013 was $144.5 million compared to $139.3 million in fiscal 2012. The increase in operating cash flows were impacted by a number of transactional items. Specifically, in connection with our April 2012 initial public offering (“IPO”), we incurred a $15.7 million fee (including out of pocket expenses) to terminate our management agreement with Apollo (a $12.7 million year-over-year increase in management fees). We also utilized a portion of our IPO proceeds to complete a full redemption of $300.0 million of our then-outstanding 11.75% Notes, which substantially contributed to a $22.1 million reduction in cash interest year-over-year. Subsequent to the closing of our IPO, option holders exercised approximately 3.7 million shares in the fiscal year with an intrinsic value of approximately $56.1 million. These exercises generated a future tax benefit of $18.1 million that is reflected as a source of cash in the financing section of the statement of cash flows. However, in accordance with ASC 230 Statement of Cash Flows, an offsetting use of cash to record an excess tax benefit on stock option exercises must be presented as an operating cash flow activity. Additionally, in April 2012, we received approximately $18.5 million in CDSOA (Continued Dumping and Subsidy Offset Act) recoveries representing the disbursement of cumulative amounts withheld by Customs and Border Protection from anti-dumping recoveries dating back to 2006 (see Note 6—Recovery Under Continued Dumping and Subsidy Offset Act to the consolidated financial statements included elsewhere in this prospectus supplement for more information). Excluding the aforementioned transactional cash flow impacts, investments in trade working capital contributed to an incremental $22.5 million use of cash which was partially offset by the remaining $17.9 million of operating cash flows generated on higher year-over-year net sales.

Net cash provided by operating activities in fiscal 2012 was $139.3 million compared to $164.5 million in fiscal 2011, representing a $25.2 million decrease year-over-year. The reduction in operating cash flow was primarily driven by a $43.2 million increase in working capital as a result of our increased sales volume and timing, as well as a $27.9 million year-over-year increase in cash interest payments due to the timing of our coupon interest payments related to a prior year refinancing. The resulting $45.9 million of incremental operating cash flows was primarily driven by $172.0 million of higher net core sales year-over-year.

Cash used for investing activities was $81.8 million in fiscal 2013 compared to a use of $324.2 million in fiscal 2012. The use of cash in fiscal 2013 included $21.0 million for the acquisition of Cline as well as the acquisition of the remaining minority interest in VAG-Valves India Private Limited and the acquisition of an independently owned VAG sales office in the United Kingdom (net of cash acquired), compared to $256.8 million of cash used for the acquisition of VAG and Autogard (net of cash acquired) in fiscal 2012. Fiscal 2013 and fiscal 2012 also included a use of cash of $9.7 million and $17.9 million, respectively, through the funding of a loan receivable in connection with our participation in the New Market Tax Credit program (see Note 11—Long-Term Debt to the consolidated financial statements included elsewhere in this prospectus supplement for additional information). In addition, we invested an incremental $1.6 million of capital expenditures over the prior year and received proceeds of $9.0 million in connection with the sale of certain property, plant and equipment and the divestiture of a non-core Process & Motion Control business located in Shanghai, China during fiscal 2013. In fiscal 2012 we also received $9.0 million of cash proceeds in connection with the sale of certain property, plant and equipment and the divestiture of a non-material business based in Germany within the Process & Motion Control segment during fiscal 2012.

Cash used for investing activities was $324.2 million during fiscal 2012 compared to $35.5 million during fiscal 2011. The year-over-year increase in cash used for investing activities relates to the incremental $256.8 million used for the acquisitions of VAG and Autogard (net of cash acquired), a $20.9 million increase in capital expenditures primarily due to certain facility modernization projects, and a $17.9 million use of cash for the New Market Tax Credit project, partially offset by an incremental $8.1 million of cash proceeds received in connection with the sale of certain property, plant and equipment and the divestiture during fiscal 2012.

Cash provided by financing activities was $165.7 million in fiscal 2013 compared to $93.2 million in fiscal 2012. The cash provided by financing activities in fiscal 2013 consisted of $458.3 million of proceeds from the closing of our IPO on April 3, 2012, net of underwriters fees and other direct costs of the offering. During fiscal 2013 we also received proceeds of $14.0 million under the New Market Tax Credit incentive program (to fund two domestic plant modernization projects) and $14.0 million from other foreign borrowings. These sources of cash were partially offset by the full redemption on April 17, 2012 of our $300.0 million of then-outstanding 11.75% Notes, a related $17.6 million early redemption premium, and other net repayments of debt of $21.4 million (including $11.8 million from our term loan). Additionally, $18.1 million was recognized in fiscal 2013 as an excess tax benefit on option exercises that occurred throughout the fiscal year. The cash provided by financing activities in fiscal 2012 consisted of a $945.3 million (net of $4.7 million unamortized original issue discount) source of cash borrowed under the new term loan issued in connection with the refinancing of our senior secured credit facilities in March 2012, proceeds of $23.4 million related to the New Market Tax Credit financing, as well as a $10.7 million payment of debt issuance costs, partially offset by the $760.0 million repayment of the old term loans in connection with the refinancing of the senior secured credit facilities, $93.5 million repayment to retire the then-outstanding PIK toggle senior indebtedness and net repayments of outstanding borrowings of $8.2 million (including a $1.5 million payment on our then-outstanding term loan). Additionally, $2.1 million of cash was provided by the issuance of common stock.

Cash provided by financing activities was $93.2 million during fiscal 2012 compared to a use of $6.9 million during fiscal 2011. The cash used for financing activities in fiscal 2011 consisted of a source of cash from the issuance of $1,145.0 million of the 8.50% Notes, the proceeds of which were utilized to retire $1,067.4 million of previously outstanding senior notes, pay the $63.5 million tender premium to holders of the retired senior notes, as well as $14.6 million of related debt issue costs. Additionally, we made repayments of $3.7 million of other long-term debt (including a $2.0 million payment on our term loan and a $0.9 million payment to redeem 100% of our then-outstanding 9.50% senior notes) and $0.8 million of net short-term borrowings at various foreign subsidiaries. Additionally, $1.0 million of cash was used for the repurchase of common stock and $1.4 million of net cash used resulting from stock option exercises and subsequent repurchases of shares.

Tabular Disclosure of Contractual Obligations

The table below lists our contractual obligations at March 31, 2013 by period when due:

	Total	Payments Due by Period
(in millions)		Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
8.50% Senior notes due 2018	$1,145.0	$—	$—	$—	$1,145.0
Term loans (1)	938.2	157.9	15.8	13.8	750.7
8.875% Senior notes due 2016	2.0	—	—	2.0	—
Other long-term debt	49.9	11.4	1.0	—	37.5
Interest on long-term debt obligations	646.0	130.6	254.0	252.6	8.8
Purchase commitments	193.4	167.8	14.1	8.4	3.1
Operating lease obligations	58.3	15.9	20.9	12.3	9.2
Pension and post retirement plans (2)	64.0	13.1	28.3	22.6	n/a

Totals	$3,096.8	$496.7	$334.1	$311.7	$1,954.3

(1)	Excludes an unamortized original issue discount of $3.5 million at March 31, 2013. In addition, reflects the classification of $150.0 million as current maturities as a result of our repayment of that amount in April 2013.
(2)	Represents expected pension and post retirement contributions and benefit payments to be paid directly by us. Contributions and benefit payments beyond fiscal 2018 cannot be reasonably estimated.

We may be required to make significant cash outlays related to our unrecognized tax benefits, including interest and penalties. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits, including interest and penalties and federal tax benefits where applicable, of $27.5 million as of March 31, 2013, have been excluded from the contractual obligations table above. See Note 17—Income Taxes to the consolidated financial statements included elsewhere in this prospectus supplement for more information related to our unrecognized tax benefits.

Our pension and postretirement benefit plans are discussed in detail in Note 16—Retirement Benefits to the consolidated financial statements included elsewhere in this prospectus supplement. The pension plans cover most of our employees and provide for monthly pension payments to eligible employees upon retirement. Other postretirement benefits consist of retiree medical plans that cover a portion of employees in the United States that meet certain age and service requirements and other postretirement benefits for employees at certain foreign locations. See “Risk Factors—Our required cash contributions to our pension plans may increase further and we could experience a material change in the funded status of our defined benefit pension plans and the amount recorded in our consolidated balance sheets related to those plans. Additionally, our pension costs could increase in future years.”

Indebtedness

As of March 31, 2013 we had $2,131.6 million of total indebtedness outstanding as follows (in millions):

	Total Debt at March 31, 2013	Short-term Debt and Current Maturities of Long-Term Debt	Long-term Portion
8.50% Senior notes due 2018	$1,145.0	$—	$1,145.0
Term loans (1)	934.7	157.9	776.8
8.875% Senior notes due 2016	2.0	—	2.0
Other (2)	49.9	11.4	38.5

Total	$2,131.6	$169.3	$1,962.3

(1)	Includes an unamortized original issue discount of $3.5 million at March 31, 2013. In addition, reflects the classification of $150.0 million as current maturities as a result of our repayment of that amount in April 2013.
(2)	Includes $37.4 million of financing related to the Company’s participation in the New Market Tax Credit incentive program.

See Note 11—Long-Term Debt to the consolidated financial statements included elsewhere in this prospectus supplement for a description of our outstanding indebtedness.

Subsequent to the March 31, 2013 balance sheet date we entered into an Incremental Assumption Agreement relating to the Second Amended and Restated Credit Agreement, which reduced the effective rate applicable to the borrowings under its term loan facility by seventy-five (75) basis points. In connection with the Incremental Assumption Agreement, we made a $150.0 million prepayment of the term loan facility. The $150.0 million of prepayment was classified within current maturities of debt on the balance sheet at March 31, 2013. See Note 24—Subsequent Events to the consolidated financial statements included elsewhere in this prospectus supplement for further information.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet or non-consolidated special-purpose entities.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk during the normal course of business from changes in foreign currency exchange rates and interest rates. The exposure to these risks is managed through a combination of normal operating and financing activities and derivative financial instruments in the form of foreign currency forward contracts and interest rate swaps to cover known foreign currency transactions and interest rate fluctuations.

Foreign Currency Exchange Rate Risk

Our exposure to foreign currency exchange rates relates primarily to our foreign operations. For our foreign operations, exchange rates impact the U.S. Dollar (“USD”) value of our reported earnings, our investments in the subsidiaries and the intercompany transactions with the subsidiaries. See “Risk Factors—Our international operations are subject to uncertainties, which could adversely affect our business, financial condition, results of operations or cash flows.”

Approximately 33% of our sales originated outside of the United States in fiscal 2013. As a result, fluctuations in the value of foreign currencies against the USD, particularly the Euro, may have a material impact on our reported results. Revenues and expenses denominated in foreign currencies are translated into USD at the end of the fiscal period using the average exchange rates in effect during the period. Consequently, as the value of the USD changes relative to the currencies of our major markets, our reported results vary.

Fluctuations in currency exchange rates also impact the USD amount of our stockholders’ equity. The assets and liabilities of our non-U.S. subsidiaries are translated into USD at the exchange rates in effect at the end of the fiscal periods. As of March 31, 2013, stockholders’ equity decreased by $14.3 million from March 31, 2012 as a result of foreign currency translation adjustments. If the USD had strengthened by 10% as of March 31, 2013, the result would have decreased stockholders’ equity by approximately $40.5 million.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

At March 31, 2013, we had entered into foreign currency forward contracts that exchange Canadian dollars (“CAD”) for USD, USD for Euro (“EUR”) and EUR for Czech Koruna (“CZK”). The forward contracts in place as of March 31, 2013 are set to expire between April 2013 and December 2013 and have total notional amounts in connection with CAD for USD contracts of $10.0 million CAD ($10.2 million USD) with contract rates ranging between $0.98CAD:$1USD to $0.99CAD:$1USD, USD for EUR contracts of $0.5 million USD (€0.4 million EUR) with rates ranging between $1.29USD:€1EUR to $1.34USD:€1EUR and EUR for CZK of €2.5 million EUR (63.6 million CZK) with rates approximating €0.04EUR:1CZK. These foreign currency forward contracts were not accounted for as effective cash flow hedges in accordance with ASC 815, Derivatives and Hedging (“ASC 815”) and as such were marked to market through earnings. We believe that a hypothetical 10% adverse change in the foreign currency exchange rates would have resulted in a $1.9 million decrease in the fair value of foreign exchange forward contacts as of March 31, 2013.

Interest Rate Risk

We utilize a combination of short-term and long-term debt to finance our operations and are exposed to interest rate risk on these debt obligations.

A substantial portion of our indebtedness, including indebtedness under the senior secured credit facilities bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of March 31, 2013, our outstanding borrowings under the term loan facility were $934.7 million (net of $3.5 million unamortized original issue discount). As of March 31, 2013, current borrowings under the Company’s credit agreement had an effective and weighted average interest rate of 4.50%, determined as the LIBO rate (subject to a 1% floor) plus 3.50%.

During the fourth quarter of fiscal 2012, we terminated the interest rate swap agreements aligned to the term loans under our prior credit facilities. See Note 11—Long-Term Debt to the consolidated financial statements included elsewhere in this prospectus supplement for more information on the refinancing of our senior secured credit facility and the termination of our interest rate swaps. We will continue to assess the appropriateness of hedging interest rate risk with our outstanding variable debt under our current senior secured credit facilities.

Our net income would likely be affected by changes in market interest rates on our variable-rate obligations (which comprises approximately 44% of our total indebtedness). As discussed above, our term loan facilities are subject to a 1% LIBOR floor. Therefore, a 100 basis point increase in the March 31, 2013 market interest rate would increase interest expense under the senior secured credit facilities by approximately $1.9 million on an annual basis.

BUSINESS

General

Rexnord Corporation (“Rexnord”), a Delaware corporation, was incorporated in 2006 in connection with the acquisition by affiliates of the private equity firm Apollo Management, L.P. and certain members of management of RBS Global, Inc. (“RBS Global”), which is the foundation of our Process & Motion Control platform, from its previous owners. Since then, we have expanded significantly, including the creation of our Water Management platform in 2007 by the acquisition of the Zurn Plumbing products business and, by means of acquisitions of other companies or operations. Some of these acquisitions have been material to the Company and its operations, results, and financial condition. See “Acquisitions and Transactions” below for further information as to these transactions.

Our Company

Rexnord is a growth-oriented, multi-platform industrial company with what we believe are leading market shares and highly trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification have allowed us to provide highly engineered, mission critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. We operate our Company in a disciplined way and the Rexnord Business System (“RBS”) is our operating philosophy. Grounded in the spirit of continuous improvement, RBS creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance throughout all aspects of our business.

Our strategy is to build the Company around multiple, global strategic platforms that participate in end markets with sustainable growth characteristics where we are, or have the opportunity to become, the industry leader. We have a track record of acquiring and integrating companies and expect to continue to pursue strategic acquisitions within our existing platforms that will expand our geographic presence, broaden our product lines and allow us to move into adjacent markets. Over time, we may add strategic platforms to our Company. Currently, our business is comprised of two platforms, Process & Motion Control and Water Management.

We believe that we have one of the broadest portfolios of highly engineered, mission and project critical Process & Motion Control products in the industrial and aerospace end markets. Our Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. Our Water Management platform is a leader in the multi-billion dollar, specification-driven, commercial construction market for water management products. Through recent acquisitions, we have gained entry into the municipal water and wastewater treatment markets. Our Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, PEX piping and engineered valves and gates for the water and wastewater treatment market.

Our products are generally “specified” or requested by end users across both of our strategic platforms as a result of their reliable performance in demanding environments, our custom application engineering capabilities and our ability to provide global customer support. Typically, our Process & Motion Control products are initially incorporated into products sold by original equipment manufacturers (“OEMs”) or sold to end users as critical components in large, complex systems where the cost of failure or downtime is high and thereafter replaced through industrial distributors as they are consumed or require replacement.

The demand for our Water Management products is primarily driven by new infrastructure, the retro-fit of existing structures to make them more energy and water efficient, commercial construction and, to a lesser extent, residential construction. We believe we have become a market leader in the industry by meeting the stringent third-party regulatory, building and plumbing code requirements and subsequently achieving specification of our products into projects and applications.

We are led by an experienced, high-caliber management team that employs RBS as a proven operating philosophy to drive excellence and world-class performance in all aspects of our business by focusing on the “Voice of the Customer” process and ensuring superior customer satisfaction. Our global footprint encompasses 37 principal Process & Motion Control manufacturing, warehouse and repair facilities located around the world and 25 principal Water Management manufacturing and warehouse facilities which allow us to meet the needs of our increasingly global customer base as well as our distribution channel partners.

Our Platforms

Below is a summary of our net sales by segment and geographic region of origination (dollars in millions):

	Year Ended March 31, 2013
	United States	Europe	Rest of World	Total Net Sales
Process & Motion Control	$845.8	$215.0	$205.3	$1,266.1
% of net sales	66.8%	17.0%	16.2%	100.0%
Water Management	489.2	164.5	85.3	739.0
% of net sales	66.2%	22.3%	11.5%	100.0%

Consolidated	$1,335.0	$379.5	$290.6	$2,005.1

% of net sales	66.6%	18.9%	14.5%	100.0%

See more information regarding our segments and sales by geography within Note 21—Business Segment Information to the consolidated financial statements included elsewhere in this prospectus supplement.

Process & Motion Control

Our Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment and are marketed and sold globally under several brands, including Rexnord® , Rex®, Falk® and Link-Belt®. We sell our Process & Motion Control products into a diverse group of attractive end markets, including mining, general industrial applications, cement and aggregates, agriculture, forest and wood products, petrochemical, energy, food and beverage, aerospace and wind energy.

We have established long-term relationships with OEMs and end users serving a wide variety of industries. As a result of our long-term relationships with OEMs and end users, we have created a significant installed base for our Process & Motion Control products, which are consumed or worn in use and have a relatively predictable replacement cycle. We believe this replacement dynamic drives recurring after market demand for our products. We estimate that approximately 47% of our Process & Motion Control net sales are to distributors, who primarily serve the end user/OEM after market demand for our products.

Most of our products are critical components in large scale manufacturing processes, where the cost of component failure and resulting down time is high. We believe our reputation for superior quality, application expertise and ability to meet lead time expectations are highly valued by our customers, as demonstrated by their preference to replace their worn Rexnord products with new Rexnord products, or “like-for-like” product replacements. We believe this replacement dynamic for our products, combined with our significant installed base, enables us to achieve premium pricing, generates a source of recurring revenue and provides us with a competitive advantage. We believe the majority of our products are purchased by customers as part of their regular maintenance budget, and in many cases do not represent significant capital expenditures.

Water Management

Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, engineered valves and gates for the water and wastewater treatment market and PEX piping and are marketed and sold through widely recognized brand names, including Zurn®, Wilkins®, VAG®, GA®, Rodney Hunt® and Fontaine®.

Over the past century, the businesses that comprise our Water Management platform have established themselves as innovators and leading designers, manufacturers and distributors of highly engineered products and solutions that control the flow, delivery, treatment and conservation of water to the infrastructure construction, commercial construction and, to a lesser extent, the residential construction end markets. Segments of the infrastructure end market include: municipal water and wastewater, transportation, government, health care and education. Segments of the commercial construction end market include: lodging, retail, dining, sports arenas, and warehouse/office. The demand for our Water Management products is primarily driven by new infrastructure, the retro-fit of existing structures to make them more energy and water efficient, commercial construction and, to a lesser extent, residential construction.

Our Water Management products are principally specification-driven and project-critical and typically represent a low percentage of the overall project cost. We believe these characteristics, coupled with our extensive distribution network, create a high level of end user loyalty for our products and allow us to maintain leading market shares in the majority of our product lines. We believe we have become a market leader in the industry by meeting the stringent country specific regulatory, building and plumbing code requirements and subsequently achieving specification of our products into projects and applications. The majority of these stringent testing and regulatory approval processes are completed through the University of Southern California (“USC”), the International Association of Plumbing and Mechanical Codes (“IAPMO”), the National Sanitation Foundation (“NSF”), the Underwriters Laboratories (“UL”), Factory Mutual (“FM”), the American Waterworks Association (“AWWA”) prior to the commercialization of our products.

Our Water Management platform has an extensive network of approximately 1,100 independent sales representatives across approximately 210 sales agencies in North America and 240 direct sales and marketing associates in 18 countries outside of North America who work with local engineers, contractors, builders and architects to specify our products for use in construction projects. Specifically, it has been our experience that, once an architect, engineer, contractor or owner has specified our product with satisfactory results, that person will generally continue to use our products in future projects. The inclusion of our products with project specifications, combined with our ability to innovate, engineer and deliver products and systems that save time and money for engineers, contractors, builders and architects, has resulted in growing demand for our products. Our distribution model is predicated upon maintaining high product availability near our customers. We believe that this model provides us with a competitive advantage as we are able to meet our customer demand with local inventory at significantly reduced lead times as compared to others in our industry.

Our Markets

We evaluate our competitive position in our markets based on available market data, relevant benchmarks compared to our relative peer group and industry trends. We generally do not participate in segments of our served markets that are thought of as commodities or in applications that do not require differentiation based on product quality, reliability and innovation. In both of our platforms, we believe the end markets we serve span a broad and diverse array of commercial and industrial end markets with solid fundamental long-term growth characteristics.

Process & Motion Control Market

The market for Process & Motion Control products is very fragmented with most participants having single or limited product lines and serving specific geographic markets. While there are numerous competitors with limited product offerings, there are only a few national and international competitors of a size comparable to us. While we compete with certain domestic and international competitors across a portion of our product lines, we do not believe that any one competitor directly competes with us on all of our product lines. The industry’s customer base is broadly diversified across many sectors of the economy. We believe that growth in the Process & Motion Control market is closely tied to overall growth in industrial production which we believe has fundamental and significant long-term growth potential. In addition, we believe that Process & Motion Control manufacturers who innovate to meet the changes in customer demands and focus on higher growth end markets can grow at rates faster than overall United States industrial production.

The Process & Motion Control market is also characterized by the need for sophisticated engineering experience, the ability to produce a broad number of niche products with very little lead time and long-standing customer relationships. We believe entry into our markets by competitors with lower labor costs, including foreign competitors, will be limited due to the fact that we manufacture highly specialized niche products that are critical components in large scale manufacturing processes. In addition, we believe there is an industry trend of customers increasingly consolidating their vendor bases, which we believe should allow suppliers with broader product offerings such as ourselves, to capture additional market share.

Water Management Market

We believe the markets in which our Water Management platform participates are relatively fragmented with competitors across a broad range of industries and product lines. Although competition exists across all of our Water Management businesses, we do not believe that any one competitor directly competes with us across all of our product lines. We believe that we can continue to grow our platform at rates above the growth rate of the overall market and the growth rate of our competition, by focusing our efforts and resources towards end markets that have above average growth characteristics.

We believe the areas of the Water Management industry in which we compete are tied to growth in infrastructure and commercial construction, which we believe have significant long-term growth fundamentals. Historically, the infrastructure and commercial construction industry has been more stable and less vulnerable to down-cycles than the residential construction industry. Compared to residential construction cycles, downturns in infrastructure and commercial construction have been shorter and less severe, and upturns have lasted longer and had higher peaks in terms of spending as well as units and square footage. In addition, we believe that water management manufacturers with innovative products, like ours, are able to grow at a faster pace than the broader infrastructure and commercial construction markets, as well as mitigate downturns in the cycle.

The Water Management industry’s specification-driven end markets require manufacturers to work closely with engineers, contractors, builders and architects in local markets to design specific applications on a project-by-project basis. As a result, building and maintaining relationships with architects, engineers, contractors and builders, who specify products for use in construction projects, and having flexibility in design and product innovation are critical to compete effectively in the market. Companies with a strong network of such relationships have a competitive advantage. Specifically, it has been our experience that, once an engineer, contractor, builder or architect has specified our product with satisfactory results, that person often will continue to use our products in future projects.

Our Products

Process & Motion Control Products

Our Process & Motion Control products are generally critical components in the machinery or plant in which they operate, yet they typically account for a low percentage of an end user’s total production cost. We believe, because the costs associated with Process & Motion Control product failure to the end user can be substantial, end users in most of the markets we serve focus on Process & Motion Control products with superior quality, reliability and availability, rather than considering price alone, when making a purchasing decision. We believe that the key to success in our industry is to develop and maintain a reputation for quality and reliability, as well as create and maintain an extensive distribution network, which we believe leads to a strong preference to replace “like-for-like” products driving recurring aftermarket revenues and market share gain.

Gears

We are a leading manufacturer of gear drives and large gear sets for the heavy duty industrial market. Gear drives and gear sets reduce the output speed and increase the torque from an electronic motor or engine to the level required to drive a particular piece of equipment. Our gear drives, service and gear sets are used in a number of heavy duty industries. These primary industries include the natural resource extraction, steel, pulp and paper, chemical, forest and wood industries. We manufacture a wide range of heavy duty, medium and light duty gear drives used for bulk material handling, mixing, pumping and general gearing applications. We also operate a gear service and repair business through our Product Service group (PragerTM, Renew® and Cline).

Couplings

Couplings are primarily used in high-speed, high-torque applications and are the interface between two shafts that permit power to be transmitted from one shaft to the other. Our couplings are sold to a variety of end markets, including the petrochemical and refining, wood processing, chemical, power generation and natural resources industries. Couplings are comprised of the grid, flexible disc, elastomeric and gear product lines and are sold under the Steelflex®, Thomas®, Omega®, Rex®, Viva®, Wrapflex®, Lifelign®, True Torque®, Addax® and Autogard® brand names.

Industrial Bearings

Industrial bearings are components that support, guide and reduce the friction of motion between fixed and moving machine parts. These products are primarily sold for use in the mining, aggregates, forest and wood products, construction equipment, and agricultural equipment industries. Industrial bearings are sold either mounted or unmounted. We primarily produce mounted bearings, which are offered in a variety of specialized housings to suit specific industrial applications, and generally command higher margins than unmounted bearings.

FlatTop

Our FlatTop™ chain is a highly-engineered conveyor chain that provides a smooth continuous conveying surface that is critical to high-speed operations such as those used to transport cans and bottles in beverage-filling operations, and is primarily sold to the food and beverage, consumer products, warehousing and distribution, and parts processing industries.

Aerospace Bearings and Seals

We supply our aerospace bearings and seals to the commercial aircraft, military aircraft and regional jet end markets for use in door systems, engine accessories, engine controls, engine mounts, flight control systems, gearboxes, landing gear and rotor pitch controls. The majority of our sales are to engine and airframe OEMs that specify our Process & Motion Control products for their aircraft platforms. Our aerospace bearings and seals products consist of rolling element airframe bearings sold under the Shafer® brand name, slotted-entry and split-ball sliding bearings sold under the PSI® brand name and aerospace seals that are sold under the Cartriseal® brand name, which are primarily sold for use in both aerospace and industrial applications.

Special Components

Our special components products are comprised of three primary product lines: electric motor brakes, miniature Process & Motion Control components and security devices for utility companies. These products are manufactured by our niche businesses: Stearns, W.M. Berg and Highfield. Stearns’ products are used in a diverse range of applications, including steel mills, oil field equipment, pulp processing equipment, large textile machines, rubber mills, metal forming machinery and dock and pier handling equipment. W.M. Berg sells its products to a variety of markets, including aerospace, semiconductor, medical equipment, robotics, instrumentation, office equipment and satellite communications. Highfield’s products are sold to a variety of markets, including electric, gas, water, telecommunications and utilities.

Conveying Equipment and Engineered Chain

Our conveying equipment and industrial chain products are used in various applications in numerous industries, including food and food processing, beverage and container, mining, construction and agricultural equipment, hydrocarbon processing and cement and aggregates processing. Our primary products include (i) conveying equipment, (ii) engineered steel chain, and (iii) roller chain. Our conveying equipment product group provides design, assembly, installation and after-the-sale services primarily to the mining, cement and aggregates industries. Its products include engineered elevators, conveyors and components for medium to heavy duty material handling applications. Our engineered steel chain products, which are sold under the Link-Belt® and Rexnord® brand names, are designed and manufactured to meet the demands of customers’ specific applications. These products are used in many applications including cement elevators, construction and mining equipment and conveyors, and they are supplied to the cement and aggregates, energy, food and beverage, and forest and wood products industries.

Water Management Products

Water Management products tend to be project-critical, highly-engineered and high value-add and typically are a low percentage of overall project cost. We believe the combination of these features creates a high level of end user loyalty. Demand for these products is influenced by regulatory, building and plumbing code requirements. Many Water Management products must meet the stringent country specific regulatory, building and plumbing code requirements prior to the commercialization of our products (for example, USC, IAPMO, NSF, UL, FM and AWWA). In addition, many of these products must meet detailed specifications set by water management engineers, contractors, builders and architects.

Specification Drainage

Specification drainage products are used to control storm water, process water and potable water in various commercial, industrial, civil and irrigation applications. This product line includes point drains (such as roof drains and floor drains), linear drainage systems, interceptors, hydrants, fixture carrier systems, chemical drainage systems and light commercial drainage products.

Water Control and Safety

Our water control and safety products are sold under the Wilkins® brand name and encompass a wide variety of valves, including backflow preventers, fire system valves, pressure reducing valves and thermostatic mixing valves. These products are designed to meet the stringent requirements of independent test labs, such as the Foundation for Cross Connection Control and Hydraulic Research at USC, NSF, UL and FM, and are sold into the commercial and industrial construction applications as well as the fire protection, waterworks and irrigation end markets.

Commercial Brass

Zurn’s commercial brass products include manual and sensor operated flush valves marketed under the Aquaflush®, AquaSense®, AquaVantage® and HydroVantageTM brand names and heavy duty commercial faucets marketed under the AquaSpec® brand name. Innovative water conserving fixtures are marketed under the EcoVantage® and Zurn One® brand names. These products are commonly used in office buildings, schools, hospitals, airports, sports facilities, convention centers, shopping malls, restaurants and industrial production buildings. The Zurn One Systems® integrate commercial brass and fixtures into complete, easily customizable plumbing systems, and thus provide a valuable time and cost-saving means of delivering commercial and institutional bathroom fixtures. The EcoVantage® fixture systems promote water-efficiency and low consumption of water that deliver savings for building owners in new construction and retro-fit bathroom fixture installations.

PEX

PEX is our product line manufactured out of cross-linked polyethylene into tubing and is well-suited for high temperature and pressure fluid distribution piping. Our PEX products include complete lines of pipe, fittings, valves and installation tools for both potable water and radiant heating systems. These systems are engineered to meet stringent NSF requirements.

Water and Wastewater

Our water and wastewater products are sold under the VAG®, GA®, Rodney Hunt® and Fontaine® brand names and are used to control the flow of water and wastewater throughout the water cycle from raw water through collection, distribution and wastewater treatment. These products are highly specified, designed and manufactured. Products include automatic control valves, check valves, air valves, butterfly valves, water control gates, hydrants, actuation systems, and other specialized products for municipal, industrial, and hydropower applications. Our comprehensive product lines are primarily sold into the growing and less-cyclical water supply and treatment markets worldwide.

Acquisitions and Transactions

Rexnord has grown significantly in recent years by means of acquisitions. Information regarding some of our recent acquisitions follows.

Cline Acquisition

On December 13, 2012, we acquired Cline Acquisition Corp. (“Cline”) for a total cash purchase price of $19.6 million, net of cash acquired and excluding transaction costs. Cline, based in Taylors, South Carolina, is a service business specializing in the manufacturing, repair and refurbishment of drive shafts, clutches and brakes. This acquisition is a product line extension of our existing Process & Motion Control service offerings and expands our presence in the southeast region of the U.S. Our financial position and results of operations include Cline subsequent to December 13, 2012.

VAG Holding Acquisition

On October 10, 2011, we acquired VAG Holding GmbH (“VAG”) for a total cash purchase price of $238.6 million, net of cash acquired and excluding transaction costs. VAG is a global leader in engineered valve solutions across a broad range of applications, including water distribution, wastewater treatment, dams and hydropower generation, as well as various other industrial applications. This acquisition expanded our Water Management platform and allows us to further expand into key markets outside of North America. Our financial position and results of operations include VAG subsequent to October 10, 2011.

Autogard Acquisition

On April 2, 2011, we acquired Autogard Holdings Limited and affiliates (“Autogard”) for a total cash purchase price of $18.2 million, net of cash acquired. Autogard is a European-based manufacturer of torque limiters and couplings. The acquisition further expands our global Process & Motion Control platform and will allow us to provide increased capabilities and support to our global customer base. Our financial position and results of operations include Autogard subsequent to April 2, 2011.

Mecanica Falk Acquisition

On August 31, 2010, we acquired full control of Mecanica Falk, a joint venture in which we previously maintained a 49% non-controlling interest for a $6.1 million seller-financed note. Located in Mexico City, Mexico, Mecanica Falk primarily serves as a distributor of our existing Process & Motion Control product lines in Latin America. The acquisition of the remaining 51% interest in Mecanica Falk expanded our international presence through a more direct ownership structure. The financial position and results of operations of Mecanica Falk have been wholly consolidated subsequent to August 31, 2010.

Fontaine Acquisition

On February 27, 2009, we acquired the stock of Fontaine for a total purchase price of $24.2 million, net of $0.6 million of cash acquired. This acquisition further expanded our Water Management platform. Fontaine manufactures stainless steel slide gates and other engineered flow control products for the municipal water and wastewater markets.

Divestitures

In addition to making acquisitions, we from time to time review our operations to determine whether it would be in our interest to dispose of non-core business units, and make strategic dispositions if and when appropriate.

During fiscal 2013, we completed the sale of a non-core engineered chain business located in Shanghai, China within the Process & Motion Control segment for a total sale price of $2.5 million (the “discontinued operation”). We recorded a pre-tax loss on disposal of approximately $0.5 million in fiscal 2013, which is presented on the consolidated Statement of Operations as a loss from discontinued operations, net of tax. We have no continuing involvement in the business subsequent to the sale and it is presented as a discontinued operation in our financial statements.

Additionally, on July 19, 2011, we sold substantially all of the net assets of a non-material, underperforming business within our Process & Motion Control segment based in Germany for a total sale price of $4.5 million (the “divestiture”). We recorded a pre-tax loss on divestiture of approximately $6.4 million during fiscal 2012. Our financial position and results of operations include the divestiture up to July 19, 2011.

Customers

Process & Motion Control Customers

Our Process & Motion Control components are either incorporated into products sold by OEMs or sold to end users through industrial distributors as aftermarket products. While approximately 47% of our Process & Motion Control net sales are aftermarket, OEMs and end users ultimately drive the demand for our Process & Motion Control products. With more than 2,600 distributor locations worldwide, we have one of the most extensive distribution networks in the industry. The largest of our Process & Motion Control industrial distributors, which is also our largest customer, accounted for approximately 7.9%, 7.4%, and 8.0% of consolidated net sales during the fiscal years ended March 31, 2013, 2012 and 2011, respectively.

Rather than serving as passive conduits for delivery of product, our industrial distributors participate in the overall competitive dynamic in the Process & Motion Control industry. Industrial distributors play a role in determining which of our Process & Motion Control products are stocked at their distributor centers and branch locations and, consequently, are most readily accessible to aftermarket buyers, and the price at which these products are sold.

We market our Process & Motion Control products both to OEMs and directly to end users to create preference of our products through end user specification. We believe this customer preference is important in differentiating our Process & Motion Control products from our competitors’ products, and preserves our ability to create channel partnerships where distributors will recommend Rexnord products to OEMs and end users. In some instances, we have established a relationship with the end user such that we, the end user, and the end user’s preferred distributor enter into a trilateral agreement whereby the distributor will purchase our Process & Motion Control products and stock them for the end user. We believe our extensive product portfolio positions us to benefit from the trend towards rationalizing suppliers by industrial distributors.

Water Management Customers

Our Water Management products are branded under the Zurn, VAG, GA, Rodney Hunt and Fontaine tradenames.

Our products sold to customers in our commercial construction, infrastructure and residential construction end markets are distributed through independent sales representatives, plumbing wholesalers and industry-specific distributors in the food service, industrial, janitorial and sanitation industries.

Our independent sales representatives work with wholesalers to assess and meet the needs of building contractors. They also combine knowledge of our products, installation and delivery with knowledge of the local markets to provide contractors with value added service. We use several hundred independent sales representatives nationwide, along with a network of approximately 90 third-party warehouses, to provide our customers with same-day service and quick response times.

Water and wastewater end users primarily consist of municipalities. Our independent sales representatives, as well as approximately 240 direct sales and marketing associates, work with these end users, as well as their general contractors and engineering firms, to provide them with the engineered solutions that meet their needs. VAG, GA, Rodney Hunt and Fontaine benefit from strong brand recognition in the industry, which is further bolstered by a strong customer propensity to replace “like-for-like” products.

In addition to our domestic Water Management manufacturing facilities, we have maintained a global network of independent sources that manufacture high quality, lower cost component parts for our commercial and institutional products.

These sources fabricate parts to our specifications using our proprietary designs, which enables us to focus on product engineering, assembly, testing and quality control. By closely monitoring these sources and through extensive product testing, we are able to maintain product quality and be a cost competitive producer of commercial and institutional products.

Product Development

The majority of our new product development begins with our extensive “Voice of the Customer” process. We have a team of approximately 405 engineers and technical employees who are organized by product line. Each of our product lines has technical staff responsible for product development and application support. The Rexnord Innovation Center provides additional support through enhanced capabilities and specialty expertise that can be utilized for product innovation and new product development. The Rexnord Innovation Center is a certified lab comprised of approximately 30 specialists that offers testing capability and support during the development process to all of our product lines. Our existing pipeline and continued investment in new product development are expected to drive revenue growth as we address key customer needs.

In both of our Process & Motion Control and Water Management platforms, we have demonstrated a commitment to developing technologically advanced products within the industries we serve. In the Process & Motion Control platform, we had approximately 280 and approximately 870 active United States and foreign patents, respectively, as of March 31, 2013. In addition, we thoroughly test our Process & Motion Control products to ensure their quality, understand their wear characteristics and improve their performance. These practices have enabled us, together with our customers, to develop reliable and functional Process & Motion Control solutions. In our Water Management platform, we had approximately 80 and approximately 70 active United States and foreign patents, respectively, as of March 31, 2013. Product innovation is crucial in the commercial and institutional plumbing products markets because new products must continually be developed to meet specifications and regulatory demands. Zurn’s plumbing products are known in the industry for such innovation. During fiscal 2013 our total investment in research, development and engineering was $38.0 million, or approximately 2% of net sales.

Rexnord Business System (“RBS”)

We operate our Company in a disciplined way. The Rexnord Business System is our operating philosophy and it creates a scalable, process-based framework that focuses on driving superior customer satisfaction and financial results by targeting world-class operating performance. RBS is based on the following principles: (1) strategy deployment (a long-term strategic planning process that determines annual improvement priorities and the actions necessary to achieve those priorities); (2) measuring our performance based on customer satisfaction, or the “Voice of the Customer;” (3) involvement of all our associates in the execution of our strategy; and (4) a culture that embraces Kaizen, the Japanese philosophy of continuous improvement. We believe applying RBS can yield superior growth, quality, delivery and cost positions relative to our competition, resulting in enhanced profitability and ultimately the creation of stockholder value. As we have applied RBS over the past several years, we have experienced significant improvements in growth, productivity, cost reduction and asset efficiency and believe there are substantial opportunities to continue to improve our performance as we continue to apply RBS.

Suppliers and Raw Materials

The principal materials used in our Process & Motion Control and Water Management manufacturing processes are commodities and components available from numerous sources. The key materials used in our Process & Motion Control manufacturing processes include: sheet, plate and bar steel, castings, forgings, high-performance engineered plastic and a variety of components. Within our Water Management platform, we purchase a broad range of materials and components throughout the world in connection with our manufacturing activities that include: bar steel, brass, castings, copper, zinc, forgings, plate steel, high-performance engineered plastic and resin. Our global sourcing strategy is to maintain alternate sources of supply for our important materials and components wherever possible within both our Process & Motion Control and Water Management platforms. Historically, we have been able to successfully source materials, and consequently are not dependent on a single source for any significant raw material or component. As a result, we believe there is a readily available supply of materials in sufficient quantity from a variety of sources to serve both our short-term and long-term requirements. Additionally, we have not experienced any significant shortage of our key materials and have not historically engaged in hedging transactions for commodity supplies. We generally purchase our materials on the open market. However, in certain situations we have found it advantageous to enter into contracts for certain commodity purchases. Although currently we are not a party to any unconditional purchase obligations, including take-or-pay contracts or through-put contracts, these contracts generally have had one to five-year terms and have contained competitive and benchmarking clauses to ensure competitive pricing.

Backlog

Our backlog of unshipped orders was $468 million and $490 million at March 31, 2013 and 2012, respectively. As of March 31, 2013, approximately 11% of our backlog was scheduled to ship beyond fiscal 2014. See Risk Factor titled “The loss or financial instability of any significant customer could adversely affect our business, financial condition, results of operations or cash flows.” under the heading “Risk Factors” elsewhere in this prospectus supplement for more information on the risks associated with backlog.

Seasonality

We do not experience significant seasonality of demand for our Process & Motion Control products, although sales generally are slightly higher during our fourth fiscal quarter as our customers spend against recently approved capital budgets and perform maintenance and repairs in advance of spring and summer activity. Our Process & Motion Control end markets also do not experience significant seasonality of demand.

Demand for our Water Management products is primarily driven by commercial construction activity, remodeling and retro-fit opportunities, and to a lesser extent, new home starts as well as water and wastewater infrastructure expansion for municipal, industrial and hydropower applications. Accordingly, weather has an impact on the cyclicality of certain end markets. With the exception of our remodeling and retro-fit opportunities, weather is an important variable as it significantly impacts construction. Spring and summer months in the United States and Europe represent the main construction season for increased construction in the commercial and institutional markets, as well as new housing starts. As a result, sales generally decrease slightly in the third and fourth fiscal quarters as compared to the first two quarters of the fiscal year. The autumn and winter months generally impede construction and installation activity.

Our business also depends upon general economic conditions and other market factors beyond our control, and we serve customers in cyclical industries. As a result, our operating results could be negatively affected during economic downturns. See Risk Factor titled “Weak and volatile economic and financial market conditions and market cycles have impacted our business operations and/or our customers and may adversely affect our results of operations and financial condition in the future.” under the heading “Risk Factors” elsewhere in this prospectus supplement for more information on the risks associated with general economic conditions.

Employees

As of March 31, 2013, we had approximately 7,300 employees, of whom approximately 4,400 were employed in the United States. Approximately 500 of our United States employees are represented by labor unions. The five United States collective bargaining agreements to which we are a party have expiration dates between September 2013 and September 2016. Additionally, approximately 1,800 of our employees reside in Europe, where trade union membership is common. We believe we have a strong relationship with our employees, including those represented by labor unions.

Environmental Matters

Our operations and facilities worldwide are subject to extensive laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by us to comply with applicable requirements or the permits required for our operations could result in civil or criminal fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Some environmental laws and regulations impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties (“PRPs”) for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. On occasion we are involved, and are currently involved, in such investigations and/or cleanup, and also have been or could be named as a PRP in environmental matters.

Properties

Within Process & Motion Control, as of March 31, 2013, we had 37 principal manufacturing, warehouse and repair facilities, 25 of which are located in North America, six in Europe, one in Australia, two in South America and three in Asia. All of our facilities listed below are suitable for their respective operations and provide sufficient capacity to meet reasonably foreseeable production requirements.

We own and lease our Process & Motion Control facilities throughout the United States and in several foreign countries. Listed below are the locations of our principal Process & Motion Control manufacturing, warehouse and repair facilities:

Facility Location	Product/Use	Size (square feet)	Owned/Leased
North America
Auburn, AL	Coupling	133,000	Leased
Clinton, TN	Industrial Bearings	180,000	Owned
Cudahy, WI	Special Components	100,000	Leased
Downers Grove, IL (2 facilities)	Aerospace	248,000	Owned
Grafton, WI	Flattop	95,000	Owned
Grove City, OH	Warehouse	73,000	Leased
Indianapolis, IN	Industrial Bearings	527,000	Owned
Lincoln, NE	Coupling	34,000	Leased
Mandeville, LA	Gear	18,000	Leased
Mexico City, Mexico	Warehouse and Gear	36,000	Leased
Milwaukee, WI	Gear	1,100,000	Owned
New Berlin, WI	Gear Repair	47,000	Leased
New Berlin, WI	Coupling	54,000	Owned
New Orleans, LA	Gear Repair	54,000	Owned
Rockford, IL	Coupling	16,000	Leased
Salt Lake City, UT	Warehouse	29,000	Leased
Simi Valley, CA (2 facilities)	Aerospace	55,000	Leased
Stuarts Draft, VA	Gear	97,000	Owned
Taylors, SC	Warehouse	48,000	Leased
Toronto, Canada	Gear Repair	30,000	Leased
Toronto, Canada	Warehouse	33,000	Leased
West Milwaukee, WI	Industrial Chain	370,000	Owned
Wheeling, IL	Aerospace	83,000	Owned
Europe
Betzdorf, Germany	Industrial Chain	179,000	Owned
Corregio, Italy	Flattop	81,000	Owned
Dortmund, Germany (2 facilities)	Coupling	98,000	Owned/Leased
Gloucestershire, England	Coupling	20,000	Leased
Gravenzande, Netherlands	Flattop	100,000	Leased
South America
Sao Leopoldo, Brazil	Industrial Chain	77,000	Owned
Santiago, Chile	Gear Repair	15,000	Leased
Australia
Newcastle, Australia	Gear	65,000	Owned
Asia
Changzhou, China	Gear and Coupling	206,000	Leased
Taicang, China	Flattop	28,000	Leased
Thane, India	Coupling	11,000	Leased

Within Water Management, as of March 31, 2013, we had 25 principal manufacturing and warehouse facilities, 19 of which are located in North America, three in Europe and three in Asia, as set forth below:

Facility Location	Product/Use	Size (square feet)	Owned/Leased
North America
Abilene, Texas	Commercial Brass	177,000	Owned
Calgary, Canada	Warehouse	19,000	Leased
Commerce, Texas	PEX	175,000	Owned
Cranberry TWP., Pennsylvania	Water and Wastewater	37,000	Owned
Dallas, Texas	Warehouse	52,000	Leased
Elkhart, Indiana	PEX	110,000	Owned
Erie, Pennsylvania	Specification Drainage	210,000	Leased
Erie, Pennsylvania	Specification Drainage	119,000	Owned
Harborcreek, Pennsylvania	Specification Drainage/ PEX	91,000	Leased
Levittown, Pennsylvania	Manufacturing/Warehouse	67,000	Leased
Mars, Pennsylvania	Water and Wastewater	63,000	Owned
Mississauga, Ontario	Manufacturing/Warehouse	28,000	Leased
Mississauga, Ontario	Warehouse	26,000	Leased
Norcross, Georgia	Warehouse	96,000	Leased
Ontario, California	Warehouse	115,000	Leased
Orange, Massachusetts	Water and Wastewater	250,000	Owned
Paso Robles, California	Water Control	158,000	Owned
Sanford, North Carolina	Commercial Brass	78,000	Owned
Sanford, North Carolina	Warehouse	24,000	Leased
Europe
Hodonin, Czech Republic	Water and Wastewater	1,240,000	Owned
Mannheim, Germany	Water and Wastewater	356,000	Leased
Warsaw, Poland	Warehouse	71,000	Leased
Asia
Secunderabad, India	Water and Wastewater	79,000	Owned
Taicang, China (2 facilities)	Water and Wastewater	265,000	Leased

In addition, we lease various sales offices, and an engineering and sourcing center in China. We also own approximately 31,000 square feet of manufacturing space in Bridgeport, Connecticut; approximately 16,500 square feet of sales office space in Magog, Quebec, and lease approximately 14,000 square feet of office space in West Palm Beach, Florida and 31,000 square feet of warehouse space in Deer Park, Texas.

We believe our Process & Motion Control and Water Management properties are sufficient for our current and future anticipated needs.

Legal Proceedings

Our subsidiaries are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. We establish reserves in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, we believe that the eventual outcome of these unresolved legal actions, either individually or in the aggregate, will not have a material adverse effect on our financial position, results of operations or cash flows.

In connection with the Carlyle acquisition in November 2002, Invensys plc has provided us with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. We believe that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify us with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are subject, together with indemnity obligations relating to other matters, to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:

•

In 2002, Rexnord Industries, LLC (“Rexnord Industries”) was named as a PRP, together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the “Site”), by the United States Environmental Protection Agency (“USEPA”), and the Illinois Environmental Protection Agency (“IEPA”). Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from Rexnord Industries’ property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site and reimbursement of USEPA’s past costs. Rexnord Industries’ allocated share of past and future costs related to the Site, including for investigation and/or remediation, could be significant. All previously pending property damage and personal injury lawsuits against Rexnord Industries related to the Site have been settled or dismissed. Pursuant to its indemnity obligation, Invensys continues to defend Rexnord Industries in known matters related to the Site and has paid 100% of the costs to date.

•

Multiple lawsuits (with approximately 1,000 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by our Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, our Prager subsidiary is a defendant in two pending multi-defendant lawsuits relating to alleged personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. Additionally, there are numerous individuals who have filed asbestos related claims against Prager; however, these claims are currently on the Texas Multi-district Litigation inactive docket. The ultimate outcome of these asbestos matters cannot presently be determined. To date, our insurance providers have paid 100% of the costs related to the Prager asbestos matters. We believe that the combination of its insurance coverage and the Invensys indemnity obligations will cover any future costs of these matters.

In connection with the Falk Corporation (“Falk”) acquisition, Hamilton Sundstrand has provided us with indemnification against certain products-related asbestos exposure liabilities. We believe that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify us with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations.

The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:

•

Falk, through its successor entity, is a defendant in approximately 250 lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 600 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending us in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.

Certain Water Management subsidiaries are also subject to asbestos litigation. As of March 31, 2013, Zurn and an average of approximately 80 other unrelated companies were defendants in approximately 7,000 asbestos related lawsuits representing approximately 27,000 claims. Plaintiffs’ claims allege personal injuries caused by exposure to asbestos used primarily in industrial boilers formerly manufactured by a segment of Zurn. Zurn did not manufacture asbestos or asbestos components. Instead, Zurn purchased them from suppliers. These claims are being handled pursuant to a defense strategy funded by insurers.

Management estimates that our available insurance to cover this potential asbestos liability as of March 31, 2013, is approximately $254.2 million, and believes that all current claims are covered by insurance. However, principally as a result of the past insolvency of certain of our insurance carriers, certain coverage gaps will exist if and after our other carriers have paid the first $178.2 million of aggregate liabilities.

As of March 31, 2013, we had a recorded receivable from our insurance carriers of $35.0 million, which corresponds to the amount of this potential asbestos liability that is covered by available insurance and is currently determined to be probable of recovery. However, there is no assurance that $254.2 million of insurance coverage will ultimately be available or that this asbestos liability will not ultimately exceed $254.2 million. Factors that could cause a decrease in the amount of available coverage include: changes in law governing the policies, potential disputes with the carriers regarding the scope of coverage, and insolvencies of one or more of our carriers.

Our subsidiaries, Zurn PEX, Inc. and Zurn Industries, LLC, were named as defendants in a number of individual and class action lawsuits in various United States courts. The plaintiffs in these suits claimed damages due to the alleged failure or anticipated failure of Zurn brass fittings on the PEX plumbing systems in homes and other structures.

In July 2012, we reached an agreement in principle to settle the liability underlying this litigation. The settlement is designed to resolve, on a national basis, our overall exposure for both known and unknown claims related to the alleged failure or anticipated failure of Zurn brass fittings on PEX plumbing systems, subject to the right of eligible class members to opt-out of the settlement and pursue their claims independently. The settlement received final court approval in February 2013, and utilizes a seven year claims fund, which is capped at $20 million, and is funded in installments over the seven year period based on claim activity and minimum funding criteria. The settlement also covers class action plaintiffs’ attorneys’ fees and expenses in an amount not to exceed $8.5 million and related administrative costs, which has been paid.

Historically, our insurance carrier had funded our defense in the above referenced Zurn proceedings. However, we recently finalized a settlement agreement with our insurer, whereby the insurer paid us a lump sum in exchange for a release of future exposure related to this liability.

We have recorded a reserve related to this brass fittings liability, which takes into account, in pertinent part, the insurance carrier contribution, as well as exposure from the claims fund, opt-outs and the waiver of future insurance coverage.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers as of the date of this prospectus supplement:

Name	Age	Position
George M. Sherman	71	Chairman of the Board and Director
Todd A. Adams	42	President, Chief Executive Officer and Director
Mark W. Peterson	41	Senior Vice President and Chief Financial Officer
Praveen R. Jeyarajah	45	Executive Vice President—Corporate & Business Development
Mark S. Bartlett	62	Director
Laurence M. Berg	47	Director
Thomas D. Christopoul	48	Director
Peter P. Copses	54	Director
Damian J. Giangiacomo	36	Director
Steven Martinez	44	Director
John S. Stroup	47	Director

The following is information about the experience and attributes of the members of our board of directors as of the date of this prospectus supplement. Together, the experience and attributes discussed below, along with the provisions of the stockholders agreements discussed in “Certain Relationships and Related Party Transactions,” in our Proxy Statement on Schedule 14A as filed with the SEC on June 7, 2013 (the “Fiscal 2014 Proxy Statement”) incorporated by reference herein, provide the reasons that these individuals were selected for board membership, as well as why they continue to serve on the board.

Board of Directors

George M. Sherman has been our Non-Executive Chairman and a director since 2002. Mr. Sherman currently serves as the non-executive Chairman of Jacuzzi Brands Corp. and has served as the Chairman of Campbell Soup Company from 2001 to 2004. Prior to his service with Campbell Soup, Mr. Sherman was the President and Chief Executive Officer at Danaher Corporation from 1990 to 2001. Prior to joining Danaher, he was Executive Vice President at Black & Decker Corporation. Mr. Sherman initially became our Non-Executive Chairman pursuant to a management consulting agreement; see “Certain Relationships and Related Party Transactions” in the Fiscal 2014 Proxy Statement. Mr. Sherman serves on our board of directors because he has significant experience and expertise in the manufacturing industry (including as chief executive officer), mergers and acquisitions and strategy development and continues to serve because of his in-depth knowledge of Rexnord and our business.

Todd A. Adams became our President and Chief Executive Officer in September 2009 and became a director in October 2009. Mr. Adams joined us in 2004 as Vice President, Treasurer and Controller; he has also served as Senior Vice President and Chief Financial Officer from April 2008 to September 2009 and as President of the Water Management platform in 2009. Prior to joining us, Mr. Adams held various positions at The Boeing Company, APW Ltd. and Applied Power Inc. (currently Actuant Corporation). Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business and because he is our Chief Executive Officer.

Mark S. Bartlett became a director in June 2012. Mr. Bartlett is a retired Ernst & Young LLP (“E&Y”) partner. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. The board appointed Mr. Bartlett as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation.

Laurence M. Berg became a director in July 2006 upon consummation of the Apollo acquisition. Mr. Berg is a Senior Partner of Apollo Management, L.P., where he has worked since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert, an investment banking firm. Mr. Berg is also a director of Jacuzzi Brands Corp. and Panolam Industries International, Inc., and has previously served as a director of ABC Supply Co. Inc., Connections Academy LLC, Bradco Supply Corp., Educate, Inc., GNC Corp., Goodman Global Holdings, Inc., Hayes Lemmerz International, Inc. and Rent A Center, Inc. Mr. Berg serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 20 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Berg worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Berg is a director designated by Apollo pursuant to the nominating agreement.

Thomas D. Christopoul became a director in February 2013. Mr. Christopoul became Senior Managing Director in the Real Estate Group at Guggenheim Partners in April 2013. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, from 2009 to 2013, and served as executive chairman of two of Falconhead’s portfolio companies—GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company he founded in 2006. Further, Mr. Christopoul is non-executive chairman of Hudson Cross, LLC, a travel industry consulting partnership. Mr. Christopoul also serves as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc., and serves on the boards of directors of several private companies. Prior to joining Falconhead in 2009, Mr. Christopoul was president and chief executive officer of Resources Connection, Inc., a multi-national professional services firm from 2008 to 2009; prior thereto, he was an independent member on Resources’ board of directors from 2006 to 2008. The board appointed Mr. Christopoul as a director due to his significant and varied business experience, as well as his ability to serve as an “independent” director of Rexnord and a member of its audit committee.

Peter P. Copses became a director in July 2006 upon consummation of the Apollo acquisition. Mr. Copses is a Senior Partner of Apollo Management, L.P., where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also Chairman of the Board of Claire’s Stores, Inc. and serves as a director of CKE Restaurants, Inc. Mr. Copses serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 25 years of experience financing, analyzing and investing in public and private companies; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Copses is a director designated by Apollo pursuant to the nominating agreement.

Damian J. Giangiacomo became a director in October 2006. Mr. Giangiacomo became the managing member of Nexus Consulting LLC (an advisory practice specializing in leveraged buyouts and distressed investments) in March 2013. Mr. Giangiacomo was a principal of Apollo Management, L.P. until March 2013; he held various roles with Apollo since 2000. Prior to joining Apollo, Mr. Giangiacomo was an investment banker at Morgan Stanley & Co. Mr. Giangiacomo is also a director of Georgia Holdings, LLC (parent of McGraw-Hill Global Education Holdings, LLC) and Jacuzzi Brands Corp., and has previously served as director of Connections Academy LLC and Linens N’ Things, Inc. Mr. Giangiacomo serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 10 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Giangiacomo worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Giangiacomo is a director designated by Apollo pursuant to the nominating agreement.

Steven Martinez became a director in July 2006 upon the consummation of the Apollo acquisition. Mr. Martinez is a Senior Partner of Apollo Management, L.P. Prior to joining Apollo in 2000, Mr. Martinez worked for Goldman, Sachs & Co. and Bain & Company, Inc. Mr. Martinez also serves as a director of Prestige Cruise Holdings, Inc., Norwegian Cruise Line Holdings Ltd., Hughes Telematics, Inc., Principal Maritime and Veritable Maritime Holdings, LLC, and has previously served as a director of Jacuzzi Brands Corp., Allied Waste Industries, Inc. and Goodman Global Holdings, Inc. Mr. Martinez serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 15 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Martinez worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Martinez is a director designated by Apollo pursuant to the nominating agreement.

John S. Stroup became a director in October 2008. Mr. Stroup is currently president and chief executive officer and a member of the board of directors of Belden Inc., a company listed on the New York Stock Exchange, that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. Prior to joining Belden Inc. in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup serves on our board of directors because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

Executive Officers

Todd A. Adams became our President and Chief Executive Officer in September 2009 and became a member of our board of directors in October 2009. See “Board of Directors” above.

Mark W. Peterson became our Senior Vice President and Chief Financial Officer in November 2011. Mr. Peterson previously served as Vice President and Controller of Rexnord from 2008 to 2011 and as a Rexnord Divisional CFO from 2006 to 2008. Prior to joining Rexnord, Mr. Peterson was Corporate Controller of Gehl Company from 2002 to 2006 and was with APW Limited prior thereto, after starting his career at KPMG, where he last held a position as Senior Manager—Audit. Mr. Peterson is a certified public accountant.

Praveen R. Jeyarajah became our Executive Vice President-Corporate & Business Development in 2010. Also, Mr. Jeyarajah became a Company director in connection with the Carlyle Acquisition in 2002 and served in that capacity until the Apollo acquisition in July 2006; he again served as a director from October 2006 through June 2012. Prior to becoming our Executive Vice President-Corporate & Business Development, Mr. Jeyarajah was a Managing Director at Cypress Group, LLC from 2006 to 2010 and a Director of Jacuzzi Brands Corp. until 2010.

Composition of Board of Directors

The Company has nine directors. Due to the fact that Apollo owns over 50.1% of our common stock, we avail ourselves of the “controlled company” exception under the New York Stock Exchange rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating/corporate governance committees composed entirely of independent directors. We are required, however, to have an audit committee comprised entirely of independent directors, and we are in compliance with this requirement.

If at any time we cease to be a “controlled company” under the New York Stock Exchange rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms (subject to the phase-in of such classification following the IPO). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our directors are divided into the following classes:

•	Messrs. Bartlett, Giangiacomo and Martinez are in the class of directors whose terms will expire at the fiscal 2014 annual meeting of stockholders;

•	Messrs. Christopoul, Copses and Stroup are in the class of directors whose terms will expire at the fiscal 2015 annual meeting of stockholders; and

•	Messrs. Adams, Berg and Sherman are in the class of directors whose terms will expire at the fiscal 2016 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control.

At each annual meeting, our stockholders elect the successors to our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Apollo Approval of Certain Matters and Rights to Nominate Certain Directors

The approval of a majority of a quorum of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, is required by our bylaws under certain circumstances. These consist of, as to us and, to the extent applicable, each of our subsidiaries:

•	amendment, modification or repeal of any provision of our certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the issuance of additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan);

•

a consolidation or merger of us with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, or a “Change of Control” as defined in our or our subsidiaries’ principal senior secured credit facilities or senior note indentures;

•

a disposition, in a single transaction or a series of related transactions, of any of our or our subsidiaries’ assets with a value in excess of $150 million in the aggregate, other than the sale of inventory or products in the ordinary course of business;

•

consummation of any acquisition of the stock or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions, involving consideration in excess of $150 million in the aggregate;

•

the incurrence of indebtedness, in a single transaction or a series of related transactions, by us or any of our subsidiaries aggregating more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing the IPO or that is otherwise approved by Apollo;

•	a termination of the chief executive officer or designation of a new chief executive officer; and

•	a change in size of the board of directors.

These approval rights will terminate at such time as Apollo no longer beneficially owns at least 33 1/3% of our outstanding common stock.

See also “Certain Relationships and Related Party Transactions—Nominating Agreement” in the Fiscal 2014 Proxy Statement, for rights of Apollo to nominate a certain number of directors.

Committees of the Board of Directors

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and an executive committee.

Audit Committee

Our Audit Committee consists of Messrs. Bartlett (Chair), Christopoul and Stroup. Our board of directors has determined that each of Messrs. Bartlett, Christopoul Stroup qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each Messrs. Bartlett, Christopoul and Stroup is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Our Compensation Committee consists of Messrs. Giangiacomo (Chair), Berg, Sherman and Stroup. The principal duties and responsibilities of the Compensation Committee are as follows:

•	to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. However, none of the members of our Compensation Committee during fiscal 2013 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Berg (Chair), Copses and Sherman. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•	to oversee the evaluation of our board of directors and senior management.

We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.

Executive Committee

Our Executive Committee consists of Messrs. Sherman (Chair), Adams, Berg and Giangiacomo. The primary duty and responsibility of the Executive Committee is to act on behalf of the board of directors in between meetings of the full board, as necessary or appropriate.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. Excerpts from the Code of Business Conduct and Ethics, which address the subject areas covered by the SEC’s rules, are posted on our website: www.rexnord.com under “Investors.” Any substantive amendment to, or waiver from, any provision of the Code of Business Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this prospectus supplement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following chart gives aggregate information regarding grants under all equity compensation plans of the Company through March 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	9,450,197	$9.85	5,723,843

Equity compensation plans not approved by security holders	None	None	None
Total	9,450,197	$9.85	5,723,843

(1)	All options or shares in these columns relate to options granted under the Company’s 2006 Stock Option Plan, as amended, which was approved by stockholders in 2006, or the Company’s 2012 Performance Incentive Plan, which was approved by stockholders in 2012. With the adoption of the 2012 Performance Incentive Plan, no further awards will be made under the 2006 Stock Option Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation awarded to, earned by, or paid to our Named Executive Officers during our fiscal year ended March 31, 2013. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of Rexnord Corporation, or in certain cases, to the compensation committee of RBS Global (which was involved with compensation decisions during periods prior to the completion of our IPO), whichever is appropriate from the context.

The Committee, in consultation with the board of directors, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the compensation and benefits provided to executives were reasonable, fair and competitive and aligned with the short- and long-term goals of the Company so as to foster a “pay for performance” culture that places an emphasis on value creation and makes a portion of each executive’s compensation subject to the performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guided the design of our executive compensation program.

We compensate our executives through various forms of cash and non-cash compensation. Our executive officer compensation program includes:

•	Cash compensation:

•

base salaries, which are intended to attract and retain highly-qualified individuals (as base salary is frequently used as an initial metric for evaluating compensation) and provide a predictable stream of income for living expenses in an amount proportionate to the executive’s duties and responsibilities;

•	annual performance-based cash incentive awards, which are intended to award performance by tying additional cash compensation to specific Company and individual goals; and

•	discretionary bonuses, which can be used to recognize extraordinary performance or other unique contributions or circumstances that may not be quantifiable;

•

Long-term equity incentive awards, which are intended to further align the financial interests of management with those of our stockholders and incent executive officers by providing economic rewards tied to increased value of the Company over an extended period of time;

•

Employment agreements that are intended to help assure the continuing availability of the executives’ services over a period of time and protect the Company from competition post-employment, and that provide protection and a certain degree of certainty to the executives in the event of certain terminations, including in connection with a change in control; and

•	Retirement benefits, which are intended to reward long-term service to us and provide incentive to remain with us by building benefits for eventual retirement.

Prior to the consummation of our IPO on April 3, 2012, Apollo owned over 90% of our outstanding common stock, and Apollo continued throughout fiscal 2013 to own a significant majority of our common stock. Our compensation structure prior to our IPO reflected policies, practices and metrics used by Apollo that were appropriate for a privately-held company. However, following the completion of the IPO and as discussed in more detail below, we began to modify and intend to continue to modify our compensation programs to better reflect our becoming a public company and further strive for a “pay for performance” culture aimed at creating value for our stockholders. The modifications during fiscal 2013 included, among other things, providing more frequent and/or larger, multi-year grants of equity awards for management, entering into employment agreements with our executive officers and entering into severance and/or retention agreements for certain other key employees.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interest with that of our stockholders. We believe that rewarding executives for superior levels of achievement will result in significant long-term value creation for us and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward short- and long-term performance. The Committee or its designated member, with input from the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We have created a “pay for performance” culture that places an emphasis on value creation and subjects a portion of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by establishing an emphasis on critical objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and achievement of individual goals;

•

A portion of each executive’s total compensation should be based on the achievement of corporate and individual performance goals and objectives in a way that incents results without encouraging unreasonable risk taking;

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards; and

•

Executives should be protected during their employment and incentivized in the event of a change in control through employment agreements and other arrangements that are intended to retain executives and provide a degree of security to executive officers to assist their focus on corporate goals, especially in cases where the Company interests may diverge from a personal interest.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based on overall corporate financial performance. That goal is achieved through our Management Incentive Compensation Plan (the “MICP”), which is more fully described below. Another element of our executive compensation program is designed to reward annual improvement in personal objectives. For each fiscal year, individualized target performance areas are determined for each executive, and a component of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results beyond the financial targets for the year in areas that are critical to the long-term success of the Company. Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our compensation program includes employment agreements that contain change in control provisions and that are intended to facilitate those officers’ commitment and dedication to the Company.

For our CEO in particular, the Committee intends the compensation structure to provide opportunities that are particularly focused on high performance and that emphasize long-term value creation for our stockholders. To maintain a steady focus over a period of time, the Committee intends to keep incentives and programs in place for a more extended period of time. The current intention is to conduct a comprehensive review of the CEO’s compensation programs approximately every four years, rather than making adjustments annually, although the Committee may, in its discretion, make changes or review specific pay elements between periodic assessments, like it did in fiscal 2013 when it entered into an employment agreement with the CEO and other Named Executive Officers. In fiscal 2012, following an in-depth review, the Committee increased the CEO’s base salary (but indicated that it intended to maintain that salary level for approximately four years) and also made a significant multi-year option grant to the CEO (with no future grants to the CEO contemplated for approximately the next four years) in connection with the successful completion of the IPO. Consequently, in fiscal 2013, the Committee did not increase the CEO’s base salary, nor did it grant any options to the CEO. Because of the particularly important nature of the CEO’s role, the design and approach to CEO compensation may differ from the approach to be used for other executive officers and key employees within the Company, although an approach similar to that used for the CEO also may be used for others.

In setting compensation, the Committee also considers the results of advisory “say-on-pay” stockholder votes when making compensation decisions. At the fiscal 2013 annual meeting, when the Company’s first advisory “say-on-pay” vote was held, the Company’s stockholders voted to approve, by a significant margin, the compensation of the Company’s executive officers. The Company holds such “say-on-pay” votes every three years, which is consistent with the results of the stockholder advisory vote on the frequency of “say-on-pay” votes that was held at the fiscal 2013 annual meeting.

As described in more detail below, our compensation program is composed of elements that are generally paid on a short-term or current basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

The Committee or its designated member(s) annually reviews and approves all compensation decisions related to our Named Executive Officers. Near the beginning of each fiscal year, the CEO establishes the AIPs for each executive officer other than himself; the Committee or its designated member(s) establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company (and, if applicable, the respective business group), the role of each executive in the various aspects of that performance and the executive’s level of achievement of his AIPs. Based on this review, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee or its designated member(s) considers these recommendations in making the final determinations. Other than our CEO, none of the Named Executive Officers had any role in determining the fiscal 2013 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company other than himself.

The Committee believes that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers, as well as each executive officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Adams are higher than they are for the other Named Executive Officers, reflecting his responsibility as CEO for the overall operations of the Company.

In fiscal 2012, in anticipation of our IPO and as part of our planning to transition to becoming a public company, the Committee engaged a compensation consultant to evaluate the relative strengths and weaknesses of our compensation packages generally and the CEO’s compensation package in particular and to evaluate the appropriate mix of compensation elements. During fiscal 2012, in anticipation of the IPO, the Committee engaged Towers Watson, a compensation consultant (“Towers Watson”), to assess the CEO’s compensation package, as well as directors’ compensation and the level of certain long-term equity awards. In fiscal 2012, management engaged Meridian Compensation Partners, LLC (“Meridian”), another compensation consultant, to review our officers’ cash and non-cash compensation levels, and their appropriate mix, as compared to officers at other companies in our industry, although we did not aim for specific percentile targets. In addition, management engaged Meridian to assist with the design and implementation of the Rexnord Corporation 2012 Performance Incentive Plan (the “2012 Incentive Plan”) and to help benchmark the equity grants to be made under the 2012 Incentive Plan. The analyses generated by Meridian were shared with, and considered by, the Committee when making compensation determinations in fiscal 2012 and 2013. Going forward, the Committee expects that it will continue to engage compensation consultants as appropriate.

Fiscal 2013 Executive Compensation Components and Determinations

The principal components of our executive compensation program for the fiscal year ended March 31, 2013 are discussed below.

Base Salary. Historically, the Committee has reviewed base salaries annually and made adjustments from time to time—for example, in connection with promotions and other changes in responsibilities. As discussed above, the Committee intends to review base salaries annually for executives other than the CEO, but to conduct a comprehensive review of the CEO’s salary and other compensation only once every four years. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, the Committee determines each Named Executive Officer’s base salary.

In fiscal 2013, the Committee continued to implement a practice it started in fiscal 2012 with respect to the CEO’s compensation. In fiscal 2012, based in part on the study by Towers Watson, the Committee determined to structure the CEO’s compensation to be more highly performance-based in order to focus on long-term value creation for stockholders. As such, the Committee set Mr. Adams’ base salary slightly below the peer group market median, but intends to set his annual target cash bonus opportunity under the MICP above the peer group market median. The Committee believes that this approach promotes its “pay for performance” philosophy. For purposes of its review, Towers Watson used a peer group consisting of: Actuant Corporation; Ametek, Inc.; Crane Co.; Idex Corporation; RBC Bearings Inc.; Robbins & Myers Inc.; Roper Industries, Inc.; and Watts Water Technologies, Inc. (the “Towers Watson Peer Companies”).

With respect to the other executives, in fiscal 2013, the Committee approved the cash compensation (base salary and bonus opportunity) as initially presented by management, which reflected the fiscal 2012 study conducted by Meridian, and believes that cash compensation was competitive to market. The fiscal 2012 Meridian study used a peer group consisting of: Actuant Corporation; Albany International Corp.; Acuity Brands, Inc.; Ametek, Inc.; Barnes Group Inc.; Belden Inc.; Brady Corporation; Briggs & Stratton Corporation; Circor International Inc.; Clarcor Inc.; Crane Co.; Enpro Industries, Inc.; Franklin Electric Co., Inc.; Idex Corporation; Kennametal Inc.; Lincoln Electric Holdings, Inc.; Mueller Industries, Inc.; Mueller Water Products, Inc.; Nordson Corporation; Regal Beloit Corporation; Roper Industries, Inc.; Tennant Company; Thomas & Betts Corporation; Trimas Corporation; Valmont Industries, Inc.; Watts Water Technologies, Inc.; and Woodward, Inc. (the “Meridian Peer Companies”).

Based on the above reviews, the Committee determined the base salaries for the Named Executive Officers as indicated in the following table; the table also contains information showing the percentage change in base salary for each of the Named Executive Officers between fiscal 2013 and fiscal 2012.

Name	2013 Base Salary ($)	Increase in Base Salary Compared to 2012 (%)
Todd A. Adams	$750,000	0%
Mark W. Peterson	335,000	12%
Praveen R. Jeyarajah	424,000	3%

The Committee set Mr. Adams’ base salary in September 2011 at $750,000, which reflected the Committee’s satisfaction with his performance, the increasing size and scope of Rexnord’s business and the Committee’s evaluation of the Towers Watson study and related peer market data. Consistent with the philosophy discussed above, the Committee did not increase Mr. Adams’ base salary in fiscal 2013. With respect to the other Named Executive Officers, the Committee determines annual base salary increases, if any, during its review process in or around June each year. At that time, Mr. Peterson received a 12% salary increase for fiscal 2013, which reflects his strong performance in his new role as CFO, as well as an effort to make his base salary more competitive with the pay levels of other chief financial officers, and Mr. Jeyarajah received a 3% salary increase for fiscal 2013, which reflects his strong performance for the year.

Annual Performance Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on overall corporate financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through the MICP. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MICP, participants are eligible to earn cash incentives based upon the achievement by the Company of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Near the beginning of each fiscal year, the board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and the Committee uses those to set the financial targets under the MICP; the Committee or its designee sets the AIPs for our CEO; and our CEO establishes the AIPs for all of the other senior management, including the Named Executive Officers, participating in the MICP. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required on an annual basis to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for fiscal 2013 MICP awards to executive officers and other key personnel, the Committee reviewed, among other factors, the results of the fiscal 2012 compensation consultants’ studies of the Company’s cash compensation. For fiscal 2013, the target incentive amounts for Messrs. Adams, Peterson and Jeyarajah were 125%, 50% and 50% of base salary, respectively. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals. As discussed above, the fiscal 2013 target incentive level for Mr. Adams was set above the market median of CEOs at the Towers Watson Peer Companies so as to make his compensation more focused on value creation for stockholders. However, the Committee also established a maximum payment (which was set at 250% of his base salary) that could be earned by Mr. Adams under the MICP because the Committee believed such a cap is more appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

Under the terms of the MICP, each participant is initially entitled to his target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive under the corporate financial performance metrics, which are subject to adjustment by the Committee in extraordinary circumstances, the Company must reach a specified cliff set near the beginning of each fiscal year, which, for fiscal 2013, was at least 90% of either of the respective metrics (which are described in more detail below) with an accelerated payout schedule for attainment as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% of Base Targets	130% of Base Targets	135% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200%	225%	250% and >*

*	For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%; provided however, that the CEO is subject to a maximum payout, which for fiscal 2013 was a maximum of 250% of the CEO’s base salary.

Except with respect to Mr. Adams, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance portion of the incentive formula because the Committee believes that the incentive compensation for the fiscal year should increase incrementally as the level of achievement increases, and the Company does not want to discourage executives from striving for superior results. However, the Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain corporate events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated (as it did for fiscal 2013 performance to adjust the Unlevered Free Cash Flow metric for certain extraordinary items such as insurance company proceeds received in connection with the class action settlement and certain deferred compensation payments made during the year). In addition, there is no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the corporate financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated, after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The personal performance multiplier ranges from 0% to 150%. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with his individual performance and the overall performance of the Company. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business.

As noted above, Base Targets under the MICP are comprised of corporate financial performance metrics, which are similar for each Named Executive Officer, and individual AIPs. In fiscal 2013, the financial performance metrics for Messrs. Adams, Peterson and Jeyarajah were the same and were based on the Company consolidated financial performance metrics. For fiscal 2013, the financial performance metrics for the consolidated Company were based upon EBITDA and Unlevered Free Cash Flow, each 50% weighted. The Committee chose these measures, and continued them for fiscal 2014, because it believes they correlate to the Company’s and its owners’ strategic goals. Specifically, the Company uses EBITDA as a measure under the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry; further, the Company believes EBITDA is important because it is often compared by analysts and investors in evaluating the performance of issuers of “high yield” securities (such as Rexnord, due to its outstanding senior notes) because it is a common measure of the ability to meet debt service obligations. The Committee uses Unlevered Free Cash Flow as a metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they have more control.

We define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions, and other non-recurring items, translated at constant currency as used for internal management reporting. We define Unlevered Free Cash Flow, for purposes of the MICP, as cash flow from operations less capital expenditures, as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions, and other non-recurring items as used for internal management reporting. The Unlevered Free Cash Flow metric is used solely for associates whose MICP performance is tied to the Company’s consolidated financial performance, including all of our Named Executive Officers. For all other associates eligible to participate in our MICP, their cash flow metric is tied to Divisional Free Cash Flow, defined as EBITDA plus or minus changes in trade working capital (accounts receivable, inventory and accounts payable) less capital expenditures as used for internal management reporting. While these metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for other management personnel and salaried employees eligible to participate in MICP.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2013 was to provide strong incentive for the executives to perform at a high level and create value for our owners in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level, without setting so high of targets that they would not be attainable or that it would encourage excessive risk-taking to achieve them. For fiscal 2013, the Company established the consolidated EBITDA target under the MICP at $440.0 million and the Unlevered Free Cash Flow target at $267.5 million. When determining results for the Unlevered Free Cash Flow metric under the MICP, the Committee made adjustments to account for certain extraordinary items. As a result, the Committee determined that the Company consolidated EBITDA for purposes of the MICP payout for fiscal 2013 was $405 million or 92% of target, which would generate a payout amount of 60% of target, and that Unlevered Free Cash Flow for purposes of the MICP payout for fiscal 2013 was $262.5 million or 98% of the adjusted target, which would generate a payout amount of 90% of target. Together, under the formula, the corporate financial performance factors of the MICP would have generated a payout amount of 75% of the target. After each fiscal year, the Committee makes a determination as to whether the respective EBITDA and Unlevered Free Cash Flow targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. Under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder. With respect to fiscal 2013 performance, the Committee determined that no additional adjustments were necessary and, therefore, approved a payout of 75% with respect to the corporate performance targets for the fiscal 2013 MICP.

As mentioned above, aggregate incentives under the MICP are weighted to include both corporate financial performance metrics as well as personal performance, thus the results under the corporate financial metrics are subject to increase or decrease based on the personal performance multiplier and achievement of AIPs. For fiscal 2013, Mr. Adams’ AIPs focused on overall growth and performance of the Company; Mr. Peterson’s AIPs focused on compliance and the financial strength and systems of the Company; and Mr. Jeyarajah’s AIPs focused on establishing processes and identifying opportunities for potential acquisitions.

After completion of the fiscal year, the Committee or its designee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee or its designee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs and, as a result, determined a personal performance multiplier of 1.21 for Mr. Adams, 1.35 for Mr. Peterson and 1.20 for Mr. Jeyarajah, for fiscal 2013.

Utilizing the corporate financial targets and the personal performance multiplier results, the incentive payments under the MICP for Messrs. Adams, Peterson and Jeyarajah for fiscal 2013 were $850,750, $169,600 and $190,800, respectively.

Discretionary Bonuses. In addition to annual incentive awards under the MICP, the Committee has the authority and discretion to award additional performance-based compensation to our executives if the Committee determined that a particular executive has greatly exceeded his objectives and goals or made a unique contribution to the Company during the year, or other circumstances warrant. No discretionary bonuses were awarded to our Named Executive Officers in fiscal 2013.

Long-Term Equity Incentive Awards.

The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders. To accomplish that, the Company maintains two equity compensation plans—the Rexnord Corporation 2006 Stock Option Plan (as amended, the “2006 Option Plan”) and the 2012 Incentive Plan. However, we no longer grant awards under the 2006 Option Plan.

The Committee intends to make annual or regularly-recurring grants of equity awards to our Named Executive Officers or other officers, employees, directors and consultants. As mentioned above, the Committee has adopted an approach to conduct a comprehensive review of the CEO’s compensation every four years. In connection with that review, as well as the advice of Towers Watson and information that management obtained from Meridian, in fiscal 2012, the board of directors made a significant grant of options to the CEO that was contingent on the IPO, with the intention that the CEO would not receive additional option grants for the next four years. Additionally, the Committee decided that grants under the 2012 Incentive Plan should have a somewhat more back-loaded cliff vesting schedule (50% of the options vest after three years and the remaining 50% vest after five years) for options granted to officers and employees to encourage long-term commitment to the Company. With respect to the other Named Executive Officers and other key employees, the Committee currently intends to use an annual grant schedule (although the Committee made a multi-year grant to the CFO in May 2012), with grants (if any) to be made shortly following the announcement by the Company of prior year’s earnings. The Committee made such a grant in May 2012 and again in May 2013—see “—2012 Incentive Plan” below. The Committee may also make such grants from time to time, which the Committee currently expects to be evaluated on a quarterly basis, based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay for performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

2006 Option Plan

Equity awards granted under the 2006 Option Plan were generally provided through grants of options to purchase shares of our common stock. Those options historically were subject to time-based and performance-based vesting requirements. Time-based awards functioned as a retention incentive, while performance-based awards encouraged executives to maximize Company performance and create value for our stockholders without encouraging unreasonable risk taking. Upon the consummation of our IPO, all outstanding unvested options under the 2006 Option Plan were amended to vest solely based on continued employment with the Company over the vesting period and no longer vest based also on performance metrics. The board of directors made that change because it believed that the performance metrics historically used by the Company were not appropriate for a publicly-held company. As discussed above, grants are no longer made under the 2006 Option Plan.

2012 Incentive Plan

The 2012 Incentive Plan operates as a successor plan to our 2006 Option Plan. The 2012 Incentive Plan is intended to continue to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders, but broadens the types of awards permitted by the 2006 Option Plan.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 8,350,000 shares of common stock further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code. The types of permitted awards include incentive and non-qualified stock options, stock appreciation rights, stock bonuses, restricted stock and restricted stock units, performance stock and performance stock units, stock units, phantom stock, dividend equivalents and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance-based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable customer satisfaction or market share, or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock or as cash awards in various circumstances.

Awards with respect to which grant, vesting, exercisability or payment depend on the achievement of performance goals and awards that are options or stock appreciation rights granted to officers and employees are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The 2012 Incentive Plan is administered by the Committee.

In March 2012, in connection with our IPO, we granted Mr. Adams a stock option award to acquire up to 937,000 shares of our common stock in order to recognize and reward Mr. Adams’ efforts and success over the years leading up to the offering and to provide him with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. The option was granted at an exercise price of $18.00 per share, which was the per share IPO price for our common stock. The option has a maximum term of ten years after the grant date; 50% of the option vests three years after the grant date and the remaining 50% vests five years after the grant date. The Committee intended that grant to be a multi-year grant and, therefore, did not grant options to Mr. Adams in fiscal 2013.

On May 11, 2012, as part of its practice of considering broader annual option awards, the Committee granted certain officers and employees an aggregate of options to purchase approximately 2,578,000 shares of common stock under the 2012 Incentive Plan, including an option to Mr. Peterson to purchase 225,000 shares and an option to Mr. Jeyarajah to purchase 60,000 shares. Such options were granted at $22.03 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. As it did for Mr. Adams, the Committee granted a significantly larger option to Mr. Peterson with the intent that it would be a multi-year grant to cover approximately the next four years and because it believed it was appropriate to provide Mr. Peterson with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. All of the options granted in May 2012 have the same maximum term (ten years after the grant date) and vesting schedule (50% vest three years after the grant date; the remaining 50% vest five years after the grant date) as the option granted to Mr. Adams in March 2012.

On May 23, 2013, the Committee granted certain officers and employees an aggregate of options to purchase approximately 870,000 shares of common stock under the 2012 Incentive Plan, including an option to Mr. Jeyarajah to purchase 40,000 shares; Messrs. Adams and Peterson did not receive an option grant because they had received a multi-year grant in calendar 2012. The May 2013 options were granted at $19.00 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. All of the options granted in May 2013 have a maximum term of ten years after the grant date and 50% of the options vest three years after the grant date, with the remaining 50% vesting five years after the grant date.

Stock Ownership Requirements for the CEO. The Committee has adopted stock ownership guidelines for our CEO to align his interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. Guidelines are expressed as a multiple of the CEO’s base salary and were initially set at six times base salary. The CEO will have until March 31, 2017 (five years following the IPO) to meet the stock ownership requirements. As of March 31, 2013, Mr. Adams had met the stock ownership guidelines. Shares owned and vested stock options are included in determining the CEO’s level of ownership.

Employment Agreements; Other Benefits Upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. That said, the Company has, from time to time, entered into employment agreements with certain individuals, for example, in connection with acquisitions or significant transactions in order to retain key individuals.

The Committee has regularly considered whether employment agreements should be adopted more broadly than was the case with its historic practice. One such occasion for doing so was the evaluation of our compensation program following the IPO. In connection with that evaluation and recognizing the new context of Rexnord

Corporation being a public company, in November 2012, the Company entered into employment agreements with the Named Executive Officers; the employment agreements include change in control provisions. The Company has also entered into change in control, severance and/or retention agreements with certain other key employees. The Committee believes it is important to have agreements, including change in control provisions, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Rexnord and to maintain their continuing loyalty to the Company. The Committee also believes that competitive factors require the Company to maintain these agreements in order to attract and retain talented executive officers. The change in control provisions in the executives’ employment agreements utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected. For more information regarding the employment agreements, including the change in control provisions, see “Executive Compensation—Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Prior to entering into the employment agreements in November 2012, the Named Executive Officers were covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document; in addition, prior to November 2012, the Company maintained separate change in control benefits for the CEO. Severance benefits under the policy generally include cash payments of up to 52 weeks salary depending on the level of position and years of seniority and a health insurance subsidy for up to six months. The Company continues to maintain the corporate severance policy for domestic salaried employees who are not subject to specific agreements; however, the Named Executive Officers no longer receive benefits under the policy, as the benefits provided to them under the employment agreements replace any such benefits otherwise applicable to them.

In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding options under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans.

Retirement Benefits. Each of our continuing Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as our other participating employees. None of the Named Executive Officers participated in a defined benefit retirement plan in 2013, 2012 or 2011.

Other Personal Benefits. The Company and its subsidiaries provide the Named Executive Officers with personal benefits, such as reimbursement of travel and remote office expenses, automobile-related benefits, club dues, tax and financial planning assistance, moving and relocation expenses and reimbursements, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2013, Mr. Adams received estate planning assistance and club dues and Mr. Jeyarajah received reimbursement of office expenses for an office located in Washington D.C. and club dues. In addition, Messrs. Adams and Peterson received an automobile allowance or participate in an automobile leasing program.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance based plans approved by stockholders. Stock options are considered performance based compensation. The provisions of Section 162(m) did not generally apply to the Company prior to the IPO, and the Company is currently in a transition period after which full compliance with Section 162(m) will be required for deductibility of covered compensation. Stockholder approval of the 2006 Stock Plan and the 2012 Incentive Plan have been obtained, among other reasons, to qualify for an exception from current Section 162(m) for any stock options awarded under the plans. The Committee intends to be mindful of these limitations, and compliance with Section 162(m), going forward.

Compensation Committee Interlocks and Insider Participation

As a “controlled company” under New York Stock Exchange rules, we are not required to have a compensation committee that consists solely of directors who meet certain independence tests. However, none of the members of our Compensation Committee during fiscal 2013 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company.

Effective on April 3, 2012 and for the remainder of fiscal 2013, the members of the Committee were Messrs. Giangiacomo (Chair), Berg, Sherman and Stroup. Mr. Stroup was appointed to the Committee on April 3, 2012 in connection with the IPO, at which time Mr. Martinez (who previously served as chair) ceased serving. Messrs. Berg, Giangiacomo and Martinez became Committee members immediately following the Apollo acquisition in July 2006. Each of Messrs. Berg and Martinez is, and during part of fiscal 2013 Mr. Giangiacomo was, a partner of Apollo Management, L.P., our controlling stockholder. In fiscal 2013, we paid Apollo or its affiliates a fee of $15.0 million (plus $0.7 million of unreimbursed expenses) in connection with the termination of the management consulting agreement following the IPO. Further, Apollo Global Securities, LLC, which was one of the underwriters in Rexnord’s IPO, is an affiliate of Apollo, and an affiliate of another underwriter in the IPO (Morgan Joseph TriArtisan LLC) is owned by an affiliate of Apollo; each of those underwriters received discounts and commissions out of Rexnord’s IPO proceeds. During part of fiscal 2013, the Company, Mr. Sherman and two entities controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC, were parties to a consulting agreement. The agreement was terminated as of November 2012 as a consequence of the IPO and Cypress Industrial Holdings, LLC’s then-pending dissolution; Mr. Sherman had been employed by the Cypress entities prior to the dissolution. During fiscal 2013, as part of our use of IPO proceeds, we redeemed approximately $2.4 million principal value of 11.75% senior notes due 2016 owned by Mr. Sherman for $2.6 million (including accrued interest and early redemption premiums) on the same terms as other noteholders. See Note 18—Related Party Transactions to the notes to consolidated financial statements included elsewhere in this prospectus supplement and “Certain Relationships and Related Party Transactions” in the Fiscal 2014 Proxy Statement for more information regarding the relationships with Apollo and Mr. Sherman. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity during the fiscal year ended March 31, 2013.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our “Named Executive Officers,” as such term is defined in SEC rules. For fiscal 2013, our Named Executive Officers include our CEO, our CFO and our other executive officer.

Name	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2013	$750,000	$—	$—	$—	$850,750	$—	$30,367	$1,631,117
President and	2012	730,000	—	—	6,745,493	1,200,000	—	30,414	8,705,907
Chief Executive Officer	2011	577,885	—	—	602,713	1,000,000	—	30,480	2,211,078

Mark W. Peterson*	2013	329,615	—	—	1,982,250	169,600	—	28,738	2,510,203
Senior Vice President and Chief Financial Officer	2012	256,182	76,400	—	616,967	173,600	—	24,090	1,147,239

Praveen R. Jeyarajah**	2013	422,154	—	—	528,600	190,800	—	42,929	1,184,483
Executive Vice	2012	425,538	—	—	—	218,200	—	40,295	684,033
President—Corporate & Business Development	2011	369,231	—	—	—	266,700	—	28,240	664,171

*	Mr. Peterson was appointed as Senior Vice President and CFO as of November 7, 2011; prior to that, Mr. Peterson had served in various roles with Company since 2006, most recently as Vice President and Controller from 2008 to 2011. The information related to Mr. Peterson in the table for fiscal 2012 reflects his compensation from the Company for all of fiscal 2012.
**	Mr. Jeyarajah began serving as Executive Vice President—Corporate & Business Development on April 19, 2010; therefore, the information related to him in the table for fiscal 2011 reflects his compensation since that date. Mr. Jeyarajah was not employed by Rexnord prior to April 2010.
(1)	Salary reflects amounts actually paid during the fiscal year.
(2)	The amounts in column (f) reflect the grant date fair value computed in accordance with ASC 718 for option awards under the 2006 Option Plan or the 2012 Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in Note 15—Stock Options to our consolidated financial statements included elsewhere in this prospectus supplement.
(3)	The amounts in column (g) represent the dollar amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance.
(4)	The amounts in column (i) for 2013 include the items listed in the table below.

Name and Principal Position	Year	401(k) Matching Contribution ($)	401(k) Personal Retirement Account (“PRA”) ($)	Automobile Allowance and Related Expenses ($)	Estate Planning ($)	Club Dues ($)	Other ($) (a)	Total ($)
Todd A. Adams	2013	$8,350	$5,481	$3,910	$730	$11,746	$—	$30,367
Mark W. Peterson	2013	7,838	6,692	14,208	—	—	—	28,738
Praveen R. Jeyarajah	2013	8,565	6,391	—	—	395	27,578	42,929

(a)	Consists of reimbursement of office expenses for Mr. Jeyarajah for an office located in Washington, D.C.

*    *    *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2013, 2012 and 2011. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, cash incentive compensation and, for certain Named Executive Officers, a discretionary bonus. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal 2013” table, and the description of the material terms of the stock options that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2013. The “Outstanding Equity Awards at Fiscal 2013 Year-End” and “Option Exercises and Stock Vested in Fiscal 2013” tables provide further information regarding the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Nonqualified Deferred Compensation Plans” table and related narrative describe the benefits payable to Mr. Adams pursuant to the Company’s Signing Bonus Plan. The discussion under “Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2013

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type (1)	Grant Date	Threshold (3) ($)	Target (4) ($)	Maximum (5) ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards (6) ($)	Closing Trading Price on Date of Grant ($)	Grant Date Fair Value of Stock & Option Awards (7) ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
Todd A. Adams	MICP	6/1/2012	$468,750	$937,500	$1,875,000	—	—	—	—	—	—	—	—

Mark W. Peterson	MICP	6/1/2012	83,750	167,500	—	—	—	—	—	—	—	—	—
	Options	5/11/2012	—	—	—	—	—	—	—	225,000	$22.03	$22.03	$1,982,250

Praveen R. Jeyarajah	MICP	6/1/2012	106,000	212,000	—	—	—	—	—	—	—	—	—
	Options	5/11/2012	—	—	—	—	—	—	—	60,000	$22.03	$22.03	$528,600

(1)	All options granted in fiscal 2013 were made under the 2012 Incentive Plan with the following vesting schedule: 50% vest three years after the grant date and the remaining 50% vest five years after the grant date.
(2)	Amounts reflect target cash incentive awards under the MICP for the 2013 fiscal year for each Named Executive Officer. Actual amounts paid, if any, under the MICP for fiscal 2013 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.
(3)	There is no minimum amount payable under the MICP. No payout is earned if either (i) the Company fails to achieve both of the minimum corporate targets for EBITDA and Unlevered Free Cash Flow or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold amount is 50% of the Target amount and the amount shown in column (c) represents the amount payable under the MICP if 90% of both of the performance measures is met and a 1.0 personal performance multiplier is applied. For each percentage point by which the Company missed its corporate financial performance targets, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company does not reach at least 90% of both of the corporate financial measures, however, a bonus is paid if the Company reaches at least 90% of one of the corporate financial measures.
(4)	Represents the amount payable under the MICP if 100% of both of the corporate financial performance measures are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus which could be paid under the plan.
(5)	Except for Mr. Adams and certain cases authorized by the Committee, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance-based portion of the incentive formula. For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2013, the Committee set a limit of 250% of base salary on the maximum incentive opportunity for Mr. Adams because it believed such a cap is more appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.
(6)	The exercise price is the closing trading price on the New York Stock Exchange on the date of the grant.
(7)	This amount represents the grant date fair value of the option awards calculated in accordance with ASC 718. See also the discussion of option awards contained in Note 15—Stock Options to the consolidated financial statements included elsewhere in this prospectus supplement.

Narrative to Grants of Plan-Based Awards

As described under “Compensation Discussion and Analysis—2013 Executive Compensation Components and Determinations—Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For Messrs. Adams, Peterson and Jeyarajah, the goals are based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual corporate financial performance targets.

The 2012 Incentive Plan is intended to continue to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders, but broadens the types of awards permitted by the 2006 Option Plan. The options granted under the 2012 Incentive Plan vest solely based on time. The options granted to Messrs. Adams, Peterson and Jeyarajah in fiscal 2013 vest as follows: 50% vest three years after the grant date; the remaining 50% vest five years after the grant date. See “Compensation Discussion and Analysis—Fiscal 2013 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the 2012 Incentive Plan, as well as option grants made to our executive officers under that plan.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table presents information about outstanding and unexercised options held by our Named Executive Officers at March 31, 2013.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)
(a)			(b)		(c)	(d)	(e)
Todd A. Adams	7/21/2006		56,958	(3)	—	$1.712	7/27/2014
	7/21/2006		144,054		—	4.790	7/21/2016
	4/19/2007		165,138		—	4.790	4/19/2017
	6/24/2008		80,923		8,991	9.609	6/24/2018
	7/30/2009		157,350		67,435	4.804	7/30/2019
	9/11/2009		349,667		149,857	4.804	9/11/2019
	10/29/2010		83,254		83,254	8.888	10/29/2020
	3/29/2012	(4)	—		937,000	18.000	3/29/2022

Mark W. Peterson	4/19/2007		23,190		—	4.790	4/19/2017
	7/30/2009		13,112		5,620	4.804	7/30/2019
	7/29/2010		7,285		7,284	8.888	7/29/2020
	12/29/2011		24,976		58,278	18.737	12/29/2021
	5/11/2012	(5)	—		225,000	22.030	5/11/2022

Praveen R. Jeyarajah	4/19/2007		231,891		—	4.790	4/19/2017
	10/29/2009		544,243		—	4.804	10/29/2019
	5/11/2012	(5)	—		60,000	22.030	5/11/2022

(1)	Except for the Roll-Over Options (see footnote 3 below) and the March 29, 2012 grant to Mr. Adams (see footnote 4 below), all grants made prior to March 31, 2012 were made under the 2006 Option Plan. Subsequent to March 31, 2012, all options are granted under the 2012 Incentive Plan. All options outstanding under the 2006 Option Plan generally vest over five years from the initial grant date (i.e., 20% of the initial grant vests each year remaining in the vesting period)—with 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on March 31 each year and the other 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on the grant date anniversary.

(2)	The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.
(3)	Represents options granted by our predecessor to purchase common stock of RBS Global held by Mr. Adams which were converted into the right to purchase 56,958 shares of our common stock at a price per share of $1.712 in connection with the Apollo acquisition (“Roll-Over Options”). The Roll-Over Options are fully vested.
(4)	Represents an option granted to Mr. Adams on March 29, 2012 (the date of commencement of trading of our common stock on the New York Stock Exchange) that was granted at the per share IPO price for our common stock. The option was conditioned upon the closing of our IPO, which occurred on April 3, 2012. The option vests 50% on March 29, 2015 and the remaining 50% on March 29, 2017.
(5)	The options granted on May 11, 2012 to Messrs. Peterson and Jeyarajah vest 50% after three years (May 11, 2015) and 50% after five years (May 11, 2017).

Narrative to the Outstanding Equity Awards

Outstanding options as of March 31, 2013 consisted of Roll-Over Options (described above) granted to Mr. Adams in connection with the Apollo acquisition, options granted under the 2006 Option Plan and options granted under the 2012 Incentive Plan. See also “Compensation Discussion and Analysis—2013 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

The options granted under the 2006 Option Plan may, and the options granted under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events or corporate transactions, such as certain business combinations or other events, as set forth in the applicable plan.

Option Exercises and Stock Vested in Fiscal 2013

No options were exercised by Named Executive Officers or stock vested in fiscal 2013.

Pension Benefits

None of the Company’s Named Executive Officers participated in any qualified or nonqualified defined-benefit pension plans as of March 31, 2013.

Nonqualified Deferred Compensation Table

The following table presents information regarding contributions to, earnings accrued under and distributions from our nonqualified defined contribution and other nonqualified deferred compensation plans during the fiscal year ended March 31, 2013.

Name	Plan Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
Todd A. Adams	Signing Bonus Plan	$—	$—	$—	$97,599	$—
Mark W. Peterson	—	—	—	—	—	—
Praveen R. Jeyarajah	—	—	—	—	—	—

Narrative to the Nonqualified Deferred Compensation Table

Mr. Adams was a participant in the Rexnord Special Signing Bonus Plan (the “Signing Bonus Plan”). The Company established the Signing Bonus Plan effective July 21, 2006 to provide for a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries who agreed to provide services to the Company following the date of its adoption (which was the date of the July 2006 Apollo acquisition). Bonuses become payable to participants upon the earliest to occur of: (i) a change in control of the Company, (ii) the participant’s separation from service or (iii) a date specified in the participant’s plan participation letter. In accordance with the participation letter, Mr. Adams received the amounts due to him under the Signing Bonus Plan on November 23, 2012. Bonus amounts were not credited with interest or other earnings. None of the other Named Executive Officers were participants in the Signing Bonus Plan.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Benefits. In November 2012, the Company entered into employment agreements with each of Messrs. Adams, Peterson and Jeyarajah. Although the Company had prior understandings with the Named Executive officers based on offer letters when they assumed their current positions, the Company did not have formal employment agreements with them. See “Compensation Discussion and Analysis—Fiscal 2013 Executive Compensation Components and Determinations—Employment Agreements” above. This section describes certain material provisions of the agreements as related to employment and post-employment compensation.

Each employment agreement has an initial term of three years and is automatically extended each year after the initial term for another one-year term, unless the specified notice is given. The agreements also provide that if there is a change in control, then the terms will continue for two years. Among other things, the agreements specify the effects if the Company terminates a Named Executive Officer for cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the agreements, in the event the Named Executive Officer is terminated without “cause” (as defined below), the Named Executive Officer generally will be entitled to receive:

•

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Adams), payable in installments over a 12-month period (18 months in the case of Mr. Adams);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	continued participation in the Company’s medical plans for 12 months (18 months in the case of Mr. Adams);

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options.

Pursuant to the employment agreements, “cause” is defined to include each Named Executive Officer’s: willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his employment duties; and lack of authority to enter the employment agreement without violating another agreement to which officer was a party.

Termination in connection with a change in control

Each employment agreement provides that if, within 90 days prior to or two years following a “change in control” (as defined below), the Named Executive Officer is terminated without cause or resigns for “good reason” (as defined below), the Named Executive Officer generally will be entitled to receive:

•

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by 1.5 (multiplied by two in the case of Mr. Adams), payable in installments over an 18-month period (24-month period in the case of Mr. Adams) (or, in a lump sum if the change in control is not does not meet certain requirements under Internal Revenue Code Section 409A);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided that the limits under the 2012 Incentive Plan intended to reduce or eliminate the effects of IRC Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives; and

•	continued participation in the Company’s medical plans for 18 months (two years in the case of Mr. Adams).

Under the agreements, a “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Rexnord’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Rexnord engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is defined as when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location; or, in the case of Mr. Adams, the failure by the Company to reelect him to the board.

Other terminations

In addition, under the agreements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, the Named Executive Officer would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; disability insurance benefits or life insurance proceeds under applicable plans; and the executive’s unvested long-term incentive awards shall vest or be forfeited, and any vested stock options shall be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested stock options, restricted stock units, and other unvested long-term incentive grants shall be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentives would be immediately forfeited and cancelled.

Under the agreements, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers, suppliers or employees of Rexnord for 12 months (18 months in the case of Mr. Adams) in the event of a termination prior to a change in control and 18 months (two years in the case of Mr. Adams) in the event of a termination in connection with a change in control, and that they will not compete with Rexnord over the 12-month period following termination and in geographical locations proximate to Rexnord’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding options under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans and subject to any limitations in those plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the employment agreements as described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under the individual employment agreements with Messrs. Adams, Peterson and Jeyarajah and/or the terms of various benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements if a termination event or change of control had occurred at March 31, 2013. The table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the employment agreements.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability
Todd A. Adams	$850,750	$7,727,754	—	—	—	—	$8,578,504
Mark W. Peterson	169,600	327,500	—	—	—	—	497,100
Praveen R. Jeyarajah	190,800	0	—	—	—	—	190,800

Termination By the Company Without Cause and Not in Connection with Change in Control
Todd A. Adams	$3,382,000	$7,727,754	—	$22,752	—	—	$11,132,506
Mark W. Peterson	672,100	327,500	—	14,892	—	—	1,014,492
Praveen R. Jeyarajah	826,800	0	—	15,168	—	—	841,968

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control
Todd A. Adams	$4,225,750	$7,727,754	—	$30,336	—	—	$11,983,840
Mark W. Peterson	923,350	327,500	—	22,338	—	—	1,273,188
Praveen R. Jeyarajah	1,144,800	0	—	22,752	—	—	1,167,552

(1)	Upon a change in control, outstanding unvested stock options as of March 31, 2013 could become vested under the terms of the 2006 Option Plan and would become vested under the terms of the 2012 Incentive Plan. Further, under the employment agreements, if within two years following the change in control, the Company terminates the executive, or the executive resigns for good reason, all unvested options will become vested upon such termination. The amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $21.23 closing price on the New York Stock Exchange on March 28, 2013, the last trading day of fiscal 2013. The amount does not include any unvested options that were out of the money as of March 28, 2013; nor does the amount include the value of any options that have already vested at fiscal year end (including those options that vested on March 31, 2013), even though the Named Executive Officer could receive the value of those options in connection with a termination, along with other already-earned compensation.

Under the agreements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested stock options, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentives would be immediately forfeited and cancelled.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company for the fiscal year ended March 31, 2013. Mr. Bartlett was appointed to the board of directors on June 4, 2012 and Mr. Christopoul was appointed to the board of directors on February 26, 2013. Messrs. Bartlett and Christopoul receive a standard compensation package for independent directors and, upon their respective appointments, received a grant of options. Information related to Messrs. Bartlett and Christopoul in the table reflect their compensation from the date each joined the board.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George M. Sherman	$262,000	$—	$—	$—	$—	$—	$262,000
Mark S. Bartlett	52,500	—	83,138	—	—	—	135,638
Laurence M. Berg	49,000	—	—	—	—	—	49,000
Thomas D. Christopoul	—	—	90,000	—	—	—	90,000
Peter P. Copses	47,000	—	—	—	—	—	47,000
Damian J. Giangiacomo	53,500	—	—	—	—	—	53,500
Steven Martinez	44,000	—	—	—	—	—	44,000
John S. Stroup	57,250	—	99,113	—	—	—	156,363

(1)	During fiscal 2013, each of the independent directors received an option grant; however, no options were granted to the other non-employee directors. The amounts reported reflect the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for option awards under the 2012 Incentive Plan. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in Note 15—Stock Options to the consolidated financial statements included elsewhere in this prospectus supplement.

The following table presents the aggregate number of outstanding unexercised options (including, in the case of Messrs. Bartlett, Christopoul and Stroup, options that have not yet vested) held by each of our non-employee directors as of March 31, 2013.

Director	Number of Options Outstanding
George M. Sherman	2,539,795
Mark S. Bartlett	11,250
Laurence M. Berg	41,626
Thomas D. Christopoul	11,657
Peter P. Copses	41,626
Damian J. Giangiacomo	41,626
Steven Martinez	41,626
John S. Stroup	29,982

Narrative to Directors’ Compensation Table

In fiscal 2013, we paid certain fees to our non-employee directors, as described below. In addition, all of our non-employee directors were eligible in fiscal 2013 to receive equity-based awards from time to time on a discretionary basis; in accordance with our director compensation program, independent directors received annual equity grants. All directors also receive reimbursement for all reasonable out-of-pocket expenses incurred in connection with their duties as a director. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ and Mr. Jeyarajah’s (who served as a director during fiscal 2012 through June 2012) compensation in fiscal 2013.

In fiscal 2013, Mr. Sherman received a fee of $250,000 for his service as Chairman of the Board, which he will again receive in fiscal 2014; however, beginning in fiscal 2013, Mr. Sherman elected to no longer receive the cash retainer and meeting fees that other non-employee directors receive. In fiscal 2013, Messrs. Berg, Copses, Giangiacomo and Martinez (i.e., the directors appointed by Apollo) received an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 for each board meeting attended in person. The amount of those fees was set forth in the stockholders agreements executed at the time of the Apollo transaction. Those stockholders agreements have subsequently been terminated (except for certain registration rights); however, the fees remain. Fifty percent of the meeting fee is paid for board meetings attended by teleconference. The fees to be paid to Messrs. Berg, Copses, Giangiacomo and Martinez will remain the same in fiscal 2014.

In fiscal 2013, each independent director received annual cash compensation of $60,000, inclusive of board and committee meeting attendance fees; cash fees are paid quarterly assuming attendance at the regular quarterly meeting. Each independent director also received an annual option grant in an amount equal to $90,000 as of the date of grant (subject to some variation if there is a delay between the determination date and the formal grant); such options vest in equal installments over three years beginning on the first anniversary following the grant date (one-third each year). In addition, the chair of the Audit Committee received a $10,000 annual cash retainer and the chair of the Compensation Committee received a $6,000 annual cash retainer. Cash amounts were prorated for partial year service. The compensation to be paid to independent directors will remain the same in fiscal 2014.

In accordance with the compensation program, each of the independent directors received an option grant in fiscal 2013. On May 11, 2012, Mr. Stroup received an option to purchase 11,250 shares at an exercise price of $22.03 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. On June 4, 2012, Mr. Bartlett received an option to purchase 11,250 shares at an exercise price of $19.20 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant; the number of options granted to Mr. Bartlett was determined as of the date the grant was initially approved by the board, even though Mr. Bartlett did not join the board or receive the grant until later. On February 26, 2013, Mr. Christopoul received an option to purchase 11,657 shares at an exercise price of $20.18 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. In addition, on May 23, 2013, the Compensation Committee granted options to purchase 11,470 shares to each of Messrs. Bartlett and Stroup (Mr. Christopoul did not receive the annual grant in May 2013 because he had recently received an option grant upon joining the board). The May 2013 options were granted at $19.00 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. All of the options granted to Messrs. Stroup, Bartlett and Christopoul in fiscal 2013 and fiscal 2014 vest equally on the first three anniversary dates following the grant date.

During fiscal 2013, we were a party to the Cypress Agreement, as described in “Certain Relationships and Related Party Transactions” in the Fiscal 2014 Proxy Statement and in Note 18—Related Party Transactions to the consolidated financial statements included elsewhere in this prospectus supplement. Under the terms of the agreement, options to purchase 165,244 shares of Rexnord Corporation common stock were granted to Mr. Sherman, all of which vested and have since been distributed to the former members of Cypress. Under the agreement, Mr. Sherman was also entitled to reimbursement for all reasonable travel and other expenses incurred in connection with our business. The Cypress Agreement was deemed terminated as of November 30, 2012 as a result of the IPO and the then-pending dissolution of Cypress Industrial Holdings, LLC.

SELLING STOCKHOLDERS

The following table sets forth (i) the selling stockholders, (ii) as of June 14, 2013, the number of shares of common stock that each of the selling stockholders beneficially owned and the number of shares proposed to be sold in this offering by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders following this offering. The number of shares of common stock outstanding as of June 14, 2013 was 97,294,259.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Class	Number of Shares of Being Offered	Number of Shares Beneficially Owned After the Offering Assuming No Exercise of Option to Purchase Additional Shares	Percentage of Class Assuming No Exercise of Option to Purchase Additional Shares	Number of Shares Being Offered Pursuant to Option to Purchase Additional Shares	Number of Shares Beneficially Owned After the Offering Assuming Full Exercise of Option to Purchase Additional Shares	Percentage of Class Assuming Full Exercise of Option to Purchase Additional Shares
Apollo Funds (1)	62,554,045	64.3%	11,000,000	51,554,045	53.0%	1,650,000	49,904,045	51.3%
Rexnord Acquisition Holdings I, LLC (1)	32,587,093	33.5%	5,730,373	26,856,720	27.6%	859,556	25,997,164	26.7%
Rexnord Acquisition Holdings II, LLC (1)	29,966,952	30.8%	5,269,627	24,697,325	25.4%	790,444	23,906,881	24.6%

(1)	Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Rexnord Acquisition Holdings I, LLC (“Rexnord I”). Apollo Management VI, L.P. (“Management VI”) is the manager of Rexnord I and Rexnord Acquisition Holdings II, LLC (“Rexnord II” and, together with Rexnord I, the “Apollo Holders”), and of AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, and Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Holdings GP and Principal I GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Holders. The address of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and of Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

UNDERWRITING (CONFLICTS OF INTEREST)

The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are the representatives of the underwriters.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Robert W. Baird & Co. Incorporated
BMO Capital Markets Corp.
Janney Montgomery Scott LLC
Apollo Global Securities, LLC

Total	11,000,000

The underwriters are committed to take and pay for all of the shares being offered by the selling stockholders, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,650,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased from the selling stockholders pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,650,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, which are payable solely by the selling stockholders, will be approximately $1.0 million.

The Company, selling stockholders and the directors and executive officers of the Company have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The Company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Certain of the underwriters and/or their affiliates may have an indirect ownership interest in us through various private equity funds, including funds of Apollo and/or its affiliates. Certain of the underwriters or their affiliates are lenders under our senior secured credit facilities.

Apollo Global Securities, LLC, which is one of the underwriters in this offering, is an affiliate of the Apollo Funds, which are our controlling stockholders and the selling stockholders in this offering. Since the Apollo Funds beneficially own more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under Rule 5121(f)(5)(B) of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus has been passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters will be passed upon for us and the selling stockholders by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New  York will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in this prospectus supplement and Rexnord Corporation’s Annual Report (Form 10-K) for the fiscal year ended March 31, 2013, including the schedule appearing therein, and the effectiveness of Rexnord Corporation’s internal control over financial reporting as of March 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included herein and therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Rexnord Corporation and Subsidiaries

Consolidated Financial Statements

Audited Consolidated Financial Statements of Rexnord Corporation

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of Rexnord Corporation

We have audited the accompanying consolidated balance sheets of Rexnord Corporation (the Company) as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2013. Our audits also included the financial statement schedule listed in Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rexnord Corporation at March 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Rexnord Corporation’s internal control over financial reporting as of March 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 21, 2013 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

May 21, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of Rexnord Corporation

We have audited Rexnord Corporation’s internal control over financial reporting as of March 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Rexnord Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Rexnord Corporation maintained, in all material respects, effective internal control over financial reporting as of March 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2013 of Rexnord Corporation and our report dated May 21, 2013 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

Rexnord Corporation and Subsidiaries

Consolidated Balance Sheets

(in Millions, except share amounts)

	Year ended March 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$524.1	$298.0
Receivables, net	350.4	337.9
Inventories, net	326.2	320.3
Other current assets	46.4	62.1

Total current assets	1,247.1	1,018.3
Property, plant and equipment, net	410.7	419.2
Intangible assets, net	613.5	647.1
Goodwill	1,118.4	1,114.7
Insurance for asbestos claims	35.0	42.0
Other assets	49.1	49.6

Total assets	$3,473.8	$3,290.9

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current maturities of debt	$169.3	$10.3
Trade payables	208.3	215.6
Compensation and benefits	55.6	61.8
Current portion of pension and postretirement benefit obligations	5.7	6.3
Interest payable	48.1	49.9
Other current liabilities	121.2	124.7

Total current liabilities	608.2	468.6

Long-term debt	1,962.3	2,413.4
Pension and postretirement benefit obligations	170.8	160.5
Deferred income taxes	225.3	245.7
Reserve for asbestos claims	35.0	42.0
Other liabilities	43.7	41.5

Total liabilities	3,045.3	3,371.7

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 98,108,438 at March 31, 2013 and 67,741,271 at March 31, 2012	1.0	0.7
Additional paid-in capital	784.0	298.6
Retained deficit	(311.5)	(361.6)
Accumulated other comprehensive loss	(38.7)	(11.3)
Treasury stock at cost; 900,904 shares at March 31, 2013 and March 31, 2012	(6.3)	(6.3)

Total Rexnord stockholders’ equity (deficit)	428.5	(79.9)
Non-controlling interest	—	(0.9)

Total stockholders’ equity (deficit)	428.5	(80.8)

Total liabilities and stockholders’ equity (deficit)	$3,473.8	$3,290.9

See notes to consolidated financial statements

Rexnord Corporation and Subsidiaries

Consolidated Statements of Operations

(in Millions, except share and per share amounts)

	Year Ended March 31,
	2013	2012	2011
Net sales	$2,005.1	$1,944.2	$1,674.9
Cost of sales	1,273.7	1,254.1	1,082.4

Gross profit	731.4	690.1	592.5
Selling, general and administrative expenses	406.2	387.1	326.7
Zurn PEX loss contingency	10.1	—	—
Restructuring and other similar charges	8.6	6.8	—
Amortization of intangible assets	51.1	50.9	48.6

Income from operations	255.4	245.3	217.2
Non-operating (expense) income:
Interest expense, net	(153.3)	(176.2)	(180.8)
Loss on the extinguishment of debt	(24.0)	(10.7)	(100.8)
Loss on divestiture	—	(6.4)	—
Other (expense) income, net	(2.9)	(7.1)	1.1

Income (loss) from continuing operations before income taxes	75.2	44.9	(63.3)
Provision (benefit) for income taxes	20.3	9.4	(10.2)

Net income (loss) from continuing operations	54.9	35.5	(53.1)
(Loss) income from discontinued operations, net of tax	(4.8)	(5.6)	1.8

Net income (loss)	$50.1	$29.9	$(51.3)

Net income (loss) per share from continuing operations:
Basic	$0.57	$0.53	$(0.80)
Diluted	$0.55	$0.50	$(0.80)
Net (loss) income per share from discontinued operations:
Basic	$(0.05)	$(0.08)	$0.03
Diluted	$(0.05)	$(0.08)	$0.03
Net income (loss) per share:
Basic	$0.52	$0.45	$(0.77)
Diluted	$0.50	$0.42	$(0.77)
Weighted-average number of shares outstanding (in thousands)
Basic	95,972	66,751	66,757
Effect of dilutive stock options	3,894	5,314	—

Diluted	99,866	72,065	66,757

See notes to consolidated financial statements

Rexnord Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in Millions)

	Year Ended March 31,
	2013	2012	2011
Net income (loss)	$50.1	$29.9	$(51.3)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(14.3)	0.2	8.5
Unrealized gain on interest rate derivatives, net of tax	—	4.8	(0.8)
Change in pension and other postretirement defined benefit plans, net of tax	(13.1)	(32.3)	9.4

Other comprehensive (loss) income, net of tax	(27.4)	(27.3)	17.1

Total comprehensive income (loss)	$22.7	$2.6	$(34.2)

See notes to consolidated financial statements

Rexnord Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(In Millions, except share amounts)

	Common Stock	Preferred Stock	Additional Paid-In Capital	Retained (Deficit) Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling interest (1)	Total Stockholders’ (Deficit) Equity
Balance at March 31, 2010	$0.7	$—	$285.1	$(340.2)	$(1.0)	$(2.1)	$—	$(57.5)
Comprehensive income (loss):
Net loss	—	—	—	(51.3)	—	—	—	(51.3)
Foreign currency translation adjustments	—	—	—	—	8.5	—	—	8.5
Unrealized loss on interest rate derivatives, net of $0.5 income tax benefit	—	—	—	—	(0.8)	—	—	(0.8)
Change in pension and other postretirement defined benefit plans, net of $5.2 income tax expense	—	—	—	—	9.4	—	—	9.4
Total comprehensive loss	—	—	—	(51.3)	17.1	—	—	(34.2)
Stock-based compensation expense	—	—	5.6	—	—	—	—	5.6
Tax benefit on option exercises, net of write-off of deferred tax asset	—	—	0.3	—	—	—	—	0.3
Exercise of stock options, net of shares surrendered as proceeds	—	—	1.8	—	—	(3.2)	—	(1.4)
Repurchase of common stock, 114,474 shares	—	—	—	—	—	(1.0)	—	(1.0)

Balance at March 31, 2011	0.7	—	292.8	(391.5)	16.1	(6.3)	—	(88.2)

Comprehensive income (loss):
Net income	—	—	—	29.9	—	—	—	29.9
Foreign currency translation adjustments	—	—	—	—	0.1	—	0.1	0.2
Unrealized gain on interest rate derivatives, net of $3.1 income tax expense	—	—	—	—	4.8	—	—	4.8
Change in pension and other postretirement defined benefit plans, net of $19.5 income tax benefit	—	—	—	—	(32.3)	—	—	(32.3)
Total comprehensive income	—	—	—	29.9	(27.4)	—	0.1	2.6
Stock-based compensation expense	—	—	3.7	—	—	—	—	3.7
Non-controlling interest in VAG sales subsidiary	—	—	—	—	—	—	(1.0)	(1.0)
Sale of common stock	—	—	2.1	—	—	—	—	2.1

Balance at March 31, 2012	0.7	—	298.6	(361.6)	(11.3)	(6.3)	(0.9)	(80.8)

Comprehensive income (loss):
Net income	—	—	—	50.1	—	—	—	50.1
Foreign currency translation adjustments	—	—	—	—	(14.3)	—	—	(14.3)
Change in pension and other postretirement defined benefit plans, net of $6.9 income tax benefit	—	—	—	—	(13.1)	—	—	(13.1)
Total comprehensive income	—	—	—	50.1	(27.4)	—	—	22.7
Stock-based compensation expense	—	—	7.1	—	—	—	—	7.1
Issuance of common stock in IPO, net of direct offering costs	0.3	—	458.0	—	—	—	—	458.3
Exercise of stock options, net of shares surrendered	—	—	2.0	—	—	—	—	2.0
Acquisition of non-controlling interest	—	—	0.2	—	—	—	0.9	1.1
Tax benefit on stock option exercises	—	—	18.1	—	—	—	—	18.1

Balance at March 31, 2013	$1.0	$—	$784.0	$(311.5)	$(38.7)	$(6.3)	$—	$428.5

(1)	Represents a 20% non-controlling interest formerly held by a local director of VAG-Valves India Private Limited. During the third quarter of fiscal 2013, the Company purchased that interest.

See notes to consolidated financial statements

Rexnord Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(in Millions)

	Year Ended March 31,
	2013	2012	2011
Operating activities
Net income (loss)	$50.1	$29.9	$(51.3)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	61.3	63.1	57.3
Amortization of intangible assets	51.1	50.9	48.6
Amortization of deferred financing costs	3.9	7.8	7.9
(Gain) loss on dispositions of property, plant and equipment	(3.6)	1.2	1.7
Deferred income taxes	(15.4)	(22.2)	(22.7)
Equity in earnings of unconsolidated affiliates	—	—	(4.1)
Non-cash loss on divestiture	—	4.5	—
Non-cash restructuring charges	—	4.6	—
Other non-cash charges	7.3	14.8	1.4
Loss on extinguishment of debt	24.0	10.7	100.8
Stock-based compensation expense	7.1	3.7	5.6
Interest expense converted to long-term debt	—	—	6.6
Changes in operating assets and liabilities:
Receivables	(20.3)	(33.8)	(28.8)
Inventories	(12.8)	(3.4)	(2.7)
Other assets	7.5	(10.7)	(5.1)
Accounts payable	(4.3)	22.3	41.7
Accruals and other	(11.4)	(4.1)	7.6

Cash provided by operating activities	144.5	139.3	164.5

Investing activities
Expenditures for property, plant and equipment	(60.1)	(58.5)	(37.6)
Acquisitions, net of cash acquired	(21.0)	(256.8)	1.2
Loan receivable for financing under New Market Tax Credit incentive program	(9.7)	(17.9)	—
Proceeds from dispositions of property, plant and equipment	6.7	5.6	—
Proceeds from divestiture, net of cash	2.3	3.4	0.9

Cash used for investing activities	(81.8)	(324.2)	(35.5)

Financing activities
Proceeds from borrowings of long-term debt	15.4	960.6	1,145.0
Repayments of long-term debt	(313.2)	(762.0)	(1,071.1)
Proceeds from borrowings of short-term debt	12.6	10.7	2.0
Repayments of short-term debt	(8.2)	(105.0)	(2.8)
Payment of deferred financing fees	(2.0)	(13.2)	(14.6)
Payment of tender premium	(17.6)	—	(63.5)
Net proceeds from issuance of common stock	458.3	2.1	—
Purchase of common stock	—	—	(1.0)
Proceeds (payments) from exercise of stock options	2.3	—	(1.4)
Excess tax benefit on exercise of stock options	18.1	—	0.5

Cash provided (used) by financing activities	165.7	93.2	(6.9)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(1.3)	5.0

Increase (decrease) in cash and cash equivalents	226.1	(93.0)	127.1
Cash and cash equivalents at beginning of period	298.0	391.0	263.9

Cash and cash equivalents at end of period	$524.1	$298.0	$391.0

See notes to consolidated financial statements

Rexnord Corporation and Subsidiaries Notes to Consolidated Financial Statements March 31, 2013

1.	Basis of Presentation and Description of Business

The consolidated financial statements included herein have been prepared by Rexnord Corporation (“Rexnord” or the “Company”), in accordance with accounting principles generally accepted in the United States pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the consolidated financial statements include all adjustments necessary for a fair presentation of the results of operations for the periods presented.

The Company

Rexnord is a growth-oriented, multi-platform industrial company with what it believes are leading market shares and highly trusted brands that serve a diverse array of global end-markets. The Company’s heritage of innovation and specification have allowed it to provide highly engineered, mission critical solutions to customers for decades and affords it the privilege of having long-term, valued relationships with market leaders. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, and PEX piping used primarily in non-residential construction end-markets and engineered valves and gates for the water and wastewater treatment market.

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the fiscal 2013 presentation.

Revenue Recognition

Net sales are recorded upon transfer of title and risk of product loss to the customer. Net sales relating to any particular shipment are based upon the amount invoiced for the delivered goods less estimated future rebate payments and sales returns which are based upon the Company’s historical experience. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. The value of returned goods during the years ended March 31, 2013, 2012 and 2011 was approximately 1.0% or less of net sales. Other than a standard product warranty, there are no post-shipment obligations.

The Company classifies shipping and handling fees billed to customers as net sales and the corresponding costs are classified as cost of sales in the consolidated statements of operations.

Share Based Payments

The Company accounts for share based payments in accordance with ASC 718, Accounting for Stock Compensation (“ASC 718”). ASC 718 requires compensation costs related to share-based payment transactions to be recognized in the financial statements. Generally, compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the requisite service period, generally as the awards vest. See further discussion of the Company’s stock option plans in Note 15.

Per Share Data

Basic net income (loss) per share from continuing and discontinued operations is computed by dividing net income from continuing operations and loss from discontinued operations, respectively, by the corresponding weighted average number of common shares outstanding for the period. Diluted net income per share from continuing and discontinued operations is computed based on the weighted average number of common shares outstanding increased by the number of incremental shares that would have been outstanding if the potential dilutive shares were issued through the exercise of outstanding stock options to purchase common shares, except when the effect would be anti-dilutive. The computation for diluted net income per share for the fiscal year ended March 31, 2013, 2012 and 2011 excludes 2,924,547, 431,459 and 3,312,689 shares due to their anti-dilutive effects, respectively.

Receivables

Receivables are stated net of allowances for doubtful accounts of $7.7 million at March 31, 2013 and $6.2 million at March 31, 2012. On a regular basis, the Company evaluates its receivables and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and historical write-off experience. Credit is extended to customers based upon an evaluation of their financial position. Generally, advance payment is not required. Credit losses are provided for in the consolidated financial statements and consistently have been within management’s expectations.

Significant Customers

The Company’s largest customer accounted for 7.9%, 7.4% and 8.0% of consolidated net sales for the years ended March 31, 2013, 2012 and 2011, respectively. Receivables related to this Process & Motion Control industrial distributor at March 31, 2013 and 2012 were $13.9 million and $12.3 million, respectively.

Inventories

Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Market is determined based on estimated net realizable values. Approximately 50% and 60% of the Company’s total inventories as of March 31, 2013 and 2012, respectively, were valued using the “last-in, first-out” (LIFO) method. All remaining inventories are valued using the “first-in, first-out” (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over 10 to 30 years for buildings and improvements, 5 to 10 years for machinery and equipment and 3 to 5 years for computer hardware and software. Maintenance and repair costs are expensed as incurred.

Goodwill and Intangible Assets

Intangible assets consist of acquired trademarks and tradenames, customer relationships (including distribution network), patents and non-compete intangibles. The customer relationships, patents and non-compete intangibles are being amortized using the straight-line method over their estimated useful lives of 1 to 15 years, 2 to 15 years and 2 to 5 years, respectively. Goodwill, trademarks and tradenames have indefinite lives and are not amortized but are tested annually for impairment using a discounted cash flow and market value approach analysis.

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment and amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of the long-lived asset or group of assets to the undiscounted future cash flows expected to be generated by such asset over its remaining useful life. If the long-lived asset or group of assets is considered to be impaired, an impairment charge is recognized for the amount by which the carrying amount of the asset or group of assets exceeds its fair value. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Deferred Financing Costs

Other assets at March 31, 2013 and 2012, include deferred financing costs of $18.5 million and $26.7 million, respectively, net of accumulated amortization of $6.7 million and $27.4 million, respectively. These costs were incurred to obtain long-term financing and are being amortized using the effective interest method over the term of the related debt. During the first quarter of fiscal 2013, the Company completed a full redemption of all then-outstanding 11.75% senior subordinated notes due 2016 (the “11.75% Notes”), which resulted in a non-cash write-off of $3.5 million of unamortized deferred financing costs. During the third quarter of fiscal 2013, the Company entered into an Incremental Assumption Agreement relating to the Second Restated Credit Agreement, which reduced the effective interest rate applicable to the borrowings under the term loan facility. In connection with that debt modification the Company recognized a non-cash write-off of $1.1 million of unamortized deferred financing costs. Additionally, the Company capitalized $0.4 million of deferred financing costs related to the debt modification as well as other debt transactions entered into during fiscal 2013. See Note 11 for additional information regarding the above debt transactions.

Product Warranty

The Company offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management’s estimate of the level of future claims. The following table presents changes in the Company’s product warranty liability during each of the periods presented (in millions):

	Year Ended March 31,
	2013	2012	2011
Balance at beginning of period	$8.7	$8.6	$10.7
Acquired obligations	—	1.1	—
Charged to operations	4.4	1.6	5.6
Claims settled	(4.3)	(2.6)	(7.7)

Balance at end of period	$8.8	$8.7	$8.6

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes (“ASC 740”). Deferred income taxes are provided for future tax effects attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses, tax credits and other applicable carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be actually paid or recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of continuing operations in the period that includes the date of enactment.

The Company regularly reviews its deferred tax assets for recoverability and provides a valuation allowance against its deferred tax assets if, based upon consideration of all positive and negative evidence, the Company determines that it is more-likely-than-not that a portion or all of the deferred tax assets will ultimately not be realized in future tax periods. Such positive and negative evidence would include review of historical earnings and losses, anticipated future earnings, the time period over which the temporary differences and carryforwards are anticipated to reverse and implementation of feasible, prudent tax planning strategies.

The Company is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining the Company’s worldwide provision for income taxes and recording the related deferred tax assets and liabilities. In the ordinary course of the Company’s business, there is inherent uncertainty in quantifying the ultimate tax outcome of all of the numerous transactions and required calculations relating to the Company’s tax positions. Accruals for unrecognized tax benefits are provided for in accordance with the requirements of ASC 740. An unrecognized tax benefit represents the difference between the recognition of benefits related to uncertain tax positions for income tax reporting purposes and financial reporting purposes. The Company has established a reserve for interest and penalties, as applicable, for uncertain tax positions and it is recorded as a component of the overall income tax provision.

The Company is subject to periodic income tax examinations by domestic and foreign income tax authorities. Although the outcome of income tax examinations is always uncertain, the Company believes that it has appropriate support for the positions taken on its income tax returns and has adequately provided for potential income tax assessments. Nonetheless, the amounts ultimately settled relating to issues raised by the taxing authorities may differ materially from the amounts accrued for each year.

See Note 17 for more information on income taxes.

Accumulated Other Comprehensive Loss

At March 31, 2013, accumulated other comprehensive loss consisted of $0.7 million of foreign currency translation gains and $39.4 million, after tax, of unrecognized actuarial losses and unrecognized prior services costs, net of tax. At March 31, 2012, accumulated other comprehensive loss consisted of $15.0 million of foreign currency translation gains and $26.3 million of unrecognized actuarial losses and unrecognized prior services costs, net of tax.

Derivative Financial Instruments

The Company is exposed to certain financial risks relating to fluctuations in foreign currency exchange rates and interest rates. The Company selectively uses foreign currency forward contracts and interest rate swap contracts to manage its foreign currency and interest rate risks. All hedging transactions are authorized and executed pursuant to defined policies and procedures which prohibit the use of financial instruments for speculative purposes.

The Company accounts for derivative instruments based on ASC 815, Accounting for Derivative Instruments and Hedging Activities (“ASC 815”). ASC 815 requires companies to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. Fair value is defined under ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. See more information as it relates to applying fair value to derivative instruments at Note 13. The accounting for changes in the fair value of a derivative instrument depends on whether the derivative instrument has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. As of March 31, 2013, the Company does not have any derivative instruments that are designated and qualify as hedging instruments. If a derivative instrument is designated and qualifies as an effective hedging instrument under ASC 815, the changes in the fair value of the effective portion of the instrument are recognized in accumulated other comprehensive income (loss) whereas any changes in the fair value of a derivative instrument that is not designated or does not qualify as an effective hedge are recorded in other non-operating income (expense). See Note 12 for further information regarding the classification and accounting for the Company’s derivative financial instruments.

Financial Instrument Counterparties

The Company is exposed to credit losses in the event of non-performance by counterparties to its financial instruments. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under these instruments. The Company places cash and temporary investments and foreign currency contracts with various high-quality financial institutions. Although the Company does not obtain collateral or other security to support these financial instruments, it does periodically evaluate the credit-worthiness of each of its counterparties.

Foreign Currency Translation

Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Revenues and expenses of such entities are translated at average exchange rates in effect during the respective period. Foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss). Currency transaction gains and (losses) are included in other non-operating income (expense) in the consolidated statements of operations and totaled $(6.8) million, $(5.2) million and $1.5 million for the years ended March 31, 2013, 2012 and 2011, respectively.

Advertising Costs

Advertising costs are charged to selling, general and administrative expenses as incurred and amounted to $10.0 million, $10.2 million, and $8.2 million for the years ended March 31, 2013, 2012 and 2011, respectively.

Research, Development and Engineering Costs

Research, development and engineering costs are charged to selling, general and administrative expenses as incurred for the years ended March 31, 2013, 2012 and 2011 as follows (in millions):

	Year Ended March 31,
	2013	2012	2011
Research and development costs	$13.7	$15.4	$11.5
Engineering costs	24.3	22.4	22.2

Total	$38.0	$37.8	$33.7

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and temporary investments, forward currency contracts and trade accounts receivable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements

In February 2013, the FASB issued another update to ASC No. 220, Presentation of Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, certain significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. This guidance is effective prospectively for fiscal years and interim periods within those years beginning after December 15, 2012, with early adoption permitted. As this new guidance is related to presentation only, the implementation of this guidance in the first quarter of fiscal year 2014 will not have a material impact on the Company’s results of operations, financial position or cash flows.

In June 2011, the FASB issued an update to ASC No. 220, Presentation of Comprehensive Income, which no longer permits presentation of other comprehensive income and its components in the statement of stockholders’ equity. The Company adopted this guidance effective April 1, 2012. As the new guidance relates to presentation only, the adoption did not have a significant impact on the Company’s results of operations, financial position or cash flows.

In July 2012, the Financial Accounting Standards Board (“FASB”) issued an update to Accounting Standards Codification (“ASC”) No. 350, Intangibles—Goodwill and Other, which now permits entities to initially perform a qualitative assessment on indefinite-lived intangible asset impairment to assess whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, as a result of the qualitative assessment, it is determined that it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. In addition, in September 2011, the FASB issued a similar update which also permits entities to initially perform a qualitative assessment on goodwill impairment to assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. An entity also has the option to forgo the qualitative assessment for any indefinite-lived intangible asset or goodwill in any period and proceed directly to performing the quantitative test. An entity will be able to resume performing the qualitative assessment in any subsequent period. The Company has opted to forgo the qualitative assessment and, as required, the Company performed a quantitative test for our annual impairment tests during in the third quarter of fiscal 2013.

Evaluation of Subsequent Events

The Company evaluated subsequent events from the balance sheet date of March 31, 2013 through the date of this filing. Subsequent to the balance sheet date the Company entered into an Incremental Assumption Agreement relating to the Second Amended and Restated Credit Agreement, which reduced the effective rate applicable to the borrowings under its term loan facility by seventy-five (75) basis points. In connection with the Incremental Assumption Agreement, the Company made a $150.0 million prepayment of the term loan facility. The $150.0 million of prepayment was classified within current maturities of debt on the balance sheet at March 31, 2013. See Note 24 Subsequent Events for further information.

3.	Acquisitions and Divestitures

Cline Acquisition

On December 13, 2012, the Company acquired Cline Acquisition Corp. (“Cline”) for a total cash purchase price of $19.6 million, net of cash acquired and excluding transaction costs. Cline, based in Taylors, South Carolina, is a service business specializing in the manufacturing, repair and refurbishment of drive shafts, clutches and brakes. This acquisition is a product line extension of the Company’s existing Process & Motion Control service offerings and expands its presence in the southeast region of the U.S. As a result of this transaction, the Company acquired $21.8 million of intangible assets consisting of $12.2 million of goodwill (which is not deductible for tax purposes) and $9.6 million of all other intangible assets based on the Company’s initial purchase price allocation. The purchase price allocation is subject to final working capital and valuation adjustments which are allowable and expected to be completed within the one year period following the acquisition date. The Company’s results of operations include Cline subsequent to December 13, 2012.

Discontinued China Operation

On December 18, 2012, the Company sold a non-core engineered chain business located in Shanghai, China within the Process & Motion Control platform. See Note 4 Discontinued Operations for further formation.

VAG Holding Acquisition

On October 10, 2011, the Company acquired VAG Holding GmbH (“VAG”) for a total cash purchase price of $238.6 million, net of cash acquired and excluding transaction costs. VAG is a global leader in engineered valve solutions across a broad range of applications, including water distribution, wastewater treatment, dams and hydropower generation, as well as various other industrial applications. This acquisition further expanded the Company’s Water Management platform. As a result of this transaction, the Company acquired $138.3 million of intangible assets consisting of $82.6 million of goodwill (which is not deductible for tax purposes) and $55.7 million of all other intangible assets. The Company’s financial position and results of operations include VAG subsequent to October 10, 2011. The Company finalized its purchase price allocations for VAG during the third quarter of fiscal 2013; the final allocations did not have a material impact on the financial statements. During the third quarter of fiscal 2013, the Company completed the acquisition of a remaining minority interest in VAG-Valves India Private Limited and the acquisition of an independently owned VAG sales office in the United Kingdom for a cash purchase price of $1.4 million, net of cash acquired and excluding transactions costs.

German Divestiture

On July 19, 2011, the Company sold substantially all of the net assets of a non-material, underperforming business within the Process & Motion Control segment based in Germany for a total sale price of $4.5 million. The Company recorded a pre-tax loss on divestiture of $6.4 million during fiscal 2012. The Company’s financial position and results of operations exclude the divested entity subsequent to July 19, 2011.

Autogard Acquisition

On April 2, 2011, the Company acquired Autogard Holdings Limited and affiliates (“Autogard”) for a total cash purchase price of $18.2 million, net of cash acquired. Autogard is a European-based manufacturer of torque limiters and couplings. The acquisition further expanded the Company’s global Process & Motion Control platform. As a result of this transaction, the Company acquired $17.0 million of intangible assets consisting of $9.1 million of goodwill (which is not deductible for tax purposes) and $7.9 million of all other intangible assets. The Company’s financial position and results of operations include Autogard subsequent to April 2, 2011.

4.	Discontinued Operations

During fiscal 2013, the Company completed the sale of a non-core engineered chain business located in Shanghai, China within the Process & Motion Control platform for a total sale price of $2.5 million. The Company recorded a pre-tax loss on disposal of approximately $0.5 million during the third quarter of fiscal 2013. The Company has no continuing involvement in the business subsequent to the sale.

The results of operations of the business and the pre-tax loss on disposal are presented on the consolidated Statement of Operations as (loss) income from discontinued operations, net of tax. In connection with this presentation, the Company classified the discontinued operation’s assets of $8.5 million and liabilities of

$7.5 million as held for sale as of March 31, 2012. The net assets held for sale consisted mainly of working capital balances and were recorded in the consolidated balance sheet within the other current assets and other current liabilities line items. Prior year financial statements have been reclassified in accordance with ASC 205-20, Discontinued Operations.

5.	Restructuring and Other Similar Costs

During fiscal 2013, the Company continued to execute various restructuring actions initiated in the prior fiscal year. These initiatives were implemented to reduce operating costs while also modifying the Company’s footprint to reflect changes in the markets it serves and the impact of acquisitions on the overall manufacturing capacity. These restructuring actions primarily resulted in workforce reductions and lease termination costs. The Company recorded restructuring charges of $8.6 million during the fiscal 2013. Substantially all of the restructuring expense related to these actions is expected to be completed by the end of the second quarter of fiscal 2014.

During fiscal 2012, the Company commenced certain restructuring actions to reduce operating costs and complete the consolidation of certain North American water and waste water treatment facilities. The Company recorded restructuring charges of $6.8 million during the fiscal 2012. The Company did not have any restructuring charges for the year ended March 31, 2011.

The following table summarizes the Company’s restructuring costs incurred during the years ended March 31, 2013 and 2012 by classification of operating segment (in millions):

	Year Ended March 31, 2013
	Process & Motion Control	Water Management	Corporate	Consolidated
Severance costs	$5.3	$1.5	$—	$6.8
Lease termination and other costs	1.1	0.7	—	1.8

Total restructuring and other similar costs	$6.4	$2.2	$—	$8.6

	Year Ended March 31, 2012
	Process & Motion Control	Water Management	Corporate	Consolidated
Severance costs	$0.8	$2.6	$0.9	$4.3
Lease termination and other costs	—	2.5	—	2.5

Total restructuring and other similar costs	$0.8	$5.1	$0.9	$6.8

	Restructuring Costs To-Date (Period from April 1, 2011 to March 31, 2013)
	Process & Motion Control	Water Management	Corporate	Consolidated
Severance costs	$6.1	$4.1	$0.9	$11.1
Lease termination and other costs	1.1	3.2	—	4.3

Total restructuring and other similar costs	$7.2	$7.3	$0.9	$15.4

The following table summarizes the activity in the Company’s restructuring reserve for the fiscal years ended March 31, 2013 and 2012 (in millions):

	Severance Costs	Lease Termination and Other Costs	Total
Restructuring reserve, March 31, 2011	$—	$0.9	$0.9
Charges	4.3	2.5	6.8
Cash payments	(2.4)	(2.8)	(5.2)

Restructuring reserve, March 31, 2012 (1)	1.9	0.6	2.5
Charges	6.8	1.8	8.6
Cash payments	(5.0)	(2.3)	(7.3)

Restructuring reserve, March 31, 2013 (1)	$3.7	$0.1	$3.8

(1)	The restructuring reserve is included in other current liabilities in the consolidated balance sheets.

6.	Recovery Under Continued Dumping and Subsidy Offset Act (“CDSOA”)

The Company, as a producer of ball bearing products in the U.S., participated in the distribution of monies collected by Customs and Border Protection (“CBP”) from anti-dumping cases under the CDSOA. Through its participation the Company provided relevant information to CBP regarding historical manufacturing, personnel and development costs for previous calendar years. In February 2006, U.S. legislation was enacted that ended CDSOA distributions to U.S. manufacturers for imports covered by anti-dumping duty orders entering the U.S. after September 30, 2007. Because monies were collected by CBP until September 30, 2007 and for prior year entries, the Company has received periodic recoveries in the current and prior fiscal years.

In connection with this program, beginning in 2006, CBP began to withhold amounts that would have otherwise been distributed as a result of pending litigation challenging past and future distributions and the administrative operation of the law. During the first quarter of fiscal 2013, CBP began to distribute these withheld funds to domestic producers. In connection with the distribution of these withheld funds, the Company recorded $16.6 million of income during the first quarter of fiscal 2013 representing its pro rata share of amounts withheld since 2006. The Company did not receive any recoveries during the remainder of fiscal 2013. During fiscal 2012 and 2011, the Company recorded $2.4 million and $0.7 million of income, respectively. These recoveries are included in “Other (expense) income, net” on the consolidated statement of operations for each respective fiscal year. As a result of still pending litigation, the Company cannot reasonably estimate the amount of CDSOA payments, if any, that it may receive in future years and/or whether it will be required to repay any previously received distributions.

7.	Inventories

The major classes of inventories are summarized as follows (in millions):

	Year Ended March 31,
	2013	2012
Finished goods	$203.0	$201.7
Work in progress	73.5	64.7
Raw materials	43.0	41.5

Inventories at First-in, First-Out (“FIFO”) cost	319.5	307.9
Adjustment to state inventories at Last-in, First-Out (“LIFO”) cost	6.7	12.4

	$326.2	$320.3

8.	Property, Plant and Equipment

Property, plant and equipment is summarized as follows (in millions):

	Year Ended March 31,
	2013	2012
Land	$33.5	$34.9
Buildings and improvements	212.8	208.7
Machinery and equipment	359.8	335.2
Hardware and software	69.1	48.2
Construction in-progress	21.9	33.0

	697.1	660.0
Less accumulated depreciation	(286.4)	(240.8)

	$410.7	$419.2

9.	Goodwill and Intangible Assets

During the third quarter of fiscal 2013, the Company completed the testing of indefinite lived intangible assets (tradenames) and goodwill for impairment in accordance with ASC 350, Intangibles-Goodwill and Other. Pursuant to the guidance, an impairment loss would be recognized if the estimated fair value of the intangible asset or reporting unit is less than its carrying amount. The fair value of the Company’s indefinite lived intangible assets and reporting units were primarily estimated using an income valuation model (discounted cash flow) and market approach (guideline public company comparables), which indicated that the fair value of the Company’s indefinite lived intangible assets and reporting units exceeded their carrying value, therefore, no impairment was present. The estimated fair value of the Company’s reporting units was dependent on several significant assumptions, including its weighted average cost of capital (discount rate) and future earnings and cash flow projections.

The changes in the net carrying value of goodwill and identifiable intangible assets for the years ended March 31, 2013 and 2012 by operating segment, are presented below (in millions):

			Amortizable Intangible Assets
	Goodwill	Indefinite Lived Intangible Assets (Trade Names)	Customer Relationships	Patents	Non-compete	Total Identifiable Intangible Assets Excluding Goodwill
Process & Motion Control
Net carrying amount as of March 31, 2011	$855.9	$190.7	$147.2	$7.1	$—	$345.0
Acquisitions	9.1	1.6	6.2	—	0.1	7.9
Amortization	—	—	(28.0)	(1.1)	(0.1)	(29.2)
Currency translation adjustment	0.3	—	0.2	—	—	0.2

Net carrying amount as of March 31, 2012	$865.3	$192.3	$125.6	$6.0	$—	$323.9

Acquisitions	12.2	1.9	7.7	—	—	9.6
Amortization	—	—	(28.2)	(1.1)	—	(29.3)
Currency translation adjustment	(0.4)	(0.3)	(0.2)	—	—	(0.5)

Net carrying amount as of March 31, 2013	$877.1	$193.9	$104.9	$4.9	$—	$303.7

Water Management
Net carrying amount as of March 31, 2011	$160.3	$101.7	$187.5	$10.4	$0.1	$299.7
Acquisitions	88.1	33.6	10.0	2.2	—	45.8
Amortization	—	—	(19.6)	(2.1)	—	(21.7)
Currency translation adjustment	1.0	(0.3)	(0.3)	—	—	(0.6)

Net carrying amount as of March 31, 2012	$249.4	$135.0	$177.6	$10.5	$0.1	$323.2

Acquisitions	0.4	—	—	—	—	—
Purchase price allocation adjustments	(5.5)	3.9	5.8	0.2	—	9.9
Amortization	—	—	(20.0)	(1.7)	(0.1)	(21.8)
Currency translation adjustment	(3.0)	(0.8)	(0.6)	(0.1)	—	(1.5)

Net carrying amount as of March 31, 2013	$241.3	$138.1	$162.8	$8.9	$—	$309.8

Consolidated
Net carrying amount as of March 31, 2011	$1,016.2	$292.4	$334.7	$17.5	$0.1	$644.7
Acquisitions	97.2	35.2	16.2	2.2	0.1	53.7
Amortization	—	—	(47.6)	(3.2)	(0.1)	(50.9)
Currency translation adjustment	1.3	(0.3)	(0.1)	—	—	(0.4)

Net carrying amount as of March 31, 2012	$1,114.7	$327.3	$303.2	$16.5	$0.1	$647.1

Acquisitions	12.6	1.9	7.7	—	—	9.6
Purchase price allocation adjustments	(5.5)	3.9	5.8	0.2	—	9.9
Amortization	—	—	(48.2)	(2.8)	(0.1)	(51.1)
Currency translation adjustment	(3.4)	(1.1)	(0.8)	(0.1)	—	(2.0)

Net carrying amount as of March 31, 2013	$1,118.4	$332.0	$267.7	$13.8	$—	$613.5

The gross carrying amount and accumulated amortization for each major class of identifiable intangible assets as of March 31, 2013 and March 31, 2012 are as follows (in millions):

		Year Ended March 31, 2013
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization
Patents	10 years	$38.6	$(24.8)	$13.8
Customer relationships (including distribution network)	12 years	562.9	(295.2)	267.7
Intangible assets not subject to amortization—trademarks and tradenames		332.0	—	332.0

		$933.5	$(320.0)	$613.5

		Year Ended March 31, 2012
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization
Patents	10 years	$38.5	$(22.0)	$16.5
Customer relationships (including distribution network)	12 years	550.2	(247.0)	303.2
Non-compete	5 years	0.2	(0.1)	0.1
Intangible assets not subject to amortization—trademarks and tradenames		327.3	—	327.3

		$916.2	$(269.1)	$647.1

Intangible asset amortization expense totaled $51.1 million, $50.9 million and $48.6 million for the years ended March 31, 2013, 2012 and 2011, respectively.

The Company expects to recognize amortization expense on the intangible assets subject to amortization of $49.7 million in fiscal year 2014, fiscal year 2015, and in fiscal year 2016, $30.6 million in fiscal year 2017, and $20.1 million in fiscal year 2018.

10.	Other Current Liabilities

Other current liabilities are summarized as follows (in millions):

	Year ended March 31,
	2013	2012
Customer advances	$19.0	$17.2
Sales rebates	16.2	16.5
Commissions	7.5	7.5
Restructuring and other similar charges (1)	3.8	2.5
Product warranty (2)	8.8	8.7
Risk management reserves (3)	9.3	9.5
Legal and environmental reserves	14.8	14.4
Liabilities held-for-sale (4)	—	7.5
Deferred income taxes	11.1	7.6
Taxes, other than income taxes	9.0	8.5
Income taxes payable	7.5	6.6
Other	14.2	18.2

	$121.2	$124.7

(1)	See more information related to the restructuring obligations balance within Note 5.
(2)	See more information related to the product warranty obligations balance within Note 2.
(3)	Includes projected liabilities related to the Company’s deductible portion of insured losses arising from automobile, general and product liability claims.
(4)	During the third quarter of fiscal 2013, the Company completed the sale of an engineered chain business in Shanghai, China which is classified as discontinued operations. See more information related to the liabilities held-for-sale balance within Note 4.

11.	Long-Term Debt

Long-term debt is summarized as follows (in millions):

	Year ended March 31,
	2013	2012
8.50% Senior notes due 2018	$1,145.0	$1,145.0
Term loans (1)	934.7	945.3
11.75% Senior subordinated notes due 2016	—	300.0
8.875% Senior notes due 2016	2.0	2.0
10.125% Senior subordinated notes due 2012	—	0.3
Other (2)	49.9	31.1

Total	2,131.6	2,423.7
Less current maturities	169.3	10.3

Long-term debt	$1,962.3	$2,413.4

(1)	Includes an unamortized original issue discount of $3.5 million and $4.7 million at March 31, 2013 and March 31, 2012, respectively.
(2)	Includes financing related to the Company’s participation in the New Market Tax Credit incentive program of $37.4 million and $23.4 million as of March 31, 2013 and March 31, 2012, respectively.

Senior Secured Credit Facility

During the fourth quarter of fiscal 2012, the Company entered into the Second Amended and Restated Credit Agreement (as amended by a subsequent Incremental Assumption Agreement dated April 18, 2012, the “Second Restated Credit Agreement”). The senior secured credit facilities under the Second Restated Credit Agreement are funded by a syndicate of banks and other financial institutions and provide for loans of up to $1,215.0 million, consisting of (i) a $950.0 million term loan facility with a maturity date of April 1, 2018; and (ii) a $265.0 million revolving credit facility with a maturity date of March 15, 2017 and borrowing capacity available for letters of credit and for borrowings on a same-day notice, referred to as swingline loans.

In the third quarter of fiscal 2013, the Company entered into a further Incremental Assumption Agreement relating to the Second Restated Credit Agreement, which reduced the effective interest rate applicable to the borrowings under the term loan facility by fifty (50) basis points. The Company recognized a related pre-tax loss of $2.9 million related to the portion of debt that was considered modified in accordance with ASC 470-50 Debt—Modifications and Extinguishments, which was comprised of $1.3 million of fees paid to lenders, a non-cash write-off of $1.1 million of deferred financing costs and $0.5 million of original issue discount, respectively.

As of March 31, 2013, the Company’s outstanding borrowings under the term loan facility were $934.7 million (net of $3.5 million unamortized original issue discount). For the fourth quarter of fiscal 2013, borrowings under the Second Restated Credit Agreement had an effective and weighted average interest rate of 4.50%, determined as the LIBO rate (subject to a 1% floor) plus an applicable margin of 3.50%. As of March 31, 2013, interest rates under the Second Restated Credit Agreement were at the Company’s option of either “(a)” or

“(b)” as further described here: (a) in the case of Above Base Rate (“ABR”) Borrowings, 3.00% plus a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the prime rate determined from time to time by Credit Suisse AG, the administrative agent under the Second Restated Credit Agreement and (3) the LIBO rate in effect for a one-month period plus 1.00%; or (b) in the case of Eurocurrency Borrowings, 3.50% plus a Eurocurrency rate (subject to a 1% LIBOR floor).

On April 24, 2013, the Company entered into another Incremental Assumption Agreement relating to the Second Restated Credit Agreement, which reduces the effective interest rate applicable to the borrowings under the term loan facility by seventy-five (75) basis points. In connection with the Incremental Assumption Agreement, the Company made a $150.0 million prepayment on the term loan facility. The $150.0 million of prepayment was classified within current maturities of debt on the balance sheet at March 31, 2013. See Note 24 Subsequent Events for further information.

Additionally, for revolving commitments subject to a first lien senior secured leverage test, the Company’s applicable margin above the base rate (as described above) is 2.75% in the case of ABR borrowings and 3.75% in the case of Eurocurrency borrowings. In the event the Company’s senior secured leverage ratio exceeds 1.5 to 1.0, its applicable margin on both ABR and Eurocurrency borrowings would increase twenty-five (25) basis points. The Company’s actual senior secured bank leverage ratio was 1.09x to 1.00 as of March 31, 2013.

As of March 31, 2013, in addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect to the unutilized commitments thereunder at a rate equal to 0.375% per annum.

As of March 31, 2013, the remaining mandatory principal payments prior to maturity on the term loan facilities was $37.4 million. During fiscal 2013, principal payments of approximately $2.4 million were made at the end of each calendar quarter. In connection with the Incremental Assumption Agreement dated April 24, 2013, principal payments of $2.0 million are scheduled to be made at the end of each calendar quarter until December 31, 2017.

All amounts outstanding under the revolving credit facility will be due and payable in full, and the commitments thereunder will terminate, on March 15, 2017. No amounts were borrowed under the revolving credit facility at March 31, 2013 or March 31, 2012; however, $40.1 million and $45.5 million of the revolving credit facility was considered utilized in connection with outstanding letters of credit at March 31, 2013 and March 31, 2012, respectively.

The Second Restated Credit Agreement, among other things: (i) allows for one or more future issuances of secured notes, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities, so long as, in each case, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans under the senior secured credit facilities at par; (ii) subject to the requirement to make such offers on a pro rata basis to all lenders and certain other restrictions, allows the Company to agree with individual lenders to extend the maturity date of any of the loans and/or commitments provided by such lenders and to otherwise modify the terms of the loans and/or commitments provided by such lenders (including, without limitation, increasing the interest rate or fees payable in respect of such loans and/or commitments and/or modifying the amortization schedule in respect of such loans); and (iii) allows for one or more future issuances of additional secured notes, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities, in an amount not to exceed the amount of incremental facility availability under the senior secured credit facilities.

The Second Restated Credit Agreement also contains a number of typical covenants that, among other things, constrain, subject to certain fully-negotiated exceptions, the Company’s ability, and the ability of the Company’s subsidiaries, to: sell assets; incur additional indebtedness; repay other indebtedness; pay dividends and distributions, repurchase its capital stock, or make payments, redemptions or repurchases in respect to certain indebtedness (including the senior notes); create liens on assets; make investments, loans, guarantees or advances; make certain acquisitions; engage in certain mergers or consolidations; enter into sale-and-leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing its indebtedness; make capital expenditures; enter into hedging agreements; amend its organizational documents; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. In addition, payment of borrowings under the Second Restated Credit Agreement may be accelerated upon an event of default. Events of default include, among others, the failure to pay principal and interest when due, a material breach of a representation or warranty, covenant defaults, certain non-payments or defaults under other material indebtedness, events of bankruptcy and a change of control. As of March 31, 2013, the Company was in compliance with all applicable covenants under its senior secured credit facilities, including compliance with a maximum permitted senior secured bank leverage ratio (the Company’s sole financial maintenance covenant) of 5.00x to 1.00.

Senior Notes and Senior Subordinated Notes

Outstanding Tranches of Notes

At March 31, 2013, the Company had outstanding $1,145.0 million in aggregate principal 8.50% senior notes due 2018 (the “8.50% Notes”). The 8.50% Notes bear interest at a rate of 8.50% per annum, payable on each May 1 and November 1, and will mature on May 1, 2018. The Company also had outstanding $2.0 million in principal of the 8.875% senior notes due 2016.

The indenture governing the 8.50% Notes (the “Indenture”) permits optional redemption of the notes, generally on or after May 1, 2014, on specified terms and at specified prices. In addition, the Indenture provides that, prior to May 1, 2014, the outstanding 8.50% Notes may be redeemed at the Company’s option in whole at any time or in part from time to time at a redemption price equal to the sum of (i) 100% of the principal amount of the notes redeemed plus (ii) a “make whole” premium specified in the Indenture, and (iii) accrued and unpaid interest and additional interest, if any, to the redemption date. The Company must provide specified prior notice for redemption of the notes in accordance with the Indenture.

Notwithstanding the above, the Company’s ability to make payments on, redeem, repurchase or otherwise retire for value, prior to the scheduled repayment or maturity, the notes may be constrained or prohibited under the above-referenced senior secured credit facilities.

The notes are unsecured obligations of the Company. The Indenture governing the 8.50% Notes permits the Company to incur all permitted indebtedness (as defined in the Indenture) without restriction, which includes amounts borrowed under the senior secured credit facilities.

The Indenture contains customary covenants, among others, limiting dividends, the incurrence of additional indebtedness, the issuance of certain forms of equity, investments, purchases or redemptions of stock, restricted payments, transactions with affiliates and mergers and sales of assets, and requiring the Company to make an offer to purchase notes upon the occurrence of a change in control, as defined in the Indenture. In addition, payment on the 8.50% Notes may or shall be accelerated per the terms of the indenture upon certain events of default or a change of control. Events of default include, among others, the failure to pay principal and interest when due, a breach of the Company’s agreements under the Indenture, certain non-payments or defaults under other indebtedness, and events of bankruptcy. As of March 31, 2013, the Company was in compliance with all applicable covenants under the Indenture.

The above covenants are also subject to a number of important qualifications. For example, the Indenture does not impose any limitation on the incurrence by the Company of liabilities that are not considered “indebtedness” under the Indenture, such as certain sale/leaseback transactions; nor does the Indenture impose any limitation on the amount of liabilities incurred by the Company’s subsidiaries, if any, that might be designated as “unrestricted subsidiaries” (as defined in the Indenture). In addition, despite the above restrictions, the Company may incur additional indebtedness and issue certain forms of equity if immediately prior to the consummation of such events, the fixed charge coverage ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, as defined in the Indenture, would have been at least 2.00 to 1.00, including the pro forma application of the additional indebtedness or equity issuance.

The indenture governing the other outstanding notes does not contain material restrictive covenants, and permits optional redemption of the notes on certain terms at certain prices.

Former Senior Subordinated Notes

During the first quarter of fiscal 2013, the Company completed a full redemption of all $300.0 million principal amount of then-outstanding 11.75% senior subordinated notes due 2016 (the “11.75% Notes”) for $325.0 million in cash, which included $7.4 million of accrued interest and $17.6 million of early redemption premiums. The Company recognized related pre-tax expense of $21.1 million, which was comprised of the $17.6 million early redemption premiums and a $3.5 million non-cash write-off of unamortized deferred financing costs. Upon the redemption, the indenture governing the 11.75% Notes was discharged in accordance with its terms.

During the third quarter of fiscal 2013, the Company retired $0.3 million of 10.125% senior subordinated notes due 2012 upon reaching their scheduled maturity.

April 2010 Cash Tender Offers and $1,145.0 Million Note Offering

In fiscal 2011, the Company issued the 8.50% Notes in a private offering. The proceeds from the offering were used to fund (including transaction costs) the Company’s cash tender offers for previously outstanding debt. The Company accounted for the cash tender offers and the issuance of the 8.50% Notes in accordance with ASC 470-50. Pursuant to this guidance, the cash tender offers were accounted for as an extinguishment of debt. The Company recognized a $100.8 million loss on the debt extinguishment in fiscal 2011, which was comprised of a $63.5 million bond tender premium paid to lenders, as well as the $25.4 million non-cash write-off of deferred financing fees and $11.9 million net original issue discount associated with the extinguished debt. Additionally, the Company capitalized approximately $14.6 million of third party transaction costs, which are being amortized over the life of the 8.50% Notes as interest expense using the effective interest method.

Other Subsidiary Debt

During the second quarter of fiscal 2013 and third quarter of fiscal 2012, the Company received $4.3 million and $5.5 million, respectively, in net proceeds from financing agreements related to facility modernization projects at two North American manufacturing facilities. These financing agreements were structured with unrelated third party financial institutions (the “Investor”) and their wholly-owned community development entities in connection with the Company’s participation in transactions qualified under the federal New Market Tax Credit program, pursuant to Section 45D of the Internal Revenue Code of 1986, as amended. Through its participation in this program, the Company has secured low interest financing and the potential for future debt forgiveness related to eligible capital projects. Upon closing of these transactions, the Company provided an aggregate of $27.6 million, to the Investor in the form of loans receivable, with a term of thirty years, bearing an interest rate of approximately 2.0% per annum. Additionally, the Company received aggregate loan proceeds of $37.4 million ($27.6 million of which was derived from the aforementioned loans receivable) payable to the community development entities sponsoring each project. Similar to the loans receivable, these loans have a term of thirty years and bear an interest rate of approximately 2.0% per annum. As collateral for these loans, the Company has granted a security interest in the assets acquired with the loan proceeds. No earlier than December 2018 and upon meeting certain conditions, both the Investor and the Company have the ability to trigger forgiveness of the net debt which could result in a net non-operating gain of up to $9.8 million, excluding applicable transaction costs. To the extent the loans payable are not forgiven, the Company would be required to repay the full amount of the outstanding $37.4 million principal balance and would concurrently receive a loan repayment of $27.6 million on the aforementioned loans receivable, resulting in a net $9.8 million use of liquidity.

The aggregate loans of $37.4 million are recorded in Long-Term Debt on the consolidated balance sheet and the aggregate loans receivable of $27.6 million are recorded in Other Assets on the consolidated balance sheet. The Company incurred $0.7 million of debt issuance costs related to the above transactions, which are being amortized over the life of the agreements.

At March 31, 2013 and March 31, 2012, various wholly-owned subsidiaries had outstanding debt of $49.9 million and $31.1 million, respectively, comprised primarily of loans payable as a result of the New Market Tax Credit financing agreements referenced above as well as borrowings at various foreign subsidiaries and capital lease obligations.

Accounts Receivable Securitization Program

In fiscal 2012, the Company entered into a five-year Amended and Restated Receivables Funding and Administration Agreement (the “RFAA”) by and among Rexnord Funding LLC (“Funding,” a wholly-owned bankruptcy-remote special purpose subsidiary), the financial institutions from time to time party thereto, and General Electric Capital Corporation, as a lender, a swing line lender and administrative agent (“GECC”). The RFAA is the principal operative agreement under which certain subsidiaries continuously sell substantially all of their domestic trade accounts receivable to Funding for cash and subordinated notes (the “Program”). Funding in turn may obtain revolving loans and letters of credit from GECC under the RFAA. The maximum borrowing amount under the RFAA is $100.0 million, subject to certain eligibility requirements related to the amount and type of receivables owned by Funding; the RFAA also contains an “accordion” provision pursuant to which Funding can request that the facility be increased by $75.0 million. All of the receivables purchased by Funding are pledged as collateral for revolving loans and letters of credit obtained from GECC under the RFAA.

The Program does not qualify for sale accounting under ASC 860, Transfers and Servicing (“ASC 860”), and as such, any borrowings are accounted for as secured borrowings on the consolidated balance sheet. Financing costs associated with the Program are recorded within “Interest expense, net” in the consolidated statement of operations if revolving loans or letters of credit are obtained under the RFAA.

Borrowings under the RFAA bear interest at a rate equal to LIBOR plus 2.25%. Outstanding borrowings mature on May 20, 2016. In addition, a non-use fee of 0.50% is applied to the unutilized portion of the $100.0 million commitment. These rates are per annum and the fees are paid to GECC on a monthly basis.

At March 31, 2013, the Company’s available borrowing capacity under the Program was $100.0 million, based on the current accounts receivables balance subject to the Program. There were no borrowings outstanding under the Program as of March 31, 2013. Additionally, the Program requires compliance with certain covenants and performance ratios contained in the RFAA. As of March 31, 2013, Funding was in compliance with all applicable covenants and performance ratios.

Future Debt Maturities

Future maturities of debt as of March 31, 2013 were as follows (in millions):

Year ending March 31,
2014	$169.3
2015	8.4
2016	8.4
2017	9.9
2018	5.9
Thereafter (1)	1,929.7

$2,131.6

(1)	Includes the unamortized original issue discount of $3.5 million at March 31, 2013 from the term loan facility.

Cash interest paid for the years ended March 31, 2013, 2012 and 2011 was $149.4 million, $171.5 million, and $143.6 million, respectively.

12.	Derivative Financial Instruments

The Company is exposed to certain financial risks relating to fluctuations in foreign currency exchange rates. The Company currently selectively uses foreign currency forward exchange contracts to manage its foreign currency risk. All hedging transactions are authorized and executed pursuant to defined policies and procedures that prohibit the use of financial instruments for speculative purposes.

Foreign Exchange Contracts

The Company periodically enters into foreign currency forward contracts to mitigate the foreign currency volatility relative to certain intercompany and external cash flows expected to occur. The Company currently has entered into foreign currency forward contracts that exchange Canadian dollars (“CAD”) for United States dollars (“USD”), USD for Euro (“EUR”) and EUR for Czech Koruna (“CZK”). The forward contracts in place as of March 31, 2013 expire between April 2013 and December 2013 and have total notional amounts in connection with CAD for USD contracts of $10.0 million CAD ($10.2 million USD) with contract rates ranging between $0.98CAD:$1USD to $0.99CAD:$1USD, USD for EUR contracts of $0.5 million USD (€0.4 million EUR) with rates ranging between $1.29USD:€1EUR to $1.34USD:€1EUR and EUR for CZK of €2.5 million EUR (63.6 million CZK) with rates approximating €0.04EUR:1CZK.

These foreign currency forward contracts were not accounted for as effective cash flow hedges in accordance with ASC 815, Derivatives and Hedging (“ASC 815”) and as such were marked to market through earnings. See the amounts recorded on the consolidated balance sheets and recognized within the consolidated statements of operations related to the Company’s foreign currency forward contracts within the tables below.

Interest Rate Swaps

Effective March 5, 2012, in connection with the Company’s refinancing of the senior secured credit facility, the Company terminated the three interest rate swaps previously aligned to the prior term loans. See Note 11 Long-Term Debt for additional information on the refinancing of senior secured credit facilities. As a result of the termination of the interest rate swaps, there were no related balances reflected in the consolidated balance sheets as of March 31, 2013 and March 31, 2012. See amounts recognized within the consolidated statements of operations for the twelve months ended March 31, 2012 and March 31, 2011 related to the Company’s interest rate swaps within the tables below.

The Company’s derivatives are measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosure (“ASC 820”). See Note 13 Fair Value Measurements for more information as it relates to the fair value measurement of the Company’s derivative financial instruments.

The following table indicates the location and the fair value of the Company’s derivative instruments within the consolidated balance sheet.

Fair value of derivatives not designated as hedging instruments under ASC 815-20 (in millions):

	Asset Derivatives
	March 31, 2013	March 31, 2012	Balance Sheet Classification
Foreign currency forward contracts	$0.3	$—	Other current assets

	Liability Derivatives
Foreign currency forward contracts	$0.1	$—	Other current liabilities

The following tables indicate the location and the amount of gains and losses associated with the Company’s derivative instruments, net of tax, recognized within the consolidated statements of operations. The information is segregated between designated, qualifying ASC 815-20 hedging instruments and non-qualifying, non-designated hedging instruments (in millions):

Derivative instruments designated as cash flow hedging relationships under ASC 815-20	Location of loss reclassified from accumulated OCI into income	Amount of loss reclassified from accumulated OCI into income
		Year Ended March 31,
		2013	2012	2011
Interest rate swaps	Interest expense, net	$—	$(5.8)	$(7.5)
	Loss on the extinguishment of debt	—	(3.2)	—

	Total	$—	$(9.0)	$(7.5)

Derivative instruments not designated as hedging relationships under ASC 815-20	Location of gain or (loss) recognized in income on derivatives	Amount recognized in other income (expense), net
		Year Ended March 31,
		2013	2012	2011
Foreign currency forward contracts	Other income (expense), net	$0.5	$0.5	$(0.1)

13.	Fair Value Measurements

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about the assumptions a market participant would use.

In accordance with ASC 820, fair value measurements are classified under the following hierarchy:

•	Level 1—Quoted prices for identical instruments in active markets.

•

Level 2—Quoted prices for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable.

•	Level 3—Model-derived valuations in which one or more inputs or value-drivers are both significant to the fair value measurement and unobservable.

If applicable, the Company uses quoted market prices in active markets to determine fair value, and therefore classifies such measurements within Level 1. In some cases where market prices are not available, the Company makes use of observable market based inputs to calculate fair value, in which case the measurements are classified within Level 2. If quoted or observable market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based parameters. These measurements are classified within Level 3 if they use significant unobservable inputs.

The Company’s fair value measurements which were impacted by ASC 820 as of March 31, 2013 include:

Foreign Currency Forward Contracts

The fair value of foreign currency forward contracts is based on a pricing model that utilizes the differential between the contract price and the market-based forward rate as applied to fixed future deliveries of currency at pre-designated settlement dates.

The Company endeavors to utilize the best available information in measuring fair value. As required by the standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has determined that its foreign currency forward contracts reside within Level 2 of the fair value hierarchy. There were no transfers of assets between levels during the year ended March 31, 2013. The fair value of financial instrument assets and liabilities as of March 31, 2012 was immaterial.

The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as of March 31, 2013 (in millions):

	Fair Value as of March 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Foreign currency forward contracts	$—	$0.3	$—	$0.3

Total assets at fair value	$—	$0.3	$—	$0.3

Liabilities
Foreign currency forward contracts	$—	$0.1	$—	$0.1

Total liabilities at fair value	$—	$0.1	$—	$0.1

Fair Value of Non-Derivative Financial Instruments

The carrying amounts of cash, receivables, payables and accrued liabilities approximated fair value at March 31, 2013 and March 31, 2012 due to the short-term nature of those instruments. The carrying value of long-term debt recognized within the consolidated balance sheets as of March 31, 2013 and March 31, 2012 was approximately $2,131.6 million and $2,423.7 million, respectively, whereas the fair value of long-term debt as of March 31, 2013 and March 31, 2012 was approximately $2,254.1 million and $2,524.9 million, respectively. The fair value is based on quoted market prices for the same issues.

Long-lived Assets and Intangible Assets

Long-lived assets (which includes property, plant and equipment and real estate) may be measured at fair value if such assets are held-for-sale or when there is a determination that the asset is impaired. Intangible assets (which include patents, tradenames, customer relationships, and non-compete agreements) also may be measured at fair value when there is a determination that the asset is impaired. The determination of fair value for these assets is based on the best information available, including internal cash flow estimates discounted at an appropriate interest rate, quoted market prices when available, market prices for similar assets and independent appraisals, as appropriate. For real estate, cash flow estimates are based on current market estimates that reflect current and projected lease profiles and available industry information about expected trends in rental, occupancy and capitalization rates.

14.	Leases

The Company leases manufacturing and warehouse facilities and data processing and other equipment under non-cancelable operating leases which expire at various dates primarily through 2018. Rent expense under operating leases totaled $16.0 million, $14.8 million and $11.4 million for the years ended March 31, 2013, 2012 and 2011, respectively.

Future minimum rental payments for operating leases with initial terms in excess of one year as of March 31, 2013 is as follows (in millions):

Year ending March 31,
2014	$15.9
2015	12.1
2016	8.8
2017	6.6
2018	5.7
Thereafter	9.2

$58.3

15.	Stock Options

ASC 718, Compensation-Stock Compensation (“ASC 718”), requires compensation costs related to share-based payment transactions to be recognized in the financial statements. Generally, compensation cost is measured based on the grant-date fair value of the equity instruments issued. Compensation cost is recognized over the requisite service period, generally as the awards vest.

In connection with the Apollo transaction, the Board of Directors adopted, and stockholders approved, the 2006 Stock Option Plan (the “2006 Option Plan”). Persons eligible to receive options under the 2006 Option Plan include officers, employees or directors of the Company or any of its subsidiaries and certain consultants and advisors to the Company or any of its subsidiaries. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to options under the 2006 Option Plan equals 11,239,290 shares. Following the consummation of the Company’s initial public offering in April 2012, all outstanding unvested options under the 2006 Option Plan, including that portion of options that was scheduled to vest with respect to fiscal 2012 Company performance, were amended to vest solely based on continued employment with the Company over the 5 year vesting period.

In the fourth quarter of fiscal 2012, the Board of Directors (with stockholder approval) adopted the Rexnord Corporation 2012 Incentive Plan (the “2012 Incentive Plan”, and together with the 2006 Option Plan, the “Option Plans”), which operates as a successor plan to the 2006 Option Plan. The 2012 Incentive Plan is intended to continue to provide performance incentives to the Company’s officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize Rexnord’s performance and create value for Rexnord’s stockholders, but broadens the types of awards permitted by the 2006 Option Plan. The options under the 2012 Incentive Plan have a maximum term of ten years after the grant date with 50% of the options vesting three years after the grant date and the remaining 50% vesting five years after the grant date, with the exception of options granted to directors of the Company, which vest ratably over three years. With the adoption of the 2012 Incentive Plan, no further options will be granted under the 2006 Option Plan.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 8,350,000 shares of common stock further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year, within the meaning of Section 162(m) of the Internal Revenue Code. The 2012 Incentive Plan is administered by the Compensation Committee.

The fair value of each option granted under the Option Plans was estimated on the date of grant using the Black-Scholes valuation model that uses the following weighted-average assumptions:

	Year ended March 31,
	2013	2012	2011
Expected option term (in years)	7.5	7.5	7.5
Expected volatility factor	34%	34%	39%
Weighted-average risk free interest rate	1.71%	1.64%	2.28%
Expected dividend rate	0.0%	0.0%	0.0%

Options granted under the Option Plans have a term of ten years. Management’s estimate of the option term for options granted under the Option Plans is 7.5 years based on the midpoint between when the options vest and when they expire. The Company’s expected volatility assumptions are based on the expected volatilities of publicly-traded companies within the Company’s industry. The weighted average risk free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Management also assumes expected dividends of zero. The weighted-average grant date fair value of options granted under the Option Plans during fiscal 2013, 2012 and 2011 was $8.22, $7.46 and $4.04, respectively. The total fair value of options vested during fiscal 2013, 2012 and 2011 was $2.2 million, $9.0 million and $5.6 million.

During fiscal 2013, 2012 and 2011, the Company recorded $7.1 million, $3.7 million and $5.6 million of stock-based compensation, respectively (the related tax benefit on these amounts was $2.5 million for fiscal 2013, $1.4 million for fiscal 2012, and $2.2 million for fiscal 2011). During fiscal 2013, 2012 and 2011, the Company also recorded $18.1 million, $0.0 million and $0.5 million, respectively, of an excess tax benefit related to stock options exercised during the fiscal year. As of March 31, 2013, there was $19.5 million of total unrecognized compensation cost related to non-vested stock options granted under the Option Plans. That cost is expected to be recognized over a weighted-average period of 3.8 years.

Other information relative to stock options and the changes period over period are as follows:

	Year Ended March 31, 2013		Year Ended March 31, 2012		Year Ended March 31, 2011
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price
Number of shares under option:
Outstanding at beginning of period	10,874,371	$5.27	10,700,275	$4.74	10,401,197	$4.38
Granted	2,626,157	20.56	431,459	18.74	894,981	8.89
Exercised (1)	(3,746,740)	3.77	(5,465)	4.80	(424,362)	4.31
Canceled/Forfeited	(303,591)	13.58	(251,898)	5.39	(171,541)	6.08

Outstanding at end of period (2)	9,450,197	$9.85	10,874,371	$5.27	10,700,275	$4.74

Exercisable at end of period (3)	5,879,052	$5.30	8,949,922	$4.49	6,206,848	$4.06

(1)	The total intrinsic value of options exercised during fiscal 2013, 2012 and 2011 was $56.1 million, $0.1 million and $1.9 million, respectively.
(2)	The weighted average remaining contractual life of options outstanding is 6.1 years at March 31, 2013, 5.7 years at March 31, 2012 and 6.6 years at March 31, 2011. The aggregate intrinsic value of options outstanding at March 31, 2013 is $108.8 million.

(3)	The weighted average remaining contractual life of options exercisable is 4.6 years at March 31, 2013, 5.0 years at March 31, 2012 and 5.8 years at March 31, 2011. The aggregate intrinsic value of options exercisable at March 31, 2013 is $93.7 million.

	Shares	Weighted Average Grant Date Fair Value
Non-vested options at March 31, 2012	1,924,449	$3.77
Granted	2,626,157	8.22
Vested	(684,792)	3.20
Canceled/Forfeited	(294,669)	5.61

Non-vested options at March 31, 2013	3,571,145	$6.99

16.	Retirement Benefits

The Company sponsors pension and other postretirement benefit plans for certain employees. Most of the Company’s employees are accumulating retirement income benefits through defined contribution plans. However, the Company does sponsor frozen pension plans for its salaried participants and ongoing pension benefits for certain employees represented by collective bargaining. These plans provide for monthly pension payments to eligible employees upon retirement. Pension benefits for salaried employees generally are based on years of frozen credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service. The Company’s policy is to fund its pension obligations in conformity with the funding requirements under applicable laws and governmental regulations. Other postretirement benefits consist of retiree medical plans that cover a portion of employees in the United States that meet certain age and service requirements.

During the fourth quarter of fiscal 2011, the Company voluntarily changed its method of accounting for actuarial gains and losses related to its pension and other postretirement benefit plans. Previously, the Company recognized actuarial gains and losses as a component of stockholders’ equity on the consolidated balance sheet and amortized the actuarial gains and losses over participants’ average remaining service period, or average remaining life expectancy, when all or almost all plan participants are inactive, as a component of net periodic benefit cost if the unrecognized gain or loss exceeded 10 percent of the greater of the market-related value of plan assets or the plan’s projected benefit obligation at the beginning of the year (the “corridor”). Under the new method, the net actuarial gains or losses in excess of the corridor are recognized immediately in operating results during the fourth quarter of each fiscal year (or upon any re-measurement date). Net periodic benefit costs recorded on a quarterly basis would continue to primarily be comprised of service and interest cost, amortization of unrecognized prior service cost and the expected return on plan assets.

The components of net periodic benefit cost reported in the consolidated statements of operations are as follows (in millions):

	Year Ended March 31,
	2013	2012	2011
Pension Benefits:
Service cost	$1.9	$1.9	$2.0
Interest cost	31.6	33.6	33.3
Expected return on plan assets	(31.9)	(33.1)	(36.3)
Amortization of:
Prior service cost	0.6	0.3	0.3
Curtailment	0.2	—	—
Recognition of actuarial losses (gains)	7.2	7.5	(0.2)

Net periodic benefit cost	$9.6	$10.2	$(0.9)

Other Postretirement Benefits:
Service cost	$0.1	$0.1	$0.1
Interest cost	1.5	1.8	2.0
Amortization:
Prior service credit	(2.0)	(2.0)	(2.0)
Recognition of actuarial (gains) losses	(1.7)	1.6	2.7

Net periodic benefit cost	$(2.1)	$1.5	$2.8

The Company made contributions to its U.S. qualified pension plan trusts of $8.4 million, $8.4 million and $11.7 million during the years ended March 31, 2013, 2012 and 2011, respectively.

During the first quarter of fiscal 2013, the Company froze the benefits for one of its U.S. pension plans, as a result a curtailment loss of $0.2 million was recognized.

The status of the plans are summarized as follows (in millions):

	Pension Benefits		Other Postretirement Benefits
	Year ended March 31,		Year ended March 31,
	2013	2012	2013	2012
Benefit obligation at beginning of period	$(679.0)	$(601.4)	$(37.0)	$(36.4)
Service cost	(1.9)	(1.9)	(0.1)	(0.1)
Interest cost	(31.6)	(33.6)	(1.5)	(1.8)
Actuarial (losses) gains	(50.5)	(76.1)	1.8	(1.0)
Plan amendments	0.4	—	—	—
Benefits paid	40.1	37.8	4.2	3.3
Plan participant contributions	(0.3)	(0.4)	(1.0)	(1.0)
Acquisitions	(1.2)	(6.6)	—	—
Curtailment	1.1	—	—	—
Translation adjustment	2.3	3.2	—	—

Benefit obligation at end of period	$(720.6)	$(679.0)	$(33.6)	$(37.0)

Plan assets at the beginning of the period	$549.2	$523.1	$—	$—
Actual return on plan assets	54.7	50.8	—	—
Contributions	13.3	13.7	4.2	3.3
Benefits paid	(40.1)	(37.8)	(4.2)	(3.3)
Acquisitions	1.1	—	—	—
Translation adjustment	(0.5)	(0.6)	—	—

Plan assets at end of period	$577.7	$549.2	$—	$—

Funded status of plans	$(142.9)	$(129.8)	$(33.6)	$(37.0)

Net amount on Consolidated Balance Sheet consists of:
Current liabilities	$(2.9)	$(3.0)	$(2.8)	$(3.3)
Long-term liabilities	(140.0)	(126.8)	(30.8)	(33.7)

Total net funded status	$(142.9)	$(129.8)	$(33.6)	$(37.0)

As of March 31, 2013, the Company had pension plans with a combined projected benefit obligation of $720.6 million compared to plan assets of $577.7 million, resulting in an under-funded status of $142.9 million compared to an under-funded status of $129.8 million at March 31, 2012. The Company’s underfunded status has increased year-over-year primarily as a result of the decreased interest rates in fiscal 2013. Any further changes in the assumptions underlying the Company’s pension values, including those that arise as a result of declines in equity markets and changes in interest rates, could result in increased pension cost which could negatively affect the Company’s consolidated results of operations in future periods.

Amounts included in accumulated other comprehensive loss (income), net of tax, at March 31, 2013 consist of the following (in millions):

	Pension Benefits	Postretirement Benefits	Total
Unrecognized prior service cost (credit)	$1.0	$(11.1)	$(10.1)
Unrecognized actuarial loss	70.4	0.8	71.2

Accumulated other comprehensive loss (income), gross	71.4	(10.3)	61.1
Deferred income tax provision (benefit)	(25.2)	3.5	(21.7)

Accumulated other comprehensive loss (income), net	$46.2	$(6.8)	$39.4

The amounts in accumulated other comprehensive (loss) income expected to be recognized as components of net expense during the next year are prior service cost (credit) of $0.2 million and $(2.0) million for pension benefits and other postretirement benefits, respectively.

The following table presents significant assumptions used to determine benefit obligations and net periodic benefit cost (income) in weighted-average percentages:

	Pension Benefits			Other Postretirement Benefits
	As of March 31,			As of March 31,
	2013	2012	2011	2013	2012	2011
Benefit Obligations:
Discount rate	4.25%	4.83%	5.75%	3.80%	4.40%	5.40%
Rate of compensation increase	3.42%	3.40%	3.40%	n/a	n/a	n/a
Net Periodic Benefit Cost:
Discount rate	4.83%	5.75%	5.93%	4.40%	5.40%	6.00%
Rate of compensation increase	3.40%	3.40%	3.40%	n/a	n/a	n/a
Expected return on plan assets	6.00%	6.58%	7.94%	n/a	n/a	n/a

In evaluating the expected return on plan assets, consideration was given to historical long-term rates of return on plan assets and input from the Company’s pension fund consultant on asset class return expectations, long-term inflation and current market conditions.

The following table presents the Company’s target investment allocations for the year ended March 31, 2013 and actual investment allocations at March 31, 2013 and 2012.

	Plan Assets
	2013			2012
	Investment Policy (1)	Target Allocation (2)	Actual Allocation	Actual Allocation
Equity securities	20 – 30%	30%	30%	29%
Debt securities (including cash and cash equivalents)	55 – 80%	68%	67%	68%
Other	0 – 10%	2%	3%	3%

(1)	The investment policy allocation represents the guidelines of the Company’s principal U.S. pension plans based on the changes in the plans funded status.
(2)	The target allocations represent the weighted average target allocations for the Company’s principal U.S. pension plans.

The Company’s defined benefit pension investment strategy is evolving from an objective of maximizing asset returns toward a dynamic liability driven investment (“LDI”) strategy as the funded status improves. The objective is to more closely align the pension plan assets with its liabilities in terms of how both respond to interest rate changes. The plan assets are allocated into two investment categories: (i) LDI, comprised of high quality, investment grade fixed income securities and (ii) return seeking, comprised of traditional securities and alternative asset classes. All assets are managed externally according to guidelines established individually with investment managers and the Company’s investment consultant. The Company periodically undertakes asset and liability modeling studies to determine the appropriateness of the investments. The Company intends to continuously reduce the assets allocated to the return seeking category, thereby increasing the assets allocated to the LDI category based on the overall improvement in the plan funded status. No equity securities of the Company are held in the portfolio.

The fair values of the Company’s pension plan assets for both the U.S and non-U.S. plans at March 31, 2013 and 2012, by asset category were as follows (in millions). For information on the fair value hierarchy and the inputs used to measure fair value, see Note 13 Fair Value Measurements.

	As of March 31, 2013
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and cash equivalents	$1.2	$4.1	$—	$5.3
Mutual and commingled funds (1)	—	508.1	—	508.1
Alternative investments (2)	—	—	52.0	52.0
Insurance contracts	—	—	12.3	12.3

Total	$1.2	$512.2	$64.3	$577.7

	As of March 31, 2012
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and cash equivalents	$2.0	$5.8	$—	$7.8
Mutual and commingled funds (1)	—	477.8	—	477.8
Alternative investments (2)	—	—	54.8	54.8
Insurance contracts	—	—	8.8	8.8

Total	$2.0	$483.6	$63.6	$549.2

(1)	The Company’s mutual and commingled funds primarily include investments in common stock, U.S. government securities, and corporate bonds. The commingled funds also include an insignificant portion of investments in asset-backed securities or partnerships. Mutual and commingled funds are valued using quoted market prices of the underlying investments.
(2)	The Company’s alternative investments include venture capital and partnership investments. Alternative investments are valued using the net assets value, which reflects the plan’s share of the fair value of the investments.

The table below sets forth a summary of changes in the fair value of the Level 3 investments for the years ended March 31, 2013 and 2012 (in millions):

	Alternative Investments	Insurance Contracts	Total
Beginning balance, March 31, 2011	$44.3	$8.2	$52.5
Actual return on assets:
Related to assets held at reporting date	6.8	0.6	7.4
Related to assets sold during the period	0.1	—	0.1
Purchases, sales, issuances and settlements	3.6	—	3.6
Transfers in and/or out of Level 3	—	—	—

Ending balance, March 31, 2012	54.8	8.8	63.6
Actual return on assets:
Related to assets held at reporting date	(0.6)	3.5	2.9
Related to assets sold during the period	1.8	—	1.8
Purchases, sales, issuances and settlements	(4.0)	—	(4.0)
Transfers in and/or out of Level 3	—	—	—

Ending balance, March 31, 2013	$52.0	$12.3	$64.3

During fiscal 2014, the Company expects to contribute approximately $6.7 million to its defined benefit plans and $2.8 million to its other postretirement benefit plans.

Expected benefit payments to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter are as follows (in millions):

Year ending March 31,	Pension Benefits	Other Postretirement Benefits
2014	$38.9	$2.8
2015	39.6	2.9
2016	40.2	2.9
2017	41.0	2.9
2018	41.6	2.9
2019-2023	216.0	12.4

Pension Plans That Are Not Fully Funded

At March 31, 2013, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of the fair value of plan assets were $720.6 million, $710.5 million and $577.7 million, respectively.

At March 31, 2012, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of the fair value of plan assets were $679.0 million, $667.4 million and $549.2 million, respectively.

Other Postretirement Benefits

The other postretirement benefit obligation was determined using an assumed health care cost trend rate of 7.5% in fiscal 2013 grading down to 5.0% in fiscal 2018 and thereafter. The discount rate, compensation rate increase and health care cost trend rate assumptions are determined as of the measurement date.

Assumed health care cost trend rates have a significant effect on amounts reported for the retiree medical plans. A one-percentage point change in assumed health care cost trend rates would have the following effect (in millions):

	One Percentage Point Increase			One Percentage Point Decrease
	Year ended March 31,			Year ended March 31,
	2013	2012	2011	2013	2012	2011
Increase (decrease) in total of service and interest cost components	$0.1	$0.1	$0.2	$(0.1)	$(0.1)	$(0.1)
Increase (decrease) in postretirement benefit obligation	2.7	2.7	2.6	(2.3)	(2.4)	(2.3)

Multi-Employer and Government-sponsored Plans

The Company participates in certain multi-employer and government-sponsored plans for eligible employees. Expense related to these plans was $0.3 million, $0.3 million and $0.2 million for the years ended March 31, 2013, 2012 and 2011, respectively.

Defined Contribution Savings Plans

The Company sponsors certain defined-contribution savings plans for eligible employees. Expense related to these plans was $14.2 million, $11.0 million, and $6.1 million for the years ended March 31, 2013, 2012 and 2011, respectively.

17.	Income Taxes

The provision for income taxes consists of amounts for taxes currently payable and amounts for tax items deferred to future periods, as well as adjustments relating to the Company’s determination of uncertain tax positions, including interest and penalties. The Company recognizes deferred tax assets and liabilities based on the future tax consequences attributable to tax net operating loss carryforwards, tax credit carryforwards and differences between the financial statement carrying amounts and the tax bases of applicable assets and liabilities. Deferred tax assets are regularly reviewed for recoverability and valuation allowances are established based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, we have established a valuation allowance against substantially all of our deferred tax assets relating to certain foreign and state net operating loss carryforwards and a partial valuation allowance against certain others, as well as a partial valuation allowance against foreign tax credit carryforwards.

Income Tax Provision (Benefit)

The components of the provision (benefit) for income taxes are as follows (in millions):

	Year ended March 31,
	2013	2012	2011
Current:
United States	$0.1	$1.1	$0.3
Non-United States	16.9	16.7	11.1
State and local	1.0	1.6	0.5

Total current	18.0	19.4	11.9
Deferred:
United States	10.3	(0.7)	(19.1)
Non-United States	(7.0)	(6.4)	(2.1)
State and local	(1.0)	(2.9)	(0.9)

Total deferred	2.3	(10.0)	(22.1)

Provision (benefit) for income taxes	$20.3	$9.4	$(10.2)

The provision (benefit) for income taxes differs from the United States statutory income tax rate due to the following items (in millions):

	Year ended March 31,
	2013	2012	2011
Provision (benefit) for income taxes at U.S. federal statutory income tax rate	$26.3	$15.7	$(21.6)
State and local income taxes, net of federal benefit	3.0	0.9	(3.7)
Net effects of foreign rate differential	(5.4)	(1.9)	(2.2)
Net effects of foreign related operations	(4.2)	(4.3)	11.5
Net effect to deferred taxes for changes in tax rates	(0.1)	(1.2)	(0.4)
Unrecognized tax benefits, net of federal benefit	0.2	(0.8)	(1.5)
Change in net valuation allowance	—	(0.9)	7.6
Capitalized transaction costs	0.2	1.3	—
Other	0.3	0.6	0.1

Provision (benefit) for income taxes	$20.3	$9.4	$(10.2)

The provision (benefit) for income taxes was calculated based upon the following components of income (loss) before income taxes (in millions):

	Year ended March 31,
	2013	2012	2011
United States	$38.5	$21.3	$(91.0)
Non-United States	36.7	23.6	27.7

Income (loss) before income taxes	$76.2	$44.9	$(63.3)

Deferred Income Tax Assets and Liabilities

Deferred income taxes consist of the tax effects of the following temporary differences (in millions):

	Year ended March 31,
	2013	2012
Deferred tax assets:
Compensation and retirement benefits	$82.5	$82.4
US federal and state tax operating loss carryforwards	63.8	72.3
Foreign tax credit carryforwards	50.5	54.9
Foreign net operating loss carryforwards	15.6	26.0
Other	20.2	11.1

Total deferred tax assets before valuation allowance	232.6	246.7
Valuation allowance	(73.1)	(90.3)

Total deferred tax assets	159.5	156.4
Deferred tax liabilities:
Property, plant and equipment	46.3	53.6
Inventories	34.6	34.5
Intangible assets and goodwill	236.7	243.2
Cancellation of indebtedness	78.4	78.4

Total deferred tax liabilities	396.0	409.7

Net deferred tax liabilities	$236.5	$253.3

These deferred tax assets and liabilities are classified in the consolidated balance sheets based on the balance sheet classification of the related assets and liabilities.

Management has reviewed its deferred tax assets and has analyzed the uncertainty with respect to ultimately realizing the related tax benefits associated with such assets. Based upon this analysis, management has determined that a valuation allowance should be established for deferred tax assets relating to certain foreign and state net operating loss carryforwards, as well as foreign tax credit carryforwards. Significant factors considered by management in this determination included the historical operating results of the Company (including the impairment charges recorded for the year ended March 31, 2009) as well as anticipated reversals of future taxable temporary differences. A valuation allowance was recorded at March 31, 2013 and 2012 for deferred tax assets related to state net operating loss carryforwards, foreign net operating loss carryforwards and foreign tax credit carryforwards for which utilization is uncertain. The significant reduction in both the foreign net operating loss carryforwards and valuation allowance presented above was generally not due to the utilization of these particular carryforwards but rather as a result of certain restructuring relating to the divestiture based in Germany (discussed in Note 3, Acquisitions and Divestiture) rendering the possible utilization of certain related net operating loss carryforwards remote. As such, the affected deferred tax asset has been written off against its related valuation allowance. The carryforward period for the foreign tax credit is ten years. The carryforward period for the U.S. federal net operating loss carryforward is twenty years. The carryforward periods for the state net operating losses range from five to twenty years. Certain foreign net operating loss carryforwards are subject to a five year expiration period, and the carryforward period for the remaining foreign net operating losses is indefinite.

No provision has been made for United States income taxes related to approximately $138.5 million of undistributed earnings of foreign subsidiaries that are considered to be permanently reinvested. Due to existing net operating loss and foreign tax credit carryforwards, no income tax liability would generally result if such earnings were repatriated to the U.S., other than potential withholding taxes of approximately $3.4 million.

Net cash paid for income taxes to governmental tax authorities for the years ended March 31, 2013, 2012 and 2011 was $16.7 million, $17.5 million and $15.3 million, respectively.

Liability for Unrecognized Tax Benefits

The Company’s total liability for unrecognized tax benefits as of March 31, 2013 and March 31, 2012 was $27.5 million and $34.1 million, respectively.

The following table represents a reconciliation of the beginning and ending amount of the gross unrecognized tax benefits, excluding interest and penalties, for the fiscal years ended March 31, 2013 and March 31, 2012 (in millions):

	Year ended March 31,
	2013	2012
Balance at beginning of period	$29.6	$23.6
Additions based on tax positions related to the current year	—	7.8
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Settlements	(5.0)	(0.3)
Reductions due to lapse of applicable statute of limitations	(0.8)	(1.3)
Cumulative translation adjustment	0.2	(0.2)

Balance at end of period	$24.0	$29.6

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of March 31, 2013 and March 31, 2012, the total amount of unrecognized tax benefits includes $10.5 million and $10.0 million of gross accrued interest and penalties, respectively. The amount of interest and penalties recorded as income tax expense (benefit) during the fiscal years ended March 31, 2013, 2012 and 2011 was $0.9 million, $0.8 million, and $1.1 million, respectively.

During the second quarter of fiscal 2013, the Company completed an examination of its German corporate income and trade tax returns relating to VAG’s German operations for the tax periods ended December 31, 2006 through December 31, 2010. The majority of the settlement amount noted in the table above was a result of the completion of this examination. The Company paid approximately $0.4 million to conclude this examination; however, this amount was subsequently reimbursed by the prior owners in accordance with a tax indemnity agreement. In addition, as the Company was still within the one-year window from the acquisition date of VAG, the additional decrease in unrecognized net income tax benefits resulting from this settlement was treated as a reduction to goodwill versus a reduction to income tax expense.

The Company conducts business in multiple locations within and outside the U.S. Consequently, the Company is subject to periodic income tax examinations by domestic and foreign income tax authorities. Currently, the Company is undergoing routine, periodic income tax examinations in both domestic and foreign jurisdictions. In addition, a number of the Company’s German subsidiaries are currently under examination for their German corporate and trade tax returns covering multiple periods. Similarly, a number of the Company’s Italian subsidiaries are under examination with respect to their corporate income tax returns, also covering multiple periods. It appears reasonably possible that the amounts of unrecognized income tax benefits could change in the next twelve months as a result of such examinations; however, any potential payments of income tax, interest and penalties are not expected to be significant to the Company’s consolidated financial statements. With certain exceptions, the Company is no longer subject to U.S. federal income tax examinations for tax years ending prior to March 31, 2010, state and local income tax examinations for years ending prior to fiscal 2009 or significant foreign income tax examinations for years ending prior to fiscal 2008. With respect to the Company’s U.S. federal NOL carryforward, the short tax period from July 21, 2006 to March 31, 2007 (due to the change in control when Apollo Management, L.P. acquired the Company) and the tax years ended March 31, 2008 and March 31, 2009 are open under statutes of limitations; whereby, the Internal Revenue Service may not adjust the income tax liability for these years, but may reduce the NOL carryforward and any other tax attribute carryforwards to future, open tax years.

18.	Related Party Transactions

Management Services Fee

From 2006 to 2012, the Company had a management services agreement with an affiliate of Apollo for advisory and consulting services related to corporate management, finance, product strategy, investment, acquisitions and other matters relating to our business. Under the terms of the agreement, the Company incurred $3.0 million of costs in each of the years ended March 31, 2012 and 2011, plus out-of-pocket expenses in each period. Upon the consummation of the Company’s IPO in fiscal 2013, the Company and Apollo and its affiliates terminated the management consulting agreement, and in connection with the termination Apollo and its affiliates have received $15.0 million (plus $0.7 million of unreimbursed expenses) from the Company. Such payment was negotiated as a reduced amount in lieu of the one-time termination fee of $20.1 million that Apollo otherwise would be entitled to receive under the management consulting agreement, corresponding to the present value of the aggregate annual fees that would have been payable during the remainder of the term of the agreement (assuming a twelve-year term from the date of the amended agreement). No other costs or fees were incurred under the agreement in fiscal 2013.

Consulting Services

From 2006 to 2012, the Company had a management consulting agreement (the “Cypress Agreement”) with Mr. George Sherman, the Chairman of the Board, and two entities controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC (collectively, “Cypress”). The Cypress Agreement provided that Mr. Sherman had a right to serve as our Non-Executive Chairman of the Board. The Cypress Agreement also eliminated the annual consulting fees payable to Mr. Sherman and/or Cypress, but maintained provisions for the reimbursement of certain out-of-pocket expenses incurred in connection with performing the agreement. During fiscal 2013, 2012 and 2011, Mr. Sherman did not receive consulting fees under the Cypress Agreement; he did, however, receive fees in fiscal 2013, 2012 and 2011 for serving on Rexnord’s board of directors, including $250,000 annually for serving as Chairman of the Board. The Cypress Agreement was terminated as of November 2012 as a consequence of the IPO and Cypress Industrial Holdings, LLC’s then-pending dissolution.

During the years ended March 31, 2012 and 2011, the Company paid fees of approximately $0.2 million and $0.4 million, respectively, for consulting services provided by Next Level Partners, L.L.C. (“NLP”), an entity that is controlled by certain of our minority stockholders. NLP provided consulting services to us related primarily to lean manufacturing processes, consolidation and integration of operations, strategic planning and recruitment of managers and executives. During fiscal 2013, no fees were paid.

Stockholders’ Agreements

In connection with the consummation of the Apollo transaction, the Company entered into two separate stockholders’ agreements one with Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC (together with Rexnord Acquisition Holdings I, LLC, the “Apollo Holders”) and certain other of our stockholders, and the other with the Apollo Holders, George M. Sherman and Cypress (collectively, the “Stockholders’ Agreements”). All terms of the Stockholders’ Agreements terminated upon the consummation of the Company’s IPO with the exception of the registration rights provisions described below.

Under the terms of the Stockholders’ Agreements, the Company has agreed to register shares of our common stock owned by affiliates of the Apollo Holders and by Mr. Sherman under the following circumstances:

•

Demand Registration Rights. At any time upon the written request from the Apollo Holders, the Company will use its best efforts to register as soon as possible, but in any event within 90 days, the Company’s restricted shares specified in such request for resale under the Securities Act, subject to customary cutbacks. The Apollo Holders have the right to make two such written requests in any 12-month period. The Company may defer a demand registration by up to 90 days if our board of directors determines it would be materially adverse to it to file a registration statement.

•

Piggyback Rights. If at any time the Company proposes to register restricted shares under the Securities Act (other than on Form S-4 or Form S-8), prompt written notice of its intention shall be given to each stockholder. If within 15 days of delivery of such notice, stockholders elect to include in such registration statement any restricted shares such person holds, the Company will use its best efforts to register all such restricted shares. The Company will also include all such restricted shares in any demand registration or registration on Form S-3, subject to customary cutbacks.

•

Registrations on Form S-3. The Apollo Holders may request in writing an unlimited number of demand registrations on Form S-3 of its restricted shares. At any time upon the written request from the Apollo Holders, prompt written notice of the proposed registration shall be given to each stockholder. Within 15 days of delivery of such notice, the stockholders may elect to include in such registration statement any restricted shares such person holds, subject to customary cutbacks. The Apollo Holders have made a request for demand registration on Form S-3 with respect to its restricted shares. Consequently, in April 2013, the Company filed a registration statement on Form S-3 related to the offer and sale of the shares of the Company’s common stock by the Apollo Holders and by Mr. Sherman.

•

Holdback. In consideration of the foregoing registration rights, each stockholder has agreed not to transfer any restricted shares without the Company’s prior written consent for a period not to begin more than 10 days prior to the effectiveness of the registration statement pursuant to which any Company public offering shall be made and not to exceed 90 days following the consummation of any future public offering.

Nominating Agreement

On April 3, 2012 the Company entered into an agreement with Apollo pursuant to which Apollo has the right, at any time until Apollo no longer beneficially owns at least 50.1% of Rexnord’s outstanding common stock, to require Rexnord to increase the size of its board of directors by such number that, when added to the number of directors designated by Apollo, would constitute a majority of Rexnord’s board of directors, and to fill those vacancies with directors nominated by Apollo. Until such time as Apollo no longer beneficially owns at least 50.1% of the Company’s outstanding common stock, Apollo has the right to nominate four designees to the board of directors. After Apollo no longer beneficially owns at least 50.1% of the Company’s outstanding common stock, but until such time as Apollo no longer beneficially owns at least 33 1/3% of Rexnord’s outstanding common stock, Apollo will have the right to nominate three designees to the Company’s board of directors. In addition, under the Company’s bylaws, until such time as Apollo no longer beneficially owns at least 33 1/3% of the Company’s outstanding common stock, certain important matters require the approval of a majority of the directors nominated by Apollo voting on such matters.

Debt Transactions and Purchases of Debt Securities

From time to time, Apollo and the Company’s directors and executive officers have purchased debt securities from, or financed borrowings involving, the Company, or otherwise purchased the Company’s debt securities. The following paragraphs describe any such transactions that occurred during fiscal 2013 and the two previously completed fiscal years.

In April 2012, the Company redeemed $300.0 million in aggregate principal amount of its then-outstanding 11.75% Notes, and paid early redemption premiums of $17.6 million and $7.4 million of accrued interest. Certain of the Company’s affiliates, including Messrs. Sherman, Adams and Jeyarajah were holders of the 11.75% Notes at the redemption date and, therefore, received payments of principal, as well as accrued interest and prepayment premiums, in respect of such indebtedness upon the redemption in the following amounts: $2.6 million, $0.3 million and $0.3 million, respectively.

During fiscal 2013, no debt securities were purchased by Apollo or the Company’s directors and executive officers. During fiscal 2012, Mr. Sherman, the Company’s Chairman and a director, purchased approximately $0.1 million of the Company’s senior notes due 2018. During fiscal 2011, no debt securities were purchased by Apollo or the Company’s directors and executive officers.

As of March 31, 2013, Apollo did not own any of the Company’s outstanding indebtedness.

Other

One of the underwriters in the Company’s IPO (Apollo Global Securities, LLC) is an affiliate of Apollo, and an affiliate of another underwriter in the IPO (Morgan Joseph TriArtisan LLC) is owned by an affiliate of Apollo. Those underwriters received customary discounts and commissions out of the Company’s IPO proceeds in pro rata proportion to the other underwriters as follows: Apollo Global Securities received $1.4 million and Morgan Joseph TriArtisan LLC received $0.3 million.

19.	Commitments and Contingencies

The Company’s subsidiaries are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. The Company establishes reserves in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes the eventual outcome of these unresolved legal actions, either individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

In connection with the Carlyle acquisition in November 2002, Invensys plc has provided the Company with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. The Company believes that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify the Company with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are subject, together with indemnity obligations relating to other matters, to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:

•

In 2002, Rexnord Industries, LLC (“Rexnord Industries”) was named as a potentially responsible party (“PRP”), together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the “Site”), by the United States Environmental Protection Agency (“USEPA”), and the Illinois Environmental Protection Agency (“IEPA”). Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from the Company’s property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site and reimbursement of USEPA’s past costs. Rexnord Industries’ allocated share of past and future costs related to the Site, including for investigation and/or remediation, could be significant. All previously pending property damage and personal injury lawsuits against the Company related to the Site have been settled or dismissed. Pursuant to its indemnity obligation, Invensys continues to defend the Company in known matters related to the Site and has paid 100% of the costs to date.

•

Multiple lawsuits (with approximately 1,000 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by the Company’s Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, the Company’s Prager subsidiary is a defendant in two pending multi-defendant lawsuits relating to alleged personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. Additionally, there are numerous individuals who have filed asbestos related claims against Prager; however, these claims are currently on the Texas Multi-district Litigation inactive docket. The ultimate outcome of these asbestos matters cannot presently be determined. To date, the Company’s insurance providers have paid 100% of the costs related to the Prager asbestos matters. The Company believes that the combination of its insurance coverage and the Invensys indemnity obligations will cover any future costs of these matters.

In connection with the Falk Corporation (“Falk”) acquisition, Hamilton Sundstrand has provided the Company with indemnification against certain products-related asbestos exposure liabilities. The Company believes that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify the Company with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations.

The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:

•

Falk, through its successor entity, is a defendant in approximately 250 lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 600 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending the Company in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.

Certain Water Management subsidiaries are also subject to asbestos litigation. As of March 31, 2013, Zurn and an average of approximately 80 other unrelated companies were defendants in approximately 7,000 asbestos related lawsuits representing approximately 27,000 claims. Plaintiffs’ claims allege personal injuries caused by exposure to asbestos used primarily in industrial boilers formerly manufactured by a segment of Zurn. Zurn did not manufacture asbestos or asbestos components. Instead, Zurn purchased them from suppliers. These claims are being handled pursuant to a defense strategy funded by insurers.

As of March 31, 2013, the Company estimates the potential liability for the asbestos-related claims described above as well as the claims expected to be filed in the next ten years to be approximately $35.0 million of which Zurn expects to pay approximately $27.0 million in the next ten years on such claims, with the balance of the estimated liability being paid in subsequent years. The $35.0 million was developed based on an actuarial study and represents the projected indemnity payout for claims filed in the next 10 years. However, there are inherent uncertainties involved in estimating the number of future asbestos claims, future settlement costs, and the effectiveness of defense strategies and settlement initiatives. As a result, Zurn’s actual liability could differ from the estimate described herein. Further, while this current asbestos liability is based on an estimate of claims through the next ten years, such liability may continue beyond that time frame, and such liability could be substantial.

Management estimates that its available insurance to cover this potential asbestos liability as of March 31, 2013, is approximately $254.2 million, and believes that all current claims are covered by insurance. However, principally as a result of the past insolvency of certain of the Company’s insurance carriers, certain coverage gaps will exist if and after the Company’s other carriers have paid the first $178.2 million of aggregate liabilities.

As of March 31, 2013, the Company had a recorded receivable from its insurance carriers of $35.0 million, which corresponds to the amount of this potential asbestos liability that is covered by available insurance and is currently determined to be probable of recovery. However, there is no assurance that $254.2 million of insurance coverage will ultimately be available or that this asbestos liability will not ultimately exceed $254.2 million. Factors that could cause a decrease in the amount of available coverage include: changes in law governing the policies, potential disputes with the carriers regarding the scope of coverage, and insolvencies of one or more of the Company’s carriers.

The Company’s subsidiaries, Zurn PEX, Inc. and Zurn Industries, LLC were named as defendants in a number of individual and class action lawsuits in various United States courts. The plaintiffs in these suits claimed damages due to the alleged failure or anticipated failure of Zurn brass fittings on the PEX plumbing systems in homes and other structures.

In July 2012, the Company reached an agreement in principle to settle the liability underlying this litigation. The settlement is designed to resolve, on a national basis, the Company’s overall exposure for both known and unknown claims related to the alleged failure or anticipated failure of Zurn brass fittings on PEX plumbing systems, subject to the right of eligible class members to opt-out of the settlement and pursue their claims independently. The settlement received final court approval in February 2013, and utilizes a seven year claims fund, which is capped at $20 million, and is funded in installments over the seven year period based on claim activity and minimum funding criteria. The settlement also covers class action plaintiffs’ attorneys’ fees and expenses in an amount not to exceed $8.5 million and related administrative costs, which has been paid.

Historically, the Company’s insurance carrier had funded the Company’s defense in the above referenced proceedings. The Company, however, recently finalized a settlement agreement with its insurer, whereby the insurer paid the Company a lump sum in exchange for a release of future exposure related to this liability.

The Company has recorded a reserve related to this brass fittings liability, which takes into account, in pertinent part, the insurance carrier contribution, as well as exposure from the claims fund, opt-outs and the waiver of future insurance coverage.

20.	Initial public offering and debt redemption

Initial Public Offering

On April 3, 2012, the Company closed the initial public offering (“IPO”) of its common stock. In connection with the IPO, the Company registered its common stock with the SEC and subsequently offered and sold 27,236,842 shares of common stock, at a public offering price of $18.00 per share for an aggregate offering proceeds of $458.3 million, net of $28.2 million of underwriting discounts and commissions and other direct costs of the offering.

Redemption of 11.75% Notes

On April 17, 2012, the Company used a portion of the proceeds from the IPO to complete a full redemption of all of the 11.75% Notes that were then outstanding. As a result of the extinguishment the Company recognized a loss of $21.1 million, which was comprised of a $17.6 million early redemption premium and a $3.5 million of a non-cash write-off of unamortized deferred financing costs associated with the 11.75% Notes. See Note 11 Long-term debt for additional information on the early redemption of the 11.75% Notes.

21.	Business Segment Information

The results of operations are reported in two business segments, consisting of the Process & Motion Control platform and the Water Management platform. The Process & Motion Control platform designs, manufactures, markets and services specified, highly engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. This segment serves a diverse group of end markets, including mining, general industrial applications, cement and aggregates, agriculture, forest and wood products, petrochemical, energy, food & beverage, aerospace and wind energy. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves and PEX piping used in non-residential construction end-markets and engineered valves and gates for the water and wastewater treatment market. The financial information of the Company’s segments is regularly evaluated by the chief operating decision maker in determining resource allocation and assessing performance and is periodically reviewed by the Company’s Board of Directors. Management evaluates the performance of each business segment based on its operating results. The same accounting policies are used throughout the organization (see Note 2).

	Year ended March 31,
	2013	2012	2011
Net sales
Process & Motion Control	$1,266.1	$1,310.7	$1,150.4
Water Management	739.0	633.5	524.5

Consolidated	$2,005.1	$1,944.2	$1,674.9

Income (loss) from operations
Process & Motion Control	$232.2	$233.8	$179.2
Water Management	67.9	51.2	69.4
Corporate	(44.7)	(39.7)	(31.4)

Consolidated	$255.4	$245.3	$217.2

Non-operating income (expense):
Interest expense, net	$(153.3)	$(176.2)	$(180.8)
Loss on the extinguishment of debt	(24.0)	(10.7)	(100.8)
Loss on divestiture	—	(6.4)	—
Other (expense) income, net	(2.9)	(7.1)	1.1

Income (loss) from continuing operations before income taxes	75.2	44.9	(63.3)
Provision (benefit) for income taxes	20.3	9.4	(10.2)

Net income (loss) from continuing operations	$54.9	$35.5	$(53.1)
(Loss) income from discontinued operations, net of tax	(4.8)	(5.6)	1.8

Net income (loss)	$50.1	$29.9	$(51.3)

Restructuring and other similar costs (included in income from operations)
Process & Motion Control	$6.4	$0.8	$—
Water Management	2.2	5.1	—
Corporate	—	0.9	—

Consolidated	$8.6	$6.8	$—

	Year ended March 31,
	2013	2012	2011
Depreciation and Amortization
Process & Motion Control	$71.3	$80.2	$79.2
Water Management	41.1	33.8	26.7

Consolidated	$112.4	$114.0	$105.9

Capital Expenditures
Process & Motion Control	$39.6	$41.5	$32.1
Water Management	20.5	17.0	5.5

Consolidated	$60.1	$58.5	$37.6

Total Assets
Process & Motion Control	$2,426.2	$2,203.8	$2,305.0
Water Management	1,012.5	1,044.2	765.0
Corporate	35.1	42.9	29.7

Consolidated	$3,473.8	$3,290.9	$3,099.7

Net sales to third parties and long-lived assets by geographic region are as follows (in millions):

	Net Sales			Long-lived Assets
	Year Ended March 31,			March 31,
	2013	2012	2011	2013	2012	2011
United States	$1,335.0	$1,326.4	$1,212.8	$266.3	$267.3	$274.7
Europe	379.5	339.2	230.6	93.1	103.0	52.8
Rest of World	290.6	278.6	231.5	51.3	48.9	27.7

	$2,005.1	$1,944.2	$1,674.9	$410.7	$419.2	$355.2

Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for long-lived assets are based on the location of the entity that holds such assets. In accordance with ASC 280-10, Segment Reporting, long-lived assets includes movable assets and excludes net intangible assets and goodwill.

22.	Issuers of Notes and Guarantor Subsidiaries

The following schedules present condensed consolidating financial information of the Company at March 31, 2013 and 2012 and for the fiscal years ended March 31, 2013, 2012 and 2011 for: (a) Rexnord Corporation, the parent company (the “Parent”); (b) RBS Global, Inc. and its wholly-owned subsidiary Rexnord LLC, which together are co-issuers (the “Issuers”) of the outstanding 8.50% Notes; (c) on a combined basis, the domestic subsidiaries of the Company, all of which are wholly-owned by the Issuers (collectively, the “Guarantor Subsidiaries”) and are guarantors of the 8.50% Notes; and (d) on a combined basis, the foreign subsidiaries of the Company (collectively, the “Non-Guarantor Subsidiaries”). Separate financial statements of the Issuers are not presented because the Issuers are wholly owned by the Parent, which has fully and unconditionally guaranteed the 8.50% Notes. Separate financial statements of the Guarantor Subsidiaries are not presented because their guarantees of the 8.50% Notes are full, unconditional and joint and several. The Company believes separate financial statements and other disclosures regarding the Issuers and the Guarantor Subsidiaries are not material to investors.

Condensed Consolidating Balance Sheet

March 31, 2013

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$16.5	$—	$395.1	$112.5	$—	$524.1
Receivables, net	—	—	199.4	151.0	—	350.4
Inventories, net	—	—	225.7	100.5	—	326.2
Other current assets	—	—	11.3	35.1	—	46.4

Total current assets	16.5	—	831.5	399.1	—	1,247.1
Receivable from (payable to) affiliates, net	—	3.1	(0.1)	(3.0)	—	—
Property, plant and equipment, net	—	—	265.9	144.8	—	410.7
Intangible assets, net	—	—	531.2	82.3	—	613.5
Goodwill	—	—	841.0	277.4	—	1,118.4
Investment in:
Issuer subsidiaries	461.5	—	—	—	(461.5)	—
Guarantor subsidiaries	—	2,335.4	—	—	(2,335.4)	—
Non-guarantor subsidiaries	—	—	418.8	—	(418.8)	—
Insurance for asbestos claims	—	—	35.0	—	—	35.0
Other assets	—	17.7	31.3	0.1	—	49.1

Total assets	$478.0	$2,356.2	$2,954.6	$900.7	$(3,215.7)	$3,473.8

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of debt	$—	$157.9	$—	$11.4	$—	$169.3
Trade payables	—	—	132.7	75.6	—	208.3
Compensation and benefits	—	—	35.4	20.2	—	55.6
Current portion of pension and postretirement benefit obligations	—	—	3.1	2.6	—	5.7
Interest payable	—	48.1	—	—	—	48.1
Other current liabilities	—	15.1	71.2	34.9	—	121.2

Total current liabilities	—	221.1	242.4	144.7	—	608.2
Long-term debt	—	1,923.8	38.4	0.1	—	1,962.3
Note payable to (receivable from) affiliates, net	(17.1)	(345.9)	121.8	241.2	—	—
Pension and postretirement benefit obligations	—	—	118.3	52.5	—	170.8
Deferred income taxes	66.3	79.8	46.7	32.5	—	225.3
Reserve for asbestos claims	—	—	35.0	—	—	35.0
Other liabilities	0.3	15.9	16.6	10.9	—	43.7

Total liabilities	49.5	1,894.7	619.2	481.9	—	3,045.3

Total stockholders’ equity	428.5	461.5	2,335.4	418.8	(3,215.7)	428.5

Total liabilities and stockholders’ equity	$478.0	$2,356.2	$2,954.6	$900.7	$(3,215.7)	$3,473.8

Condensed Consolidating Balance Sheet

March 31, 2012

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$7.8	$—	$198.0	$92.2	$—	$298.0
Receivables, net	—	—	198.0	139.5	—	337.9
Inventories, net	—	—	225.4	94.9	—	320.3
Other current assets	0.6	—	15.5	46.0	—	62.1

Total current assets	8.4	—	637.3	372.6	—	1,018.3
Receivable from (payable to) affiliates, net	—	118.4	(93.7)	(24.7)	—	—
Property, plant and equipment, net	—	—	266.8	152.4	—	419.2
Intangible assets, net	—	—	568.1	79.0	—	647.1
Goodwill	—	—	828.8	285.9	—	1,114.7
Investment in:
Issuer subsidiaries	(41.8)	—	—	—	41.8	—
Guarantor subsidiaries	—	1,547.8	—	—	(1,547.8)	—
Non-guarantor subsidiaries	—	—	714.5	—	(714.5)	—
Insurance for asbestos claims	—	—	42.0	—	—	42.0
Other assets	—	25.6	20.0	4.0	—	49.6

Total assets	$(33.4)	$1,691.8	$2,983.8	$869.2	$(2,220.5)	$3,290.9

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of debt	$—	$9.8	$—	$0.5	$—	$10.3
Trade payables	—	—	144.2	71.4	—	215.6
Compensation and benefits	—	—	43.2	18.6	—	61.8
Current portion of pension and postretirement benefit obligations	—	—	3.6	2.7	—	6.3
Interest payable	—	49.9	—	—	—	49.9
Other current liabilities	2.9	8.2	69.5	44.1	—	124.7

Total current liabilities	2.9	67.9	260.5	137.3	—	468.6
Long-term debt	—	2,382.8	23.9	6.7	—	2,413.4
Note payable to (receivable from) affiliates, net	—	(816.8)	908.6	(91.8)	—	—
Pension and postretirement benefit obligations	—	—	114.0	46.5	—	160.5
Deferred income taxes	43.6	85.5	77.6	39.0	—	245.7
Reserve for asbestos claims	—	—	42.0	—	—	42.0
Other liabilities	—	14.2	9.4	17.9	—	41.5

Total liabilities	46.5	1,733.6	1,436.0	155.6	—	3,371.7
Total Rexnord stockholders’ (deficit) equity	(79.9)	(41.8)	1,547.8	714.5	(2,220.5)	(79.9)
Non-controlling interest	—	—	—	(0.9)	—	(0.9)

Total stockholders’ (deficit) equity	(79.9)	(41.8)	1,547.8	713.6	(2,220.5)	(80.8)

Total liabilities and stockholders’ equity	$(33.4)	$1,691.8	$2,983.8	$869.2	$(2,220.5)	$3,290.9

Condensed Consolidating Statement of Operations

Year Ended March 31, 2013

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$1,429.8	$680.4	$(105.1)	$2,005.1
Cost of sales	—	—	921.2	457.6	(105.1)	1,273.7

Gross profit	—	—	508.6	222.8	—	731.4
Selling, general and administrative expenses	—	—	268.6	137.6	—	406.2
Zurn PEX loss contingency	—	—	10.1	—	—	10.1
Restructuring and other similar charges	—	—	4.3	4.3	—	8.6
Amortization of intangible assets	—	—	47.1	4.0	—	51.1

Income from continuing operations	—	—	178.5	76.9	—	255.4
Non-operating (expense) income:
Interest expense, net:
To third parties	—	(151.3)	(1.0)	(1.0)	—	(153.3)
To affiliates	—	109.8	(90.5)	(19.3)	—	—
Loss on extinguishment of debt	—	(24.0)	—	—	—	(24.0)
Other (expense) income, net	—	(13.4)	28.8	(18.3)	—	(2.9)

(Loss) income before income taxes from continuing operations	—	(78.9)	115.8	38.3	—	75.2
(Benefit) provision for income taxes	—	(28.4)	38.8	9.9	—	20.3

(Loss) income before equity in income of subsidiaries	—	(50.5)	77.0	28.4	—	54.9
Equity in earnings of subsidiaries	50.1	100.6	23.6	—	(174.3)	—

Net income from continuing operations	50.1	50.1	100.6	28.4	(174.3)	54.9
Loss from discontinued operations	—	—	—	(4.8)	—	(4.8)

Net income	$50.1	$50.1	$100.6	$23.6	$(174.3)	$50.1

Comprehensive income	$22.7	$50.1	$91.8	$5.0	$(146.9)	$22.7

Condensed Consolidating Statement of Operations

Year Ended March 31, 2012

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$1,425.9	$630.8	$(112.5)	$1,944.2
Cost of sales	—	—	931.9	434.7	(112.5)	1,254.1

Gross profit	—	—	494.0	196.1	—	690.1
Selling, general and administrative expenses	—	—	271.2	115.9	—	387.1
Restructuring and other similar charges	—	—	4.7	2.1	—	6.8
Amortization of intangible assets	—	—	47.9	3.0	—	50.9

Income from continuing operations	—	—	170.2	75.1	—	245.3
Non-operating (expense) income:
Interest expense, net:
To third parties	(1.1)	(172.1)	(2.1)	(0.9)	—	(176.2)
To affiliates	—	116.5	(97.4)	(19.1)	—	—
Loss on debt extinguishment	(0.7)	(10.0)	—	—	—	(10.7)
Loss on divestiture	—	—	(0.6)	(5.8)	—	(6.4)
Other (expense) income, net	(0.2)	(2.8)	21.3	(25.4)	—	(7.1)

(Loss) income before income taxes from continuing operations	(2.0)	(68.4)	91.4	23.9	—	44.9
(Benefit) provision for income taxes	(0.6)	(23.9)	23.5	10.4	—	9.4

(Loss) income before equity in income of subsidiaries	(1.4)	(44.5)	67.9	13.5	—	35.5
Equity in income of subsidiaries	31.3	75.8	7.9	—	(115.0)	—

Net income from continuing operations	29.9	31.3	75.8	13.5	(115.0)	35.5
Loss from discontinued operations	—	—	—	(5.6)	—	(5.6)

Net income	$29.9	$31.3	$75.8	$7.9	$(115.0)	$29.9

Comprehensive income (loss)	$2.6	$36.1	$44.8	$6.8	$(87.7)	$2.6

Condensed Consolidating Statement of Operations

Year Ended March 31, 2011

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$1,291.9	$470.6	$(87.6)	$1,674.9
Cost of sales	—	—	838.4	331.6	(87.6)	1,082.4

Gross profit	—	—	453.5	139.0	—	592.5
Selling, general and administrative expenses	—	—	249.3	77.4	—	326.7
Amortization of intangible assets	—	—	47.9	0.7	—	48.6

Income from continuing operations	—	—	156.3	60.9	—	217.2
Non-operating (expense) income:
Interest expense, net:
To third parties	(7.1)	(172.9)	(0.3)	(0.5)	—	(180.8)
To affiliates	—	116.8	(106.2)	(10.6)	—	—
Loss on debt extinguishment	—	(100.8)	—	—	—	(100.8)
Other (expense) income, net	—	(3.1)	25.7	(21.5)	—	1.1

(Loss) income before income taxes from continuing operations	(7.1)	(160.0)	75.5	28.3	—	(63.3)
(Benefit) provision for income taxes	(3.2)	(56.0)	39.8	9.2	—	(10.2)

(Loss) income before equity in income of subsidiaries	(3.9)	(104.0)	35.7	19.1	—	(53.1)
Equity in (loss) income of subsidiaries	(47.4)	56.6	20.9	—	(30.1)	—

Net (loss) income from continuing operations	(51.3)	(47.4)	56.6	19.1	(30.1)	(53.1)
Income from discontinued operations	—	—	—	1.8	—	1.8

Net (loss) income	$(51.3)	$(47.4)	$56.6	$20.9	$(30.1)	$(51.3)

Comprehensive (loss) income	$(34.2)	$(48.2)	$64.4	$31.0	$(47.2)	$(34.2)

Condensed Consolidating Statement of Cash Flows

Year Ended March 31, 2011

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income	$50.1	$50.1	$100.6	$23.6	$(174.3)	$50.1
Non-cash adjustments	72.8	129.0	82.0	26.2	(174.3)	135.7
Changes in operating assets and liabilities, including intercompany activity	(114.2)	(307.9)	43.6	(11.4)	348.6	(41.3)

Cash provided by (used for) operating activities	8.7	(128.8)	226.2	38.4	—	144.5
Investing activities
Expenditures for property, plant and equipment	—	—	(38.4)	(21.7)	—	(60.1)
Acquisitions, net of cash	—	—	(19.6)	(1.4)	—	(21.0)
Proceeds from divestiture, net of cash	—	—	—	2.3	—	2.3
Proceeds from dispositions of property, plant and equipment	—	—	6.0	0.7	—	6.7
Loan receivable for financing under New Market Tax Credit incentive program	—	—	(9.7)	—	—	(9.7)

Cash used for investing activities	—	—	(61.7)	(20.1)	—	(81.8)
Financing activities
Proceeds from borrowings of long-term debt	—	—	14.5	0.9	—	15.4
Repayments of long-term debt	—	(311.9)	—	(1.3)	—	(313.2)
Proceeds from borrowings of short-term debt	—	—	—	12.6	—	12.6
Repayments of short-term debt	—	(0.3)	—	(7.9)	—	(8.2)
Proceeds from issuance of common stock	—	458.3	—	—	—	458.3
Proceeds from exercise of stock options	—	2.3	—	—	—	2.3
Payment of deferred financing fees	—	(2.0)	—	—	—	(2.0)
Payment of tender premium	—	(17.6)	—	—	—	(17.6)
Excess tax benefit on exercise of stock options	—	—	18.1	—	—	18.1

Cash provided by financing activities	—	128.8	32.6	4.3	—	165.7
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(2.3)	—	(2.3)

Increase in cash and cash equivalents	8.7	—	197.1	20.3	—	226.1
Cash and cash equivalents at beginning of period	7.8	—	198.0	92.2	—	298.0

Cash and cash equivalents at end of period	$16.5	$—	$395.1	$112.5	$—	$524.1

Condensed Consolidating Statement of Cash Flows

Year Ended March 31, 2012

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income	$29.9	$31.3	$75.8	$7.9	$(115.0)	$29.9
Non-cash adjustments	(31.0)	(66.4)	91.8	29.7	115.0	139.1
Changes in operating assets and liabilities, including intercompany activity	(0.4)	(35.4)	(222.1)	228.2	—	(29.7)

Cash (used for) provided by operating activities	(1.5)	(70.5)	(54.5)	265.8	—	139.3
Investing activities
Expenditures for property, plant and equipment	—	—	(44.7)	(13.8)	—	(58.5)
Loan receivable for financing under New Market Tax Credit incentive program	—	—	(17.9)	—	—	(17.9)
Proceeds from dispositions of property, plant and equipment	—	—	5.6	—	—	5.6
Proceeds from divestiture, net of transaction costs	—	—	—	3.4	—	3.4
Acquisitions, net of cash	—	—	(18.2)	(238.6)	—	(256.8)

Cash used for investing activities	—	—	(75.2)	(249.0)	—	(324.2)
Financing activities
Proceeds from borrowings of long-term debt	—	937.2	23.4	—	—	960.6
Repayments of long-term debt	—	(761.0)	—	(1.0)	—	(762.0)
Proceeds from borrowings of short-term debt	—	9.5	—	1.2	—	10.7
Repayment of short-term debt	(93.5)	(2.0)	—	(9.5)	—	(105.0)
Payment of deferred financing fees	—	(13.2)	—	—	—	(13.2)
Sale of common stock	2.1	—	—	—	—	2.1
Dividend payment to parent company	100.0	(100.0)	—	—	—	—

Cash provided by (used for) financing activities	8.6	70.5	23.4	(9.3)	—	93.2
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1.3)	—	(1.3)

Increase (decrease) in cash and cash equivalents	7.1	—	(106.3)	6.2	—	(93.0)
Cash and cash equivalents at beginning of period	0.7	—	304.3	86.0	—	391.0

Cash and cash equivalents at end of period	$7.8	$—	$198.0	$92.2	$—	$298.0

Condensed Consolidating Statement of Cash Flows

Year Ended March 31, 2011

(in Millions)

	Parent	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income	$(51.3)	$(47.4)	$56.6	$20.9	$(30.1)	$(51.3)
Non-cash adjustments	50.8	26.7	86.4	9.1	30.1	203.1
Changes in operating assets and liabilities, including intercompany activity	0.5	25.8	(12.7)	(0.9)	—	12.7

Cash (used for) provided by operating activities	—	5.1	130.3	29.1	—	164.5
Investing activities
Expenditures for property, plant and equipment	—	—	(30.1)	(7.5)	—	(37.6)
Proceeds from sale of unconsolidated affiliates	—	—	0.9	—	—	0.9
Acquisitions, net of cash	—	—	—	1.2	—	1.2

Cash used for investing activities	—	—	(29.2)	(6.3)	—	(35.5)
Financing activities
Proceeds from borrowings of long-term debt	—	1,145.0	—	—	—	1,145.0
Repayments of long-term debt	—	(1,070.1)	—	(1.0)	—	(1,071.1)
Proceeds from borrowings of short-term debt	—	—	(0.1)	2.1	—	2.0
Repayment of short-term debt	—	—	—	(2.8)	—	(2.8)
Payment of deferred financing fees	—	(14.6)	—	—	—	(15.6)
Payment of tender premium	—	(63.5)	—	—	—	(63.5)
Purchase of common stock	(1.0)	—	—	—	—	(1.0)
Net payments from issuance of common stock and stock option exercises	(1.4)	—	—	—	—	(1.4)
Excess tax benefit on exercise of stock options	—	0.5	—	—	—	0.5
Dividend payment to parent company	2.4	(2.4)	—	—	—	—

Cash provided by (used for) financing activities	—	(5.1)	(0.1)	(1.7)	—	(6.9)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	5.0	—	5.0

Increase (decrease) in cash and cash equivalents	—	—	101.0	26.1	—	127.1
Cash and cash equivalents at beginning of period	0.7	—	203.3	59.9	—	263.9

Cash and cash equivalents at end of period	$0.7	$—	$304.3	$86.0	$—	$391.0

23.	Quarterly Results of Operations (unaudited)

	Fiscal 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$493.6	$499.5	$471.7	$540.3	$2,005.1
Gross profit	178.7	186.6	167.9	198.2	731.4
Net (loss) income from continuing operations	(0.7)	20.3	11.4	23.9	54.9
Loss from discontinued operations, net of tax	(1.5)	(1.1)	(2.2)	—	(4.8)
Net (loss) income	(2.2)	19.2	9.2	23.9	50.1
Net (loss) income per share from continuing operations:
Basic	$—	$0.21	$0.12	$0.25	$0.57
Diluted	$—	$0.20	$0.11	$0.24	$0.55
Loss per share from discontinued operations:
Basic	$(0.02)	$(0.01)	$(0.02)	$—	$(0.05)
Diluted	$(0.02)	$(0.01)	$(0.02)	$—	$(0.05)
Net (loss) income per share:
Basic	$(0.02)	$0.20	$0.10	$0.25	$0.52
Diluted	$(0.02)	$0.19	$0.09	$0.24	$0.50

	Fiscal 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$469.7	$448.5	$485.9	$540.1	$1,944.2
Gross profit	165.9	159.4	164.5	200.3	690.1
Net income from continuing operations	10.9	4.2	5.5	14.9	35.5
Gain (loss) from discontinued operations, net of tax	0.3	0.3	0.1	(6.3)	(5.6)
Net income	11.2	4.5	5.6	8.6	29.9
Net income per share from continuing operations:
Basic	$0.17	$0.07	$0.08	$0.22	$0.53
Diluted	$0.16	$0.06	$0.08	$0.21	$0.50
Gain (loss) per share from discontinued operations:
Basic	$—	$—	$—	$(0.09)	$(0.08)
Diluted	$—	$—	$—	$(0.09)	$(0.08)
Net income per share:
Basic	$0.17	$0.07	$0.08	$0.13	$0.45
Diluted	$0.16	$0.06	$0.08	$0.12	$0.42

24.	Subsequent Events

The Company evaluated subsequent events from the balance sheet date of March 31, 2013 through May 21, 2013 and has concluded that the following subsequent event occurred during such period:

Incremental Assumption Agreement

On April 24, 2013, the Company entered into an Incremental Assumption Agreement (the “Incremental Assumption Agreement”) with Credit Suisse AG, as administrative agent and refinancing term lender, relating to the Second Restated Credit Agreement.

The Incremental Assumption Agreement modifies certain terms of the term loan facility under the Second Restated Credit Agreement. It reduces the interest rates applicable to borrowings under such facility by seventy-five (75) basis points per annum, effectively resulting in a current interest rate of 3.75%, determined as the LIBO rate (subject to a 1.00% floor) plus 2.75%. The Incremental Assumption Agreement also resets a 1.00% penalty on certain prepayments occurring on or prior to October 24, 2013. On April 24, 2013, as a condition precedent to the effectiveness of the Incremental Assumption Agreement, the Company made a $150.0 million prepayment of the term loan facility. Additionally, principal payments of $2.0 million are scheduled to be made at the end of each calendar quarter until December 2017. Other material terms of the Second Restated Credit Agreement remain unchanged. The Company expects to recognize an expense in the first quarter of fiscal 2014, primarily comprised of a non-cash write-off of deferred financing costs, associated with the transaction. The Company does not expect the expense to have a significant impact on the results of operations, financial position or cash flows.

PROSPECTUS

67,941,189 Shares

Rexnord Corporation

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 67,941,189 shares of common stock of Rexnord Corporation by the selling stockholders identified in this prospectus. We are registering the offer and sale of the shares on behalf of the selling stockholders.

The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at fixed or privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.

Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RXN.” On May 29, 2013, the last reported sale price of our common stock on the NYSE was $19.47.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 4, and the “Risk Factors” sections in the documents incorporated herein by reference, for discussions of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 7, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in or incorporated by reference into this prospectus that are important to our business, including, without limitation, Falk®, Rexnord®, Rex®, Prager™, Renew®, FlatTop™, Steelflex®, Thomas®, Omega®, Viva®, Wrapflex®, Lifelign®, True Torque®, Addax®, Shafer®, PSI®, Cartriseal®, Autogard®, Zurn®, Wilkins®, Aquaflush®, AquaSense®, AquaVantage®, Zurn One®, Zurn One Systems®, EcoVantage®, HydroVantage™, AquaSpec®, VAG®, GA®, Rodney Hunt® and Fontaine®. Any other trademarks appearing or incorporated by reference in this prospectus are the property of their holders.

i

PROSPECTUS SUMMARY

The following summary contains information about Rexnord Corporation and its common stock. It does not contain all of the information that may be important to you in making a decision to purchase shares being offered by the selling stockholders. For a more complete understanding of Rexnord Corporation, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Statements Concerning Forward-Looking Statements” and “Where You Can Find Additional Information.” Unless otherwise noted, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries. As used in this prospectus, “fiscal year” refers to our fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2013” or “fiscal 2013” means the period from April 1, 2012 to March 31, 2013).

Our Company

Rexnord is a growth-oriented, multi-platform industrial company with what it believes are leading market shares and highly trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification have allowed us to provide highly engineered, mission critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. Our Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, and PEX piping used primarily in non-residential construction end markets and engineered valves and gates for the water and wastewater treatment market.

On July 21, 2006, affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), George M. Sherman and certain members of management acquired RBS Global through the merger of an Apollo affiliate with and into RBS Global, and RBS Global became an indirect, wholly-owned subsidiary of Rexnord Corporation (the “Merger”). Rexnord Corporation was incorporated in Delaware in 2006.

Our Principal Stockholders

Our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P., which we collectively refer to herein as the “Apollo Funds” (unless the context otherwise indicates) and which beneficially own 62,554,045 shares or approximately 64% of our common stock. Apollo Management, L.P. is an affiliate of Apollo Global Management, LLC, a leading global alternative asset investment manager with offices in New York, Los Angeles, London, Houston, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of March 31, 2013, Apollo had assets under management of approximately $114 billion in its private equity, capital markets and real estate businesses.

Additional Information

For a description of our business, financial condition, results of operations and other important information regarding Rexnord, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

Our principal executive offices are located at 4701 West Greenfield Avenue, Milwaukee, WI 53214, and our telephone number is (414) 643-3739. The address of our internet site is www.rexnord.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

Recent Developments

As previously announced, our board of directors has initiated a review of strategic alternatives to enhance shareholder value. The board has engaged Goldman, Sachs and Co. and Deutsche Bank Securities Inc. to serve as its financial advisers in that process. The alternatives considered could include the possible sale of the Company, the possible sale of one or both of its business platforms or the maintenance of the current structure and execution of the existing business strategy. There can be no assurance that we will enter into any transaction in the future, and no decision has been made to enter into a transaction as of the date of this prospectus.

The Offering

The following summary describes certain terms of our common stock and the proposed offering of shares of our common stock by the selling stockholders. The “Description of Capital Stock” section of this prospectus contains more detailed descriptions of the terms and conditions of our common stock.

Shares of common stock offered for resale by the selling stockholders in this offering	67,941,189 shares.

Shares of common stock outstanding as of May 29, 2013	97,211,254 shares.

Common stock voting rights	Each share of our common stock entitles its holder to one vote.

Dividend policy	We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness. See “Dividend Policy.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders pursuant to this prospectus. See “Use of Proceeds.”

NYSE symbol	“RXN.”

Risk factors	Please see the sections entitled “Risk Factors” included in this prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2013, or our subsequent filings with the SEC, which are incorporated by reference into this prospectus, for a discussion of some of the factors you should carefully consider before deciding to purchase our common stock.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus or incorporated by reference into this prospectus. In addition to those listed below and elsewhere in this prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended March 31, 2013, and any subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to this Offering

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

There are 97,211,254 shares of our common stock outstanding as of May 29, 2013, and we are registering 67,941,189 shares for resale by the selling stockholders pursuant to this prospectus. All of the outstanding shares of our common stock are eligible for resale under Rule 144 or Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”), subject to volume limitations and applicable holding period requirements.

As of March 31, 2013, we had options for an aggregate of 15.3 million shares of our common stock either outstanding or authorized for future issuance pursuant to Roll-Over Options issued in connection with the Merger, under our former 2006 Stock Option Plan or under our 2012 Performance Incentive Plan; issuances of these shares are registered on Registration Statements on Form S-8. Accordingly, shares of our common stock registered under such registration statements will be available for sale in the open market upon exercise by the holders of such options, subject to vesting restrictions and Rule 144 limitations applicable to our affiliates.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the selling stockholders, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ business;

•	the public’s reaction to our press releases, developments related to the review of strategic alternatives, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock or industry;

•

market and industry perception of our success, or lack thereof, in pursuing our growth strategy or other business strategies, including the results of the recently announced evaluation of strategic alternatives;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental laws and regulation (or interpretation or enforcement thereof);

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•	changes in our capital structure;

•	sales of common stock by us, the Apollo Funds or their affiliated funds, the other selling stockholder or members of our management team; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Apollo controls us and its interests may conflict with or differ from your interests as a stockholder.

The Apollo Funds beneficially own approximately 64% of our common stock. As long as Apollo controls shares representing at least a majority of the total voting power of our outstanding stock, the Apollo Funds will be able to unilaterally determine the outcome of most stockholder votes, and other stockholders will not be able to affect the outcome of any such votes. In addition, representatives of Apollo comprise four of our nine directors and the consent of a majority of the voting directors designated by Apollo is required under our bylaws in connection with certain important corporate actions. As a result of that representation and various bylaw provisions, Apollo has the ability to prevent or initiate or approve any transaction that requires the approval of our board of directors (or the directors designated by Apollo) or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets.

The interests of Apollo could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership currently held by the Apollo Funds could delay, defer, cause or prevent a change of control of us or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. Apollo is in the business of making or advising on investments in companies and holds, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which Apollo or any of its members, directors, employees or other affiliates (the “Apollo Group”) participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented to an Apollo Group member solely in such person’s capacity as a member of our board of directors and with respect to which no other member of the Apollo Group independently receives notice or otherwise identifies such business opportunity prior to us becoming aware of it, or if the business opportunity is initially identified by the Apollo Group solely through the disclosure of information by or on behalf of us.

So long as the Apollo Funds continue to beneficially own a significant amount of our equity, even if such amount is less than 50%, Apollo may continue to be able to strongly influence or effectively control our decisions. For example, our bylaws require the approval of a majority of the directors nominated by the Apollo Funds voting on the matter for certain important matters, including mergers and acquisitions, issuances of equity and the incurrence of debt, so long as the Apollo Funds beneficially own at least 33 1/3% of our outstanding common stock. See “Description of Capital Stock” elsewhere in this prospectus.

We currently have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We currently have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. The terms governing our outstanding debt also include limitations on the ability of our subsidiaries to pay dividends to us. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

The Apollo Funds currently control a majority of our voting common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that we have a majority of independent directors on our board of directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

As a result, we do not have a majority of independent directors nor do our nominating and corporate governance and compensation committees consist entirely of independent directors and we are not required to have an annual performance evaluation of the nominating and corporate governance and compensation committees. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Our organizational documents and the provisions of a nominating agreement with Apollo may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

Provisions of our certificate of incorporation and bylaws and the provisions of a nominating agreement with Apollo may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors, including in some cases the approval of a majority of the directors nominated by Apollo. These provisions include:

•	having a classified board of directors;

•	establishing limitations on the removal of directors;

•	prohibiting cumulative voting in the election of directors;

•

empowering only the board to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise, and requiring that, as long as the Apollo Funds continue to beneficially own at least 33 1/3% of our common stock, any vacancy resulting from the death, removal or resignation of an Apollo designee be filled by a majority of the remaining directors nominated by the Apollo Funds;

•

as long as the Apollo Funds continue to beneficially own more than 50.1% of our common stock, granting the Apollo Funds the right to increase the size of our board of directors and to fill the resulting vacancies at any time;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	prohibiting stockholders from acting by written consent or calling a special meeting if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds;

•

requiring the approval of a majority of the directors nominated by the Apollo Funds voting on the matter to approve certain business combinations and certain other significant matters so long as the Apollo Funds beneficially own at least 33 1/3% of our common stock; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change in control of us. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our bylaws and a nominating agreement with Apollo also require the approval of a majority of directors nominated by the Apollo Funds voting on the matter for certain important matters, including mergers and acquisitions, issuances of equity and the incurrence of debt, as long as the Apollo Funds beneficially own at least 33 1/3% of our outstanding common stock. In addition, as long as the Apollo Funds beneficially own a majority of our outstanding common stock, the Apollo Funds will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and certain corporate transactions. Together, these charter, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. See “Description of Capital Stock—Certain Anti-Takeover, Limited Liability and Indemnification Provisions” for more information. Furthermore, the existence of the foregoing provisions, as well as the significant common stock currently beneficially owned by the Apollo Funds and its rights to nominate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” herein and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2013, or in our subsequent filings with the SEC, and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the impact of our substantial indebtedness;

•	the effect of local, national and international economic, credit and capital market conditions on the economy in general, and on our customers and the industries in which we operate in particular;

•	access to available and reasonable financing on a timely basis and the availability of financing for our customers;

•	our competitive environment;

•	loss of any significant customer;

•	dependence on independent distributors;

•	general economic and business conditions, market factors and our dependence on customers in cyclical industries;

•	the seasonality of our sales;

•	impact of weather on the demand for our products;

•	changes in technology and manufacturing techniques;

•	loss of key personnel;

•	increases in cost of our raw materials and our possible inability to increase product prices to offset such increases;

•	the loss of any significant customer;

•	inability to make necessary capital expenditures;

•	risks associated with international operations, which have increased in size due to our recent acquisitions;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental, health and safety laws and regulations;

•	the costs of asbestos claims;

•	potential impairment of goodwill;

•	a declining construction market;

•	solvency of insurance carriers;

•	changes in governmental laws and regulations, or the interpretation or enforcement thereof, including for environmental matters;

•	viability of key suppliers;

•	reliance on intellectual property;

•	potential product liability claims;

•	work stoppages by unionized employees;

•	the costs related to strategic acquisitions or divestitures or the integration of recent and future acquisitions into our business;

•	the effects of reviews of strategic alternatives;

•	changes in pension funding requirements and costs of maintaining healthcare insurance and benefits; and

•	control by our principal stockholders and anti-takeover provisions in our charter documents.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you or that could cause our actual results to differ materially from the results referred to in any forward-looking statement. All forward-looking statements in this prospectus attributable to us apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. All forward-looking statements included in documents incorporated by reference into this prospectus apply only as of the date of such documents. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The net proceeds from the sale of the shares offered pursuant to this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. In addition, our senior secured credit facilities and the indenture governing our senior notes limit our ability to pay dividends or other distributions on our common stock. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

Certain selling stockholders may be deemed an underwriter as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that the selling stockholders may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. Each selling stockholder represented to us that it was a qualified institutional buyer or an accredited investor and was acquiring shares of our common stock for investment and had no present intention of distributing the shares. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-3 with respect to the resale of the shares of our common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares following the offering. We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Stockholder	Number of Shares Owned Prior to the Offering(1)	Number of Shares That May Be Sold in the Offering	Number of Shares Owned Following the Offering(2)
Apollo Funds(3)	62,554,045	62,554,045	—
George M. Sherman(4)	5,387,144	5,387,144	—

(1)	Based on information provided to us by the selling stockholders.
(2)	Assuming that all shares that may be sold in the offering are sold.
(3)

Represents 32,587,093 shares of our common stock owned by Rexnord Acquisition Holdings I, LLC (“Rexnord I”) and 29,966,952 shares of our common stock owned by Rexnord Acquisition Holdings II, LLC (“Rexnord II” and, together with Rexnord I, the “Apollo Holders”). Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Rexnord I. Apollo Management VI, L.P. (“Management VI”) is the manager of Rexnord I and Rexnord II, and of AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, and Apollo Management is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Holdings GP and Principal I GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Holders. The address of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and of Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(4)	Represents 1,355,409 shares of our common stock owned by Mr. Sherman, 98,097 shares held by Betsy R. Sherman (Mr. Sherman’s spouse), 939,648 shares held by trusts of which Mr. Sherman’s spouse is a trustee (Sherman Family Trust II and Sherman Family Trust III), 454,195 shares held by the Sherman Family Foundation (a charitable trust of which Mr. Sherman and his spouse are trustees), and 2,539,795 shares subject to options that are exercisable by Mr. Sherman.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by the board of directors. As of May 29, 2013, there were 97,211,254 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our existing common stock is validly issued, fully paid and nonassessable.

The discussion below describes the most important terms of our capital stock, certificate of incorporation, bylaws and certain agreements among us and certain of our stockholders. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our certificate of incorporation and bylaws and to those agreements, which are exhibits to our Annual Report on Form 10-K for the year ended March 31, 2013, which is incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock would be able to, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares would not be able to elect any directors.

Dividend Rights. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any outstanding preferred stock. Our senior secured credit facilities and other debt instruments may impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation or dissolution of Rexnord Corporation, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including any then-outstanding preferred stock.

Registration Rights. In connection with the consummation of the Merger, the Company entered into two separate stockholders’ agreements—one with affiliates of the Apollo Funds and certain other of our stockholders, and the other with affiliates of the Apollo Funds, George M. Sherman and two entities controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC (collectively, the “Stockholders’ Agreements”). Under the terms of the Stockholders’ Agreements, we have agreed, under certain circumstances, to register shares of our common stock owned by affiliates of the Apollo Funds. In connection with any such registration, Mr. Sherman is entitled to exercise piggyback registration rights.

Other Matters. The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors, without further stockholder approval, may issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the DGCL. Our certificate of incorporation, bylaws and the Nominating Agreement, dated April 3, 2012, between us and Apollo Management VI, L.P., contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management.

“Blank Check” Preferred Stock. Our certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Classified Board. Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

Removal of Directors; Vacancies. Our certificate of incorporation and bylaws provide that a director may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors. Until the Apollo Funds no longer beneficially own at least 50.1% of our outstanding common stock, certain vacancies caused by an increase in the size of the board of directors requested by the Apollo Funds must be filled by the directors nominated by the Apollo Funds then in office. In addition, until the Apollo Funds no longer own at least 33 1/3% of our outstanding common stock, the removal of a director nominated by the Apollo Funds must be filled by the directors nominated by the Apollo Funds then in office.

No Cumulative Voting. Our certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our bylaws do not permit stockholder action without a meeting by consent if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds. The bylaws also provide that if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds, special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. These provisions generally do not apply to nominations of directors by the Apollo Funds.

Board of Directors. If the Apollo Funds or their affiliates beneficially own at least 50.1% of our common stock, the Apollo Funds will have the right to require the board of directors to be expanded and the directors nominated by the Apollo Funds then in office will have the right to nominate directors to fill these vacant seats.

Apollo Approval Rights. Until such time as the Apollo Funds no longer beneficially own at least 33 1/3% of the total number of shares of our common stock outstanding at any time, the approval of a majority of a quorum of the members of our board of directors, which must include the approval of the majority of the directors nominated by the Apollo Funds voting on the matter, will be required for a consolidation or merger with or into any other entity, or a transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity and other business combinations and to approve certain other matters.

Delaware Takeover Statute. Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our certificate of incorporation limits the liability of our officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This certificate of incorporation provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate and bylaws also generally provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

We currently maintain liability insurance for our directors and officers. In addition, certain of our directors are also insured under Apollo’s professional liability insurance policies and may be indemnified under Apollo’s bylaws or other constitutive documents.

Our certificate of incorporation and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change in control of Rexnord Corporation.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

•

we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or our legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•

we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

We have entered into indemnification agreements with our directors and certain officers. The indemnification agreements provide generally that we must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the indemnification agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunity

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which the Apollo Group participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented to an Apollo Group member solely in such person’s capacity as a member of our board of directors and with respect to which no other member of the Apollo Group independently receives notice or otherwise identifies such business opportunity prior to us becoming aware of it, or if the business opportunity is initially identified by the Apollo Group solely through the disclosure of information by or on behalf of us.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ours to us or to our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consent to this forum selection provision.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “RXN.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

This discussion does not address U.S. federal estate tax or the Medicare contribution tax on certain net investment income. A non-U.S. holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.

Dividends

Although we do not anticipate that we will pay any dividends on our common stock, if dividends are paid to non-U.S. holders, such dividends, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be subject to U.S. federal income tax withholding at a rate of 30% (or a lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—FATCA” below for further details.

Because it will generally not be known, at the time a non-U.S. holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that you receive on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, you may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.

If the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, withholding should not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•

we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, generally a non-U.S. holder would be subject to taxation with respect to a taxable disposition of our common stock, only if at any time during that five-year or shorter period it owned more than 5% directly or by attribution, of that class of common stock.

We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation. Because the determination of whether we are a United States real property holding corporation depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we will not become a United States real property holding corporation in the future. If we were treated as a U.S. real property holding corporation during the relevant period described in the third bullet point above, any taxable gains recognized by a non-U.S. holder on the sale or other taxable disposition of our common stock would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States except the branch profits tax would not apply. See “—Effectively Connected Income.” In addition, if our common stock ceases to be traded on an established securities market the transferee of our common stock would generally be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 10% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of our common stock. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Final Treasury regulations defer this withholding obligation until January 1, 2014 for payments of dividends on U.S. common stock and until January 1, 2017 for gross proceeds from dispositions of U.S. common stock.

FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to sell shares directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to underwriters, broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•

enter into option or other transactions with underwriters, broker-dealers or other financial institutions that require the delivery to the underwriter, broker-dealer or other financial institution of shares of the common stock, which the underwriter, broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a underwriter or broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

With respect to a particular offering of the shares of common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific shares of common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in Rexnord Corporation’s Annual Report (Form 10-K) for the year ended March 31, 2013, including the schedule appearing therein, and the effectiveness of Rexnord Corporation’s internal control over financial reporting as of March 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 1-35475). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (414) 643-3739 or by mail at Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Certain information about our company may also be obtained from our website at www.rexnord.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

•	Our Current Report on Form 8-K, dated April 24, 2013.

•

The description of our common stock set forth in our Registration Statement on Form 8-A dated March 26, 2012, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Attention: Corporate Secretary

Telephone: (414) 643-3739

You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

11,000,000 Shares

Rexnord Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

BofA Merrill Lynch	Credit Suisse

Co-Managers

Baird	BMO Capital Markets Janney Montgomery Scott	Apollo Global Securities